    As filed with the Securities and Exchange Commission on October 8, 1996


                                                      Registration No. 333-09799
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5


                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  LASON, INC.
             (Exact name of registrant as specified in its charter)
                            ------------------------

                                    DELAWARE
                        (State or other jurisdiction of
                         incorporation or organization)

                                      7398
                          (Primary Standard Industrial
                          Classification Code Number)

                                   38-3214743
                                (I.R.S. Employer
                             Identification Number)

                            1305 STEPHENSON HIGHWAY

                              TROY, MICHIGAN 48083
                           TELEPHONE: (810) 597-5800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                    GARY L. MONROE, CHIEF EXECUTIVE OFFICER

                            1305 STEPHENSON HIGHWAY
                              TROY, MICHIGAN 48083
                           TELEPHONE: (810) 597-5800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                               H. KURT VON MOLTKE
                                KIRKLAND & ELLIS
                            200 EAST RANDOLPH DRIVE
                            CHICAGO, ILLINOIS 60601

                               LAURENCE B. DEITCH
                              SEYBURN, KAHN, GINN,
                            BESS, DEITCH AND SERLIN
                          2000 TOWN CENTER, SUITE 1500
                           SOUTHFIELD, MICHIGAN 48075

                              LELAND E. HUTCHINSON
                                WINSTON & STRAWN
                              35 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60601

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED OCTOBER 8, 1996


                                     LASON

                                3,000,000 SHARES

                                  COMMON STOCK

     All of the shares of Common Stock offered hereby are being sold by Lason, Inc. ("Lason" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $14.50 and $16.50 per share. See "Underwriting" for information relating to the method of determining the initial public offering price. Approximately $11.7 million of the net proceeds of the sale by the Company of the Common Stock offered hereby will be used to redeem a portion of the Common Stock owned by the Company's principal stockholder. The Common Stock has been approved for trading on the NASDAQ National Market under the symbol "LSON," subject to official notice of issuance.

                               ------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 8.
                               ------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
            TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

                                                           UNDERWRITING
                                        PRICE TO          DISCOUNTS AND         PROCEEDS TO
                                         PUBLIC           COMMISSIONS(1)         COMPANY(2)
------------------------------------------------------------------------------------------------
Per Share.......................  $                    $                    $
------------------------------------------------------------------------------------------------
Total(3)........................  $                    $                    $
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting offering expenses payable by the Company, estimated at $900,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 450,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $               , $               and
    $               , respectively.

                               ------------------

     The Common Stock is offered by the Underwriters, as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC, San Francisco,
California, on or about                , 1996.

ROBERTSON, STEPHENS & COMPANY                            WILLIAM BLAIR & COMPANY

              The date of this Prospectus is                , 1996

                                   LASON LOGO

                             "THE IMAGING COMPANY"

-----------------------------------------------     ------------------------------------------
              RECORDS MANAGEMENT
-----------------------------------------------                     [PICTURE OF SEVERAL OF THE
        - ELECTRONIC DOCUMENT CONVERSIONS                               COMPANY'S EMPLOYEES AT
       - MICROGRAPHIC DOCUMENT CONVERSIONS                              COMPUTER WORKSTATIONS]
   - ELECTRONIC DOCUMENT STORAGE AND RETRIEVAL
                                                    ------------------------------------------
-----------------------------------------------     ------------------------------------------
              DOCUMENT MANAGEMENT
-----------------------------------------------              [PICTURES OF COMPACT DISKS AND OF
         - ON-SITE FACILITIES MANAGEMENT                             COMPUTER CONTROL PANEL OF
           - HIGH VOLUME REPROGRAPHICS                              HIGH SPEED COPIER/PRINTER]
  - LASON DOCUMENT EXPRESS(TM) PRINT ON DEMAND
               - DIGITAL GRAPHICS                   ------------------------------------------
-----------------------------------------------     ------------------------------------------
            BUSINESS COMMUNICATIONS
-----------------------------------------------                           [PICTURE OF MULTIPLE
         - COLLECTION LETTER PROCESSING                                    COMPUTER TERMINALS]
           - EVENT-DRIVEN DIRECT MAIL
              - DATABASE MANAGEMENT                 ------------------------------------------
              - CO-MINGLING OF MAIL

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     UNTIL             , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
Prospectus Summary....................................................................     4
Risk Factors..........................................................................     8
The Company...........................................................................    16
Recent Acquisitions...................................................................    17
Use of Proceeds.......................................................................    19
Dividend Policy.......................................................................    19
Capitalization........................................................................    20
Dilution..............................................................................    21
Selected Consolidated Financial Data..................................................    22
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................    23
Business..............................................................................    31
Management............................................................................    44
Certain Relationships and Related Transactions........................................    52
Principal Stockholders................................................................    56
Description of Credit Agreement.......................................................    58
Description of Capital Stock..........................................................    60
Shares Eligible for Future Sale.......................................................    63
Underwriting..........................................................................    65
Validity of Common Stock..............................................................    66
Experts...............................................................................    66
Additional Information................................................................    66
Index to Unaudited Pro Forma Condensed Consolidated Financial Information, Financial
  Statements and Consolidated Financial Statements....................................   F-1

                            ------------------------

     The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements examined by its independent public accountants and quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

     Lason Document Express(TM) is a trademark of the Company.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information, including "Risk Factors" and the consolidated financial statements of the Company and notes thereto (the "Consolidated Financial Statements"), the unaudited pro forma condensed consolidated financial information of the Company and the notes thereto (the "Pro Forma Financial Information"), the financial statements of the Company's predecessor and the notes thereto, and the financial statements of certain companies acquired by the Company and the notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussions and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus. Except as otherwise indicated, all information contained in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) assumes all of the Acquisitions (as defined in "Recent Acquisitions") have been completed and (iii) has been adjusted to give effect to the Recapitalization (as defined in "Description of Capital Stock -- The Recapitalization") and a 2.5 for one stock split. See "Description of Capital Stock -- The Recapitalization." As used in this Prospectus, unless the context otherwise requires, the terms "Lason" and the "Company" refer to Lason, Inc. and include Lason, Inc. and all of its subsidiaries and its and their respective predecessors and subsidiaries.

                                  THE COMPANY

     Lason provides integrated outsourcing services for records management, document management and business communications. The investments the Company has made in imaging and communications technology, personnel, equipment and systems over the past decade have given it the capabilities and expertise to meet the growing and increasingly complex document management requirements of its customers. The Company primarily serves customers in the manufacturing, healthcare, financial services and professional services industries. The Company's core competencies in input processing, data management and output processing enable it to provide a broad range of services across a wide range of media types and allow customers to fulfill their document management outsourcing needs with a single vendor. For the year ended December 31, 1995, and the six months ended June 30, 1996, the Company had net revenues of approximately $46.6 million and $27.1 million, respectively. Today, the Company employs over 1,150 people, has operations in eight states and provides services to over 2,200 customers at 15 multi-functional imaging centers and at 40 facility management sites located on customers' premises. The Company's strategy has been to offer a wide range of services to its customers and to use technology to expand its service offerings.

     The document management industry is highly fragmented, consisting of a large number of small companies providing limited service offerings. Therefore, an important element of the Company's growth strategy is to make selected acquisitions of companies with complementary technologies or customer bases to consolidate its position as a provider of complete document management services. Since June 1995, the Company has acquired eight companies. See "Recent Acquisitions." The Company will continue to seek and evaluate additional acquisition opportunities.

     Lason's service offerings generally can be divided into the areas of records management, document management and business communications. The Company's records management services include the scanning and converting of documents from a variety of input media to a digital format. The Company also provides traditional microfilm and microfiche services. The Company's newest records management offering, Visions computer output to laser disk ("COLD") service, provides laser disk storage and retrieval of records. The Company's document management services include high-volume, quick turn-around optical and digital printing, as well as facility management operations at customer sites. The Company's newest document management service offering, Lason Document Express (print on demand), allows documents to be stored digitally, accessed on-line and printed and distributed locally or centrally, depending on end-user requirements. The Company's business communications services provide customers with rapid, reliable and cost-effective methods for making large-scale distributions of statements, reports and letters to consumers and other target audiences in response to specific events. The Company also provides customized processing services for over 400 collection agencies located throughout the United States.

     Lason believes that companies will continue to increase their use of outsourced document management services. To efficiently manage complex or large volumes of documents, a customer would be required to make a significant investment in equipment, process and technology which may only be fully utilized occasionally by a single user. Through outsourcing, companies can avoid this capital investment, as well as the risks of obsolescence that arise from rapid changes in document management technology. As companies seek to focus on their core competencies and maximize asset utilization, they are increasingly turning to outside parties who have the technological expertise, service focus, rapid turn-around capacity and full range of capabilities necessary to manage efficiently complex or large volumes of documents. In addition, the Company believes that customers will seek a single vendor capable of furnishing all or many of their document management needs rather than relying on multiple vendors with varying areas of expertise.

     The Company intends to take advantage of the trend toward increased outsourcing of document management and the highly fragmented nature of the document management services industry by pursuing the following business strategy:

     - Provide a broad range of services that will allow both existing and new customers to secure all of their needed document management services from one source;

     - Implement a comprehensive marketing program to facilitate the cross-selling of additional services to customers who are now purchasing only a limited number of services and to develop national brand recognition of the quality of Lason's services;

     - Make selective acquisitions to further broaden its geographic reach, customer base and technological capabilities and to attain economies of scale in purchasing, facility utilization and management;

     - Develop additional high value-added applications, such as Lason Document Express (print on demand), digital imaging services and COLD, within its core service offerings; and

     - Develop scalable applications utilizing an open architecture and modular approach that will enable the Company to service the unique needs of various customers across a broad range of volume requirements.

                                  THE OFFERING

Common Stock offered by the
Company.............................     3,000,000 shares

Common Stock outstanding after the
  Offering(1).......................     8,162,462 shares

Use of proceeds.....................     To repay indebtedness under the
                                         Company's credit agreement, to redeem a
                                         portion of its capital stock and for
                                         general corporate purposes, including
                                         working capital and financing of
                                         possible acquisitions. See "Use of
                                         Proceeds."

NASDAQ National Market Symbol.......     LSON
------------
(1) Includes 81,290 shares and 68,387 shares of Common Stock issuable in connection with the acquisition of Information & Image Technology of America, Inc. and Great Lakes Micrographics Corporation, respectively, assuming an initial public offering price of $15.50 per share (see "Recent Acquisitions") and excludes 555,740 shares of Common Stock issuable upon exercise of stock options outstanding after the Offering, 450,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option and, assuming an initial public offering price of $15.50 per share, 25,806 shares of Common Stock issuable upon conversion of a convertible promissory note in the amount of $400,000 issued by the Company in connection with the acquisition of National Reproductions Corp. (see "Recent Acquisitions") and 755,933 shares of Common Stock to be redeemed upon consummation of the Offering using a portion of the net proceeds from the Offering (see "Use of Proceeds" and "Description of Capital
     Stock -- The Recapitalization").

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                    (In thousands, except per share amounts)


                                           PREDECESSOR                                    COMPANY
                               ------------------------------------   ------------------------------------------------
                                               YEARS ENDED DECEMBER 31,                    SIX MONTHS ENDED JUNE 30,
                               ---------------------------------------------------------  ----------------------------
                                                                               PRO FORMA                     PRO FORMA
                                                 HISTORICAL                       AS         HISTORICAL         AS
                               ----------------------------------------------  ADJUSTED   -----------------  ADJUSTED
                                1991     1992      1993      1994      1995     1995(1)    1995      1996     1996(1)
                               ------   -------   -------   -------   -------  ---------  -------   -------  ---------
                                                                                             (UNAUDITED)
STATEMENT OF INCOME DATA:
Revenues, net of postage...... $9,909   $18,852   $31,151   $41,151   $46,605   $75,052   $23,695   $27,089   $41,677
Cost of revenues..............  6,484    13,176    20,684    27,238    31,227    53,314    15,484    17,696    28,895
                               ------   -------   -------   -------   -------   -------   -------   -------   -------
Gross profit..................  3,425     5,676    10,467    13,913    15,378    21,738     8,211     9,393    12,782
Selling, general and
  administrative expenses.....  2,207     3,139     6,980     8,377     9,406    14,260     4,563     5,273     7,579
Compensatory option expense...     --        --        --        --       308       308        32       176       176
Amortization of intangibles...     --        87       163       266       817     1,396       465       379       669
                               ------   -------   -------   -------   -------   -------   -------   -------   -------
Income from operations........  1,218     2,450     3,324     5,270     4,847     5,774     3,151     3,565     4,358
Interest expense..............     54        83       126       185     1,760       683       764       885       330
Other (income) expense, net...    (23)       93       (21)      (21)      (66)     (107)      (78)      (25)     (145)
                               ------   -------   -------   -------   -------   -------   -------   -------   -------
Income before income taxes....  1,187     2,274     3,219     5,106     3,153     5,198     2,465     2,705     4,173
Provision for income taxes....     --        --        --        --     1,139     1,921       890       989     1,506
                               ------   -------   -------   -------   -------   -------   -------   -------   -------
Net income.................... $1,187   $ 2,274   $ 3,219   $ 5,106   $ 2,014     3,277     1,575     1,716     2,667
                               ======   =======   =======   =======   =======   =======   =======   =======   =======
Pro forma provision for income
  taxes(3)....................    429       821     1,162     1,843
                               ------   -------   -------   -------
Pro forma net income.......... $  758   $ 1,453   $ 2,057   $ 3,263
                               ======   =======   =======   =======
Pro forma primary and fully
  diluted earnings per
  share(3)....................                                        $   .32   $   .38   $   .25   $   .27   $   .31
                                                                      =======   =======   =======   =======   =======
Pro forma weighted average
  number of common and common
  equivalent shares
  outstanding.................                                          6,248     8,644     6,248     6,244     8,640
                                                                      -------   -------   -------   -------   -------



                                                   PREDECESSOR                       COMPANY
                                                   -----------    ---------------------------------------------
                                                        DECEMBER 31,
                                                   ----------------------
                                                                                       JUNE 30, 1996
                                                         HISTORICAL          ----------------------------------
                                                   ----------------------                 PRO           AS
                                                      1994         1995      ACTUAL     FORMA(4)    ADJUSTED(5)
                                                   -----------    -------    -------    --------    -----------
                                                                                        (UNAUDITED)
BALANCE SHEET DATA:
Working capital....................................   $ 3,218     $ 4,911    $ 5,791    $ 5,336       $ 7,964
Total assets.......................................    15,692      37,309     40,687     65,615        65,874
Long-term obligations, less current portion........       261      18,547     19,146     35,925         7,292
Total stockholders' equity.........................     6,623       9,214     11,111     12,371        43,263


------------
(1) Gives effect to the Acquisitions, the sale of 3,000,000 shares of Common Stock offered by the Company hereby (the "Offering") and the application of the net proceeds from the Offering as if each had occurred as of January 1, 1995. See "Use of Proceeds" and Pro Forma Financial Information.


(2) From its inception to January 17, 1995, the Company was an S corporation and, accordingly, was not subject to federal and state income taxes. The pro forma provision for income taxes has been computed as if the Company was subject to federal and state corporate income taxes for the periods presented and based on the statutory tax rates then in effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 7 to the Notes to the Consolidated Financial Statements.



(3) Earnings per share are not presented for the Predecessor (as defined in "The Company") as such information is not representative of the capital structure of the Company.



(4) Gives effect to the Acquisitions as if each had occurred as of June 30, 1996. See Pro Forma Financial Information.



(5) Gives effect to the Acquisitions, the Offering and the application of the net proceeds from the Offering as if each had occurred as of June 30, 1996. See "Use of Proceeds" and Pro Forma Financial Information.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby.

RELIANCE ON MAJOR CUSTOMERS; RISK OF CUSTOMER LABOR INTERRUPTIONS

     For the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1996, General Motors Corporation accounted for approximately 57.4%, 54.9%, 48.6% and 41.8%, respectively, Ford Motor Company accounted for 14.5%, 12.2%, 11.8% and 12.9%, respectively, and Chrysler Corporation accounted for 4.5%, 4.0%, 4.6% and 4.3%, respectively, of the Company's net revenues. General declines in the automotive industry could cause a material reduction in demand by such customers for the Company's products and services, and any such reduction in demand or loss of or material decrease in the business from these customers could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Customers."

     The collective bargaining agreements of the United Automobile, Aerospace and Agricultural Implement Workers of America (the "UAW") and General Motors Corporation, Ford Motor Company and Chrysler Corporation are scheduled to expire in September 1996. The failure of any such company or companies to reach agreement with the UAW relating to the terms of a labor contract could result in either a work stoppage or strike at any or all of their production facilities, which could have a material adverse effect on the Company's business, financial condition or results of operations.

RISKS OF ACQUISITIONS AND FAILURE TO INTEGRATE ACQUIRED BUSINESSES

     One of the Company's principal strategies is to increase its revenues and the markets it serves through the acquisition of complementary businesses. There can be no assurance that the Company will be able to identify and acquire attractive acquisition candidates, profitably manage such acquired companies or successfully integrate such acquired companies into the Company without substantial costs, delays or other problems. Acquisitions may involve a number of special risks, including, but not limited to, adverse short-term effects on the Company's reported financial condition or results of operations, diversion of management's attention, dependence on retention, hiring and training of key personnel, risks associated with unanticipated problems or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, there can be no assurance that companies acquired in the future will be profitable at the time of acquisition or that the companies recently acquired or acquired in the future will achieve sales and profitability justifying the Company's investment therein or that the Company will recognize the synergies expected from such acquisitions. The failure to obtain any or all of which could have a material adverse effect on the Company's businesses, financial condition or results of operations. See "Recent Acquisitions" and "Business -- Acquisition Strategy."

     The Company currently does not own 100% of the ownership interests in certain of its consolidated subsidiaries and may in the future acquire additional companies with outstanding minority ownership interests. The existence of such minority interests may limit the benefits the Company will recognize as a result of its ownership of such assets and may limit the Company's utilization and disposition of such assets. In addition, certain of the holders of such minority interests have the right, under certain circumstances, to cause the Company to purchase such interests at a specified or formula purchase price. There can be no assurance that the purchase price will not exceed the then fair market value of such interests or that the Company will have sufficient funds or be able to obtain financing if and when it is needed for such purchases or that, if available, such financing will be on terms acceptable to the Company. A default on the Company's obligations to purchase such interests could have a material adverse effect on the Company. In addition, in connection with certain recent acquisitions, the Company is contractually obligated to pay to the prior owners of certain of such acquired companies a portion of net earnings or gross revenues of such companies recognized in connection with obtaining specified new customers or contract expansions during a specified period. The existence of such obligations may limit the benefits the Company could recognize as a result of such acquisitions or could adversely affect the profitability of such customer contracts. See "Recent Acquisitions" and Notes to the Pro Forma Financial Information.

RISK OF INADEQUATE FINANCING FOR FUTURE ACQUISITIONS

     The Company currently finances acquisitions, and intends to finance future acquisitions, by using cash from operations, by issuing shares of Common Stock and through borrowings under the Company's then existing credit facilities. The Company will need additional debt or equity financing to continue its acquisition strategy. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that, if available, such financing will be available on terms the Company deems acceptable. If the Company does not have sufficient cash resources or availability under its then existing credit facilities, or if the Common Stock does not maintain sufficient value or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company will be unable to continue its acquisition strategy. Promptly after consummation of the Offering, the Company plans to file a registration statement covering up to 2,500,000 shares of Common Stock for use as consideration in future acquisitions. The issuance of Common Stock in connection with any such acquisition may be dilutive to the holders of the Common Stock. See "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

COMPETITION IN THE COMPANY'S MARKETS

     The Company's businesses are highly competitive. A significant source of competition is the in-house document handling capability of the Company's target customer base. There can be no assurance that these businesses will outsource more of their document management, records management and business communication services needs or that such businesses will not bring in-house services that they currently outsource. In addition, with respect to those services that are outsourced, the Company competes with a variety of competitors, including large national or multinational companies, which have greater financial resources than the Company, and smaller regional or local companies. The Company's major competitors, in addition to various regional competitors, include ALCO Standard Corp., Pitney Bowes Management Services, Inc. (a subsidiary of Pitney Bowes, Inc.) and Xerox Business Services with respect to its document management services; Dataplex Corp., F.Y.I. Incorporated and ALCO Standard Corp. with respect to its records management services; and First Financial Management Corp. (First Image), Sun Guard Mailing Services and Diversified Data & Communications with respect to its business communications services. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, financial condition or results of operations.

EFFECT OF POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

     The Company has experienced, and in the future may experience, significant quarter to quarter fluctuations in its results of operations. Quarterly results of operations may fluctuate as a result of a variety of factors, including, but not limited to, the size and timing of customer contracts, changes in customer budgets, variations in the cost of paper, the size and timing of acquisitions, the integration of acquired businesses into the Company's operations, the number and timing of new hires, the demand for the Company's services, the timing of introduction of new services and service enhancements by the Company or its competitors, the market acceptance of new services, competitive conditions in the industry and general economic conditions. The Company's businesses are also typically seasonal as sales and profitability are typically lower during the third and fourth quarters of the year resulting primarily from the shut-downs in the automotive industry in July and December. In addition, the

Company has experienced substantial growth in recent periods and there can be no assurance that such rate of growth in revenues and profits can be maintained in the future.

     As a result, the Company believes that period to period comparisons of results of operations are not necessarily meaningful and not necessarily indicative of the results that the Company may achieve in any subsequent quarter or a full year. Such fluctuations may result in volatility in the price of the Common Stock, and it is possible that in future quarters the Company's results of operations could be below the expectations of public market analysts and investors. Such an event could have a material adverse effect on the market price of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Selected Quarterly Information."

FLUCTUATIONS IN PAPER PRICES

     The price of paper increased significantly during 1995 and early 1996, and may increase in the future. The Company generally has not been able to change its prices to customers to include increases in paper prices. There can be no assurance that the price of paper will not change in the future. Any significant increase in the price of paper that cannot be passed on to customers could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

IMPORTANCE OF CONTINUED DEVELOPMENT OF NEW SERVICES

     The introduction of competing services incorporating new technologies and the emergence of new technical standards could render some or all of the Company's services unmarketable. The Company believes that its future success depends on its ability to enhance its current services and develop new services that address the increasingly sophisticated needs of its customers. The failure of the Company to develop and introduce enhancements and new services in a timely and cost-effective manner in response to changing technologies or customer requirements could have a material adverse effect on the Company's business, financial condition or results of operations.

POTENTIAL LIABILITY FOR UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION

     A substantial portion of the Company's business involves the handling of documents containing confidential and other sensitive information. Although the Company has established procedures intended to eliminate any unauthorized disclosure of confidential information and, in some cases, has contractually limited its potential liability for unauthorized disclosure of such information, there can be no assurance that unauthorized disclosures will not result in liability to the Company. It is possible that such liabilities could have a material adverse effect on the Company's business, financial condition or results of operations.

RISK OF BUSINESS INTERRUPTIONS AND DEPENDENCE ON SINGLE FACILITIES FOR CERTAIN SERVICES

     The Company believes that its success to date has been, and future results of operations will be, dependent in large part upon its ability to provide prompt and efficient services to its customers. Certain of the Company's operations are performed at a single location and are dependent on continuous computer, electrical and telephone service. As a result, any disruption of the Company's day-to-day operations could have a material adverse effect upon the Company. There can be no assurance that a fire, flood, earthquake, power loss, phone service loss or other disaster affecting one or more of the Company's facilities would not disable these functions. Any significant damage to any such facility or other failure that causes significant interruptions in the Company's operations may not be covered by insurance and could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Facilities."

CONTROL BY PRINCIPAL STOCKHOLDERS

     Upon consummation of the Offering, certain of the Company's officers and employees, and persons affiliated with them (the "Executive Group"), and Golder, Thoma, Cressey, Rauner Fund IV, L.P. ("GTCR Fund IV" and, together with the Executive Group, the "Existing Stockholders"), will own or control an aggregate of approximately 57.6% of the outstanding shares of Common Stock (or approximately 54.9% if the Underwriters' over-allotment option is exercised in full). These stockholders are likely to continue to exercise substantial control over the affairs of the Company and acting together would likely be able to elect a sufficient number of directors to control the Company's Board of Directors (the "Board") and to approve or to disapprove any matter submitted to a vote of the stockholders. See "Principal Stockholders."

     In addition, the Existing Stockholders are parties to a Voting Agreement (the "Voting Agreement"), providing for, among other things, the designation of and the voting with respect to the election of directors of the Board by the Existing Stockholders. Under the Voting Agreement, the Existing Stockholders agree to vote their shares such that the Board at all times shall consist of two directors designated by GTCR Fund IV, two directors designated by the Executive Group, the Company's Chief Executive Officer and two outside directors jointly designated by GTCR Fund IV and the Executive Group. The Existing Stockholders may not vote to remove the two directors nominated by GTCR Fund IV and the two directors nominated by the Executive Group and must vote to remove such directors if directed to do so by GTCR Fund IV or the Executive Group, respectively, subject to the provisions of the Company's Amended and Restated Certificate of Incorporation. The voting provisions of the Voting Agreement terminate when either GTCR Fund IV or the Executive Group holds in the aggregate less than 10% of the Common Stock on a fully diluted basis. Upon consummation of the Offering, the Existing Stockholders will hold, in the aggregate, a majority of the voting power of the Common Stock and will be able to elect all members of the Board. The Voting Agreement may render more difficult or tend to discourage mergers, acquisitions, tender offers, proxy contests or assumptions of control and changes of incumbent management, even when stockholders other than the Existing Stockholders consider such a transaction to be in their best interest. See "Certain Relationships and Related Transactions -- Voting Agreement."

CHARGES RELATING TO COMPENSATORY STOCK OPTIONS


     The Company expects to record a significant noncash expense of approximately $756,000 in the fourth quarter of 1996 in connection with the accelerated vesting of compensatory stock options granted to certain of its executive officers as a result of the consummation of the Offering. This expense is not included in the Company's historical consolidated financial statements for the year ended December 31, 1995, or the six months ended June 30, 1996. The market price of the Common Stock could be adversely affected when the Company reports such expenses, if any. See "Management -- Stock Options," Pro Forma Financial Information and Note 13 to the Notes to the Consolidated Financial Statements.



     In addition, the Company will incur similar noncash expenses from time to time through December 31, 2001, in an aggregate amount of approximately $867,000 in connection with the scheduled vesting of compensatory stock options previously granted to certain of its officers and employees. Similar expenses are included in the Company's consolidated financial statements for the year ended December 31, 1995, and for the six months ended June 30, 1996. The market price of the Common Stock could be adversely affected when the Company reports such expenses, if any. See "Management -- Stock Options," Pro Forma Financial Information and Note 13 to the Notes to the Consolidated Financial Statements.


BENEFITS TO GTCR FUND IV

     Approximately $11.7 million of the net proceeds from the sale by the Company of the Common Stock offered hereby will be used to redeem a portion of the Common Stock owned by GTCR Fund IV.

See "Certain Relationships and Related Transactions -- The Recapitalization" and "Description of Capital Stock -- The Recapitalization."

LEVERAGE


     As of September 30, 1996, the Company had total outstanding long-term indebtedness of approximately $40.5 million, resulting in significant debt service obligations. After giving effect to the Recapitalization and the Offering at an assumed initial public offering price of $15.50 per share and the application of the estimated net proceeds therefrom as described in "Use of Proceeds," the Company would have had total outstanding long-term indebtedness of $9.9 million. Following completion of the Offering, the Company may incur additional indebtedness in connection with future acquisitions or otherwise. The degree to which the Company is leveraged has had and in the future could have important consequences to holders of Common Stock, including: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's net cash flows from operations must be dedicated to the payment of principal and interest on such borrowings, thereby reducing the funds available to the Company for its operations and other purposes; (iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which will expose the Company to the risk of increased interest rates; (iv) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a relative competitive disadvantage; (v) the Credit Agreement (as defined) contains and the New Credit Agreement (as defined) will contain certain financial and restrictive covenants, which, if not complied with, may result in an event of default, possibly having a material adverse effect on the Company; and (vi) because of its lesser financial flexibility, the Company may be unable to adjust to rapidly changing market conditions and could be vulnerable in the event of a downturn in general economic conditions or its business.


SIGNIFICANT INTANGIBLE ASSETS

     At June 30, 1996, approximately $18.9 million or 46% of the Company's total assets were intangible assets consisting primarily of goodwill and contract rights (approximately $36.3 million or 55% on a pro forma basis after giving effect to the Recapitalization, the Acquisitions as if they had occurred on June 30, 1996 and the sale by the Company of the 3,000,000 shares of Common stock offered hereby at an assumed initial public offering price of $15.50 per share and the application of the estimated net proceeds therefrom as described in "Use of Proceeds"). The Company will incur noncash charges as a result of amortization of such assets over their life. If the value of any such asset is impaired, the Company could incur a significant noncash charge in the period of such impairment, and the market price of the Common Stock could be adversely affected when the Company reports such charges, if any. In addition, in the event of a sale or liquidation of the Company or its assets, there can be no assurance that the value of such intangible assets would be recovered.

POTENTIAL LIABILITY FOR VIOLATIONS OF REGULATIONS; LITIGATION

     Certain of the Company's customers, and certain of the Company's services as used by those customers, such as collection letter processing, are subject to various consumer protection laws, including the Fair Debt Collection Practices Act. The format and wording of many of the collection letters distributed by the Company, including its Priority Gram, are developed by the Company. From time to time, certain of the Company's customers are subject to claims or are parties to litigation under such laws involving services supplied by the Company to such customers, such as collection letter processing. These actions sometimes relate to the form and content of the collection letters distributed by the Company. There can be no assurance that the Company will not be determined to be liable under such laws, be made a party to any such litigation or be asked to indemnify such customers for losses such customers incur in connection with any such violation, claim or litigation. Any such occurrence could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Regulation" and "-- Litigation."

DEPENDENCE ON PROPRIETARY RIGHTS; RISKS OF INFRINGEMENT

     The Company regards the systems, information and know-how underlying its services as proprietary and relies primarily on a combination of contract, trade secrets, confidentiality agreements and contractual provisions to protect its proprietary rights. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to obtain and use information that the Company regards as proprietary, and policing unauthorized use of the Company's proprietary information is difficult. There can be no assurance that the obligations to maintain the confidentiality of the Company's proprietary information will effectively prevent disclosure or provide meaningful protection or that the Company's proprietary information will not be independently developed by the Company's competitors. Litigation may be necessary for the Company to protect its proprietary information and could result in substantial cost to, and diversion of efforts by, the Company. There can be no assurance that the Company would prevail in any such litigation. If the Company is unable to protect its proprietary rights, it could have a material adverse effect on the Company's business, financial condition or results of operations.

     In addition, there can be no assurance that third parties will not assert claims against the Company alleging that the Company's proprietary rights infringe on their proprietary rights. Any infringement claims, whether with or without merit, can be time consuming and expensive to defend or may require the Company to enter into royalty or licensing agreements or cease the infringing activities. The failure to obtain such royalty agreements, if required, and the Company's involvement in such litigation could have a material adverse effect on the Company's business, financial condition or results of operations.

DEPENDENCE ON KEY PERSONNEL

     The Company's continued success will depend largely on the efforts and abilities of its executive officers and certain other key employees. Furthermore, the Company will likely be dependent on the senior management and key employees of companies that may be acquired in the future. The failure of any of these people to continue in their present roles, or the failure of the Company to attract and retain other skilled employees, could have a material adverse effect on the Company's business, financial condition or results of operations. The Company currently does not have employment agreements providing for a definite term of employment with any of its executive officers or key employees (other than its Chief Executive Officer) and does not intend to obtain key man life insurance covering any of its executive officers or key employees. See "Management."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or availability of such shares for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely effect prevailing market prices for the Common Stock. Upon consummation of the Offering, 8,162,462 shares of Common Stock will be outstanding (8,612,462 if the Underwriters' over-allotment option is exercised in full). The 3,000,000 shares of Common Stock sold in the Offering (plus up to 450,000 additional shares of Common Stock if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are held by an "affiliate" of the Company as that term is defined under Rule 144 under the Securities Act ("Rule 144"). Other than the shares of Common Stock being offered hereby, the currently outstanding shares of Common Stock have not been registered under the Securities Act and may not be sold unless such shares are registered or unless an exemption from registration, such as the exemption provided by Rule 144, is available. 4,999,997 of such unregistered shares would, but for the lockup arrangements described below, be eligible for sale not earlier than January 17, 1997, subject to certain volume and other limitations under Rule 144.

     The Company and certain of its stockholders, which as of the consummation of the Offering will hold an aggregate of 4,703,265 shares of Common Stock, have agreed, for a period beginning from the date of the effectiveness of the Registration Statement of which this Prospectus is a part and continuing to and including the date 180 days after the date of the effectiveness of the Registration Statement (the "Lockup Period"), not sell or otherwise dispose of, and the Company has agreed not to register, any shares of Common Stock or any securities of the Company which are substantially similar to the shares of Common Stock, including, but not limited to, any securities that are convertible into or exchangeable for, or represent the right to receive, Common Stock or any such substantially similar securities (other than the grant of options with respect to, and the issuance and registration of up to 1,000,000 shares of Common Stock by the Company in connection with, the Company's 1995 Stock Option Plan and the issuance and registration of up to 2,500,000 shares of Common Stock by the Company for use as consideration in future acquisitions), without the prior written consent of Robertson, Stephens & Company LLC, except for the shares of Common Stock offered in connection with the Offering. Upon the expiration of such Lockup Period, such shares will be freely tradeable subject to the holding period, volume and other limitations of Rule 144.

     In connection with the formation of the Company, the Company and certain of its stockholders, including GTCR Fund IV, certain members of the Company's management, and persons affiliated with them, entered into a Registration Agreement, dated as of January 17, 1995 (the "Registration Agreement"). Pursuant to the Registration Agreement, such stockholders and their transferees, who hold in the aggregate 4,999,997 shares of Common Stock, are entitled to certain demand and piggy-back registration rights with respect to such shares of Common Stock which may be exercised after the expiration of the Lockup Period. Such rights could be used to force the Company to file a registration statement with respect to the Common Stock owned by such persons. In addition, the holders of an additional 149,677 shares of Common Stock (assuming an initial public offering price of $15.50) have certain piggy-back registration rights. The existence of the Registration Agreement and such other registration rights and the perception that sales of Common Stock could occur thereunder could adversely effect the prevailing market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities. See "Certain Relationships and Related Transactions -- Registration Agreement," "Recent Acquisitions" and "Shares Eligible for Future Sale."

     Promptly after consummation of the Offering, the Company expects to file a registration statement on Form S-8 covering up to 1,000,000 shares of Common Stock in connection with its 1995 Stock Option Plan and a registration statement covering up to 2,500,000 shares of Common Stock for use as consideration in future acquisitions. Such shares, when issued and registered, will be freely tradeable without restriction or further registration under the Securities Act.

     Prior to the Offering, there has been no public market for the Common Stock, and no assurances can be given as to the effect, if any, that public market sales of shares of Common Stock or the availability of such shares for sale will have on the trading price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities. See "Shares Eligible for Future Sale."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER, BY-LAW AND STATUTORY PROVISIONS

     The Company's Amended and Restated Certificate of Incorporation and By-Laws to be effective upon consummation of the Offering provide for a classified board of directors, restrict the ability of stockholders to call special meetings or take stockholder action by written consent, contain advance notice requirements for stockholder proposals and nominations and special voting requirements for the amendment of the Company's Amended and Restated Certificate of Incorporation and By-Laws. These provisions could delay or hinder the removal of incumbent directors and could discourage or make more difficult a proposed merger, tender offer or proxy contest involving the Company or may otherwise have an adverse effect on the market price of the Common Stock. The Company also will be subject to provisions of the Delaware General Corporation Law that will restrict the Company from engaging in certain business combinations with a person who, together with affiliates and associates, owns 15% or more of the Common Stock (an "Interested Stockholder") for three years after the person becomes an Interested Stockholder, unless certain conditions are met or the business combination is approved by the Board and/or the Company's stockholders in a prescribed manner. These provisions also could render more difficult or discourage a merger, tender offer or other similar transaction. The Board intends to adopt a resolution approving any acquisition of shares of Common Stock by GTCR Fund IV and its affiliates that would otherwise result in GTCR Fund IV and its affiliates becoming an Interested Stockholder. See "Description of Capital Stock -- Certain Provisions of the Amended and Restated Certificate of Incorporation and By-Laws and Statutory Provisions."

     Pursuant to the Amended and Restated Certificate of Incorporation, shares of preferred stock may be issued in the future by the Company without stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board may determine in the exercise of its business judgment. The rights of the holders of Common Stock will be subject to, and may be adversely effected by, any preferred stock that may be issued in the future. The issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest or the assumption of control by a holder of a large block of the Company's securities or the incumbent management. See "Description of Capital Stock -- Preferred Stock."

ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance given as to the liquidity of the trading market for the Common Stock, that an active public market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price. If an active public market for the Common Stock does not develop, the market price and liquidity of the Common Stock may be materially adversely affected. The initial public offering price of the Common Stock offered hereby will be determined through negotiations among the Company and the Underwriters and may not be indicative of the market price for the Common Stock after the Offering. See "Underwriting." The trading price of the Common Stock could be subject to wide fluctuations in response to variations in the Company's quarterly operating results, changes in earnings estimates by analysts, conditions in the Company's businesses, general market or economic conditions or other factors. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many emerging growth companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could have a material adverse effect on the market price of the Common Stock.

DILUTION TO NEW INVESTORS

     Investors purchasing shares of Common Stock in the Offering will experience immediate and substantial dilution in net tangible book value of $14.65 per share based on an initial public offering price of $15.50 per share. See "Dilution." To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Management -- Stock Options."

                                  THE COMPANY

     Lason Systems, Inc., a Michigan corporation and the predecessor to the Company (the "Predecessor"), was formed in 1985 as a result of a management buyout of the direct mail division of McKesson Corporation's 3PM subsidiary. The founders and principal stockholders of the Predecessor were Allen J. Nesbitt, the current President of the Company and the then Vice President of 3PM, and Robert A. Yanover, the current Chairman of the Board of the Company and the founder of 3PM. Annual revenues at the time of the buyout were approximately $1.0 million, primarily from small, direct mail projects.

     Today, the Company employs over 1,150 people, has operations in eight states and provides services to over 2,200 customers at 15 multi-functional imaging centers and at 40 facility management sites located on customers' premises. For the year ended December 31, 1995, and the six months ended June 30, 1996, the Company had net revenues of approximately $46.6 million and $27.1 million, respectively. The Company's strategy has been to offer a wide range of services to its customers and to use technology to expand its service offerings.

     In January 1995, the founders recapitalized the Predecessor (the "Recapitalization") by selling substantially all of its assets to Lason Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Lason, Inc., which was then named Lason Holdings, Inc. In August 1996, Lason Holdings, Inc. changed its name to Lason, Inc. After the acquisition, Lason Acquisition Corp. changed its name to Lason Systems, Inc. and continued the business operation of the Predecessor. Shortly thereafter, the Company appointed Gary L. Monroe, the former President of Kodak Imaging Services, Inc., a leading international imaging business, as Chief Executive Officer of the Company. As part of the recapitalization, GTCR Fund IV became the majority stockholder of the Company. Messrs. Yanover and Nesbitt retained a major stock ownership interest in the Company and continue to be active in its management. In connection with the Offering, the Company's capital stock will be reclassified. See "Description of Capital Stock -- The Recapitalization."

     Since June 1995, the Company has completed the acquisition of eight companies. These acquisitions include the acquisition of substantially all of the assets of Adcom Mailers, Inc. and an affiliated company in June 1995, substantially all of the assets of Mail-Away Corporation in January 1996, substantially all of the assets of Diversified Support Services, Inc. in February 1996, 65% of the outstanding common stock of Delaware Legal Copy, Inc. in April 1996, 100% of the outstanding common stock of Information & Image Technology of America, Inc. in July 1996, 80% of the outstanding common stock of Micro-Pro, Inc. and MP Services, Inc. (two affiliated companies) in July 1996, 100% of the outstanding common stock of Great Lakes Micrographics Corporation in July 1996 and 100% of the outstanding common stock of National Reproductions Corp. in August 1996. See "Recent Acquisitions."

     Lason, Inc. was incorporated in Delaware in January 1995. The Company's principal executive office is located at 1305 Stephenson Highway, Troy, Michigan 48083, and its telephone number is (810) 597-5800.

                              RECENT ACQUISITIONS

     Since June 1995, the Company has completed acquisitions of either substantially all of the assets or a controlling stock ownership interest in eight companies (the "Acquired Companies"), which complement the Company's core competencies. These acquisitions (the "Acquisitions") involve: (i) certain assets of Adcom Mailers, Inc. and an affiliated company (collectively, "Adcom"), specializing in the sorting of mass mailings through electronic devices, in June 1995; (ii) substantially all of the assets of Mail-Away Corporation ("Mail-Away"), specializing in overnight and priority mail creation and distribution services, in January 1996; (iii) substantially all of the assets of Diversified Support Services, Inc. ("Diversified"), involved in reprographics facilities management in the Chicago, Illinois and Cleveland, Ohio regional markets, in February 1996; (iv) 65% of the outstanding common stock of Delaware Legal Copy, Inc. ("Delaware Legal"), an imaging company and leader in the litigation support services business in Wilmington, Delaware, in April 1996; (v) 100% of the outstanding common stock of Information & Image Technology of America, Inc. ("IITA"), involved in providing records management services, traditional micrographic and scanning and conversion services to the healthcare and financial services industries, with facilities in Jacksonville, Florida, in July 1996; (vi) 80% of the outstanding common stock of Micro-Pro, Inc. and MP Services, Inc., two affiliated companies that the Company intends to merge (collectively, "Micro-Pro"), involved in providing records management services, principally in traditional micrographic services, with facilities in the Rochester, Buffalo and Albany, New York areas, in July 1996; (vii) 100% of the outstanding common stock of Great Lakes Micrographics Corporation ("Great Lakes"), a leader in item processing and item research services (check processing, storage and archiving) for the financial services industry with facilities in Chicago, Illinois, Indianapolis, Indiana and Grand Rapids, Kalamazoo and Livonia, Michigan, in July 1996; and (viii) 100% of the outstanding common stock of National Reproductions Corp. ("NRC"), involved in providing imaging, reprographics and facilities management services with facilities in Madison Heights, Detroit and Southfield, Michigan, in August 1996.

     In connection with the purchase of certain assets of Adcom, the Company entered into a consulting agreement with John J. Morad, a former manager of Adcom (the "Consulting Agreement"). Pursuant to the Consulting Agreement, the Company retained Mr. Morad to analyze market conditions, consult on supplier selection and purchase terms, and develop and market the business. The term of the Consulting Agreement is five years and provides for annual compensation of $140,000.

     The stock purchase agreement with respect to the acquisition of Micro-Pro (the "Micro-Pro Stock Purchase Agreement") provides that the selling stockholders (the "Micro-Pro Stockholders") retain 20% of the capital stock of Micro-Pro. The Micro-Pro Stock Purchase Agreement also provides that at any time subsequent to the 18 month anniversary of the closing of the acquisition, the Company may purchase the remaining 20% of the capital stock of Micro-Pro from the Micro-Pro Stockholders at a formula price based on Micro-Pro's financial performance for the 12-month period prior to such purchase. If the Company does not exercise its right to purchase the remaining 20% of the capital stock of Micro-Pro, at any time after the 30 month anniversary of the closing of the acquisition, the Micro-Pro Stockholders have the right to cause the Company to purchase such shares at a lower formula price which is also based on Micro-Pro's financial performance for the 12-month period prior to such purchase. The acquisition of the remaining 20% of the capital stock of Micro-Pro, through the exercise of the Company's call option or the exercise of the Micro-Pro Stockholders' put option, will be accounted for as the acquisition of a minority interest using the purchase method of accounting on the date the shares are acquired.

     The stock purchase agreement with respect to the acquisition of Delaware Legal (the "Delaware Legal Stock Purchase Agreement") provides that one of the selling stockholders (the "Delaware Legal Stockholder") retains 35% of the capital stock of Delaware Legal. The Delaware Legal Stock Purchase Agreement also provides that at any time subsequent to the 18 month anniversary of the closing of the acquisition, the Company may purchase the remaining 35% of the capital stock of Delaware Legal at a formula price based on Delaware Legal's financial performance for the 12-month period prior to such purchase. If the Company does not exercise its right to purchase the remaining 35% of the capital stock of Delaware Legal, at any time after the 30 month anniversary of the closing of the acquisition, the Delaware Legal Stockholder holding the remaining 35% of the capital stock of Delaware Legal has the right to cause the Company to purchase such shares at a lower formula price also based on Delaware Legal's financial performance for the 12-month period prior to such purchase. The acquisition of the remaining 35% of the capital stock of Delaware Legal, through the exercise of the Company's call option or the exercise of the Delaware Legal Stockholder's put option, will be accounted for as the acquisition of a minority interest using the purchase method of accounting on the date the shares are acquired.

     The stock purchase agreement with respect to the acquisition of IITA (the "IITA Stock Purchase Agreement") provides for a purchase price adjustment based on IITA's financial performance for the period from March 1, 1996 through February 28, 1997. If IITA's performance exceeds a specified target, the purchase price will be increased by a percentage equal to the percentage by which IITA's actual performance exceeded the target, but not more than $945,000, or will be decreased by a percentage equal to the percentage by which IITA's actual performance was below the target, but not more than $472,500. The preceding earnings contingency will be recorded as an adjustment to the purchase price when the contingency is resolved. The adjustment would increase or decrease goodwill depending on IITA's actual earnings performance compared to the target. In addition, $1.26 million of the consideration to be paid by the Company to the selling stockholders (the "IITA Stockholders") is to be in the form of Common Stock valued at the initial public offering price. Assuming an initial public offering price of $15.50 per share, the Company will issue 81,290 shares of Common Stock to the IITA Stockholders. The Company granted to the IITA Stockholders certain piggy-back registration rights with respect to their Common Stock exercisable in the event certain of the Existing Stockholders register more than 25% of their Common Stock. The IITA Stock Purchase Agreement also provides that for a period of three years from the date work is first performed for a specified customer by IITA, provided that a binding letter of intent with such customer is executed within 12 months of the closing, 50% of the net earnings recognized by IITA from such customer shall be paid to the IITA Stockholders.

     The stock purchase agreement with respect to the acquisition of Great Lakes (the "Great Lakes Stock Purchase Agreement") provides that $530,000 of the consideration to be paid by the Company to each of the two selling stockholders (the "Great Lakes Stockholders") is to be in the form of Common Stock valued at the initial public offering price. Assuming an initial public offering price of $15.50 per share, the Company will issue 68,387 shares of Common Stock to the Great Lakes Stockholders. The Company granted to the Great Lakes Stockholders certain piggy-back registration rights with respect to their Common Stock exercisable in the event certain of the Existing Stockholders register more than 25% of their Common Stock. The Great Lakes Stock Purchase Agreement also provides that each of the Great Lakes Stockholders have the right, beginning six months after the closing of the acquisition and for the next 30 months thereafter, to require the Company to purchase all of the Common Stock issued to such Great Lakes Stockholder in connection with the acquisition then held by such Great Lakes Stockholder at a price equal to $530,000 minus the amount of consideration received in connection with any prior sales of such Common Stock by such Great Lakes Stockholder.

     The stock purchase agreement with respect to the acquisition of NRC (the "NRC Stock Purchase Agreement") provides that $400,000 of the consideration to be paid by the Company to one of the selling stockholders (the "NRC Stockholders") is to be in the form of a promissory note issued by the Company and due on the earlier of the first anniversary of the Company's initial public offering and October 1, 1997. The promissory note does not bear interest, but is convertible at any time into Common Stock at a price equal to the initial public offering price. Assuming an initial public offering price of $15.50 per share, the promissory note is convertible into 25,806 shares of Common Stock. The NRC Stock Purchase Agreement also provides that in the event NRC is awarded a contract for work from a specified customer within six months after the closing date of the acquisition, the NRC Stockholders will be paid an additional amount equal to 5% of the gross revenues recognized by NRC from such contract for a period of three years from and after the commencement of such contract.

                                USE OF PROCEEDS

     The net proceeds from the sale by the Company of the 3,000,000 shares of Common Stock offered hereby will be approximately $42.3 million ($48.8 million if the Underwriters' over-allotment option granted by the Company is exercised in full), based upon an assumed initial public offering price of $15.50 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use approximately $30.6 million of such net proceeds to repay a portion of its indebtedness under the Company's Loan Agreement, dated January 17, 1995, as amended, with First Union National Bank of North Carolina (the "Credit Agreement") and approximately $11.7 million to redeem a portion of the Common Stock owned by GTCR Fund IV. The Company expects to use the net proceeds, if any, from the sale of Common Stock as a result of the exercise of the Underwriters' over-allotment option to repay indebtedness outstanding under the Credit Agreement or the New Credit Agreement (as defined below). Any remaining net proceeds will be used for general corporate purposes. The Company also expects to terminate the Credit Agreement shortly after the consummation of the Offering and to enter into a credit facility with First Union National Bank of North Carolina (the "New Credit Agreement") in the aggregate amount of $30 million to be used to repay the remaining portion of the indebtedness outstanding under the Credit Agreement and to finance additional acquisitions, working capital, capital expenditures and other general corporate purposes. There can be no assurance that the Company will enter into the New Credit Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Credit Agreement and Borrowings," "Certain Relationships and Related Transactions -- The Recapitalization," "Description of Credit Agreement" and "Description of Capital Stock -- The Recapitalization."


     The Credit Agreement provides for an aggregate of up to $15 million of term loans payable in 26 quarterly installments ending June 30, 2001, a $13 million revolving credit facility, subject to a borrowing base limitation, expiring on June 30, 2001, an additional $10 million acquisition credit facility expiring on the earlier of June 30, 2001 or an initial public offering of the Company, and an interim term loan of up to $8.5 million payable upon the earlier of March 31, 1997 or an initial public offering by the Company. The amounts outstanding under the term loans, the revolving credit facility and the acquisition credit facility were used to finance the acquisition of Lason Systems, Inc., for working capital and to finance the acquisitions of Delaware Legal, IITA, Great Lakes and Micro-Pro, respectively. See "Certain Relationships and Related Transactions -- Acquisition of Lason Systems, Inc." and "Recent Acquisitions." In August 1996, the Company borrowed approximately $8.2 million under the interim term loan in connection with the acquisition of NRC. As of September 30, 1996, there was approximately $12.0 million, $10.8 million, $9.1 million and $8.2 million outstanding under the term loans, the revolving credit facility, the acquisition credit facility and the interim term loan respectively, with a weighted average annual interest rate of 8.18%, 8.23%, 8.16%, and 6.50% respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Credit Agreement and Borrowings" and "Description of Credit Agreement."


                                DIVIDEND POLICY

     The Company currently intends to retain any earnings to finance operations and expansion and, therefore, does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Future cash dividends, if any, will be determined by the Board and will be based upon the Company's earnings, capital requirements, financial condition and other factors deemed relevant by the Board. The Credit Agreement does not permit the payment of dividends without the consent of the lenders. See "Description of Credit Agreement." Except for the payment of certain constructive dividends in connection with the Offering, the Company has not paid any cash or other dividends on its capital stock.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1996, (i) giving effect to the Reclassification and the Stock Split as discussed in "Description of Capital Stock -- The Recapitalization" ("Actual"),
(ii) pro forma to give effect to each of the Acquisitions not closed by June 30, 1996, as if each had occurred as of June 30, 1996 ("Pro Forma") and (iii) as adjusted to give effect to the sale by the Company of the 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $15.50 per share and the application of the estimated net proceeds therefrom as described in "Use of Proceeds" ("As Adjusted"). This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," Pro Forma Financial Information and the Consolidated Financial Statements appearing elsewhere in this Prospectus.


                                                                            JUNE 30, 1996
                                                                 -----------------------------------
                                                                 ACTUAL     PRO FORMA    AS ADJUSTED
                                                                 -------    ---------    -----------
                                                                      (UNAUDITED, IN THOUSANDS)
Short-term debt and current portion of long-term debt.........   $ 2,000     $ 3,225       $ 1,225
                                                                 ========   ========      ========
Long-term debt, less current portion..........................   $19,146     $35,925       $ 7,292
Common stock with a put option................................                 1,060         1,060
Stockholders' equity:
  Preferred Stock, $0.01 par value; 5,000,000 shares
     authorized, no shares issued and outstanding.............        --          --            --
  Common Stock, $0.01 par value; 20,000,000 shares authorized,
     5,012,785, 5,162,462 and 8,162,462 shares issued and
     outstanding (Actual, Pro Forma and As Adjusted,
     respectively)............................................        50          51            81
  Additional paid-in capital..................................     8,631       9,890        40,493
  Loans to stockholders.......................................      (628)       (628)           --
  Retained earnings...........................................     3,058       3,058         2,689
                                                                 --------   --------      --------
     Total stockholders' equity...............................    11,111      12,371        43,263
                                                                 --------   --------      --------
       Total capitalization...................................   $32,257     $52,581       $52,840
                                                                 ========   ========      ========

                                    DILUTION

     The net tangible book value (deficit) of the Company as of June 30, 1996, was approximately $(24.5 million), or $(4.15) per share of Common Stock. Net tangible book value (deficit) per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding not giving effect to the redemption of 755,933 shares of Common Stock upon consummation of the Offering. After giving effect to the sale by the Company of 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $15.50 per share and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," including the redemption of the 755,933 shares of Common Stock, the pro forma net tangible book value of the Company at June 30, 1996, would have been approximately $6.9 million, or approximately $.85 per share. This represents an immediate increase of $5.00 per share in the net tangible book value to existing stockholders and an immediate dilution of $14.65 per share in the net tangible book value to new investors purchasing Common Stock in the Offering. The following table illustrates the per share dilution to new investors:

        Assumed initial public offering price per share..............             $15.50
          Net tangible book value (deficit) per share before
             the Offering............................................    (4.15)
          Increase per share attributable to new investors...........   $ 5.00
                                                                        -------
        Pro forma net tangible book value per share after the
          Offering...................................................                .85
                                                                                  -------
        Dilution per share to new investors..........................             $14.65
                                                                                  =======

     The following table summarizes, on a pro forma basis as of June 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and new investors, adjusted to give effect to the sale of 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $15.50 per share, and before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company:

                                         SHARES PURCHASED          TOTAL CONSIDERATION
                                       ---------------------     -----------------------     AVERAGE PRICE
                                        NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                       ---------     -------     -----------     -------     -------------
Existing stockholders(1).............  5,918,395        66%      $13,325,115        22%         $  2.25
New investors........................  3,000,000        34        46,500,000        78            15.50
                                       ----------     ----       -----------     -----
  Total(1)...........................  8,918,395       100%      $59,825,115       100%
                                       ==========     ====       ===========     =====

------------
(1) Does not give effect to the redemption of 755,933 shares of Common Stock upon consummation of Offering. See "Description of Capital Stock -- The Recapitalization."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data of the Company and financial data of its Predecessor. The selected consolidated data for the Company as of and for the year ended December 31, 1995, and selected financial data for the Predecessor as of and for the years ended December 31, 1993 and 1994, has been derived from the consolidated financial statements of the Company and the financial statements of the Predecessor, respectively, included elsewhere in this Prospectus and which have been audited by Coopers & Lybrand LLP, independent public accountants, as indicated in their reports included elsewhere in this Prospectus. The selected financial data for the Predecessor as of and for the years ended December 31, 1991 and 1992, has been derived from financial statements of the Predecessor audited by other independent accountants and not included in this Prospectus. The selected consolidated financial data for the Company for the six months ended June 30, 1995 and 1996, has been derived from unaudited consolidated financial statements, included elsewhere in this Prospectus, that include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to fairly present the data for such periods. Data for the six months ended June 30, 1996, is not necessarily indicative of future results. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Pro Forma Financial Information, the consolidated financial statements of the Company and the financial statements of the Predecessor and related notes to each, and the other financial information included elsewhere in this Prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (In thousands, except per share amounts)

                                                                        PREDECESSOR                              COMPANY
                                                         ------------------------------------------     -------------------------
                                                                                 YEARS ENDED DECEMBER 31,
                                                         ------------------------------------------------------------------------
                                                                               HISTORICAL                              PRO FORMA
                                                         ------------------------------------------------------       AS ADJUSTED
                                                          1991       1992        1993        1994        1995           1995(1)
                                                         ------     -------     -------     -------     -------       -----------
STATEMENT OF INCOME DATA:
Revenues, net of postage.............................    $9,909     $18,852     $31,151     $41,151     $46,605         $75,052
Cost of revenues.....................................     6,484      13,176      20,684      27,238      31,227          53,314
Gross profit.........................................     3,425       5,676      10,467      13,913      15,378          21,738
Selling, general and administrative expenses.........     2,207       3,139       6,980       8,377       9,406          14,260
Compensatory option expense..........................        --          --          --          --         308             308
Amortization of intangibles..........................        --          87         163         266         817           1,396
                                                         ------     --------    --------    --------    --------       --------
Income from operations...............................     1,218       2,450       3,324       5,270       4,847           5,774
Interest expense.....................................        54          83         126         185       1,760             683
Other (income) expense, net..........................       (23)         93         (21)        (21)        (66)           (107)
                                                         ------     --------    --------    --------    --------       --------
Income before taxes..................................     1,187       2,274       3,219       5,106       3,153           5,198
Provision for income taxes...........................        --          --          --          --       1,139           1,921
                                                         ------     --------    --------    --------    --------       --------
Net income...........................................    $1,187     $ 2,274     $ 3,219     $ 5,106     $ 2,014         $ 3,277
                                                         ======     ========    ========    ========    ========       ========
Pro forma provision for income taxes(2)..............       429         821       1,162       1,843
                                                         ------     --------    --------    --------
Pro forma net income.................................    $  758     $ 1,453     $ 2,057     $ 3,263
                                                         ======     ========    ========    ========
Pro forma primary and fully diluted earnings per
 share(3)............................................                                                   $   .32         $   .38
                                                                                                        ========       ========
Pro forma weighted average number of common and
 common equivalent shares outstanding................                                                     6,248           8,644
                                                                                                        --------       --------

                                                                     COMPANY
                                                       -------------------------------------
                                                             SIX MONTHS ENDED JUNE 30,
                                                       -------------------------------------
                                                           HISTORICAL             PRO FORMA
                                                       -------------------       AS ADJUSTED
                                                        1995        1996           1996(1)
                                                       -------     -------       -----------
                                                           (UNAUDITED)
STATEMENT OF INCOME DATA:
Revenues, net of postage.............................  $23,695     $27,089         $41,677
Cost of revenues.....................................   15,484      17,696          28,895
Gross profit.........................................    8,211       9,393          12,782
Selling, general and administrative expenses.........    4,563       5,273           7,579
Compensatory option expense..........................       32         176             176
Amortization of intangibles..........................      465         379             669
                                                       --------    --------       --------
Income from operations...............................    3,151       3,565           4,358
Interest expense.....................................      764         885             330
Other (income) expense, net..........................      (78)        (25)           (145)
                                                       --------    --------       --------
Income before taxes..................................    2,465       2,705           4,173
Provision for income taxes...........................      890         989           1,506
                                                       --------    --------       --------
Net income...........................................  $ 1,575     $ 1,716         $ 2,667
                                                       ========    ========       ========
Pro forma provision for income taxes(2)..............

Pro forma net income.................................

Pro forma primary and fully diluted earnings per
 share(3)............................................  $   .25     $   .27         $   .31
                                                       ========    ========       ========
Pro forma weighted average number of common and
 common equivalent shares outstanding................    6,248       6,244           8,640
                                                       --------    --------       --------


                                                                                   PREDECESSOR                     COMPANY
                                                                    ------------------------------------------     -------
                                                                                         DECEMBER 31,
                                                                    ------------------------------------------------------
                                                                                          HISTORICAL
                                                                    ------------------------------------------------------
                                                                     1991       1992        1993        1994        1995
                                                                    ------     -------     -------     -------     -------
BALANCE SHEET DATA:
Working capital...............................................      $2,098     $ 2,444     $ 3,307     $ 3,218     $ 4,911
Total assets..................................................       4,671      10,814      13,877      15,692      37,309
Long-term obligations, less current portion...................         159          65         320         261      18,547
Total stockholders' equity....................................       3,163       4,934       6,567       6,623       9,214

                                                                                 COMPANY
                                                                -----------------------------------------
                                                                              JUNE 30, 1996
                                                                -----------------------------------------
                                                                              PRO
                                                                ACTUAL      FORMA(4)       AS ADJUSTED(5)
                                                                -------     --------       --------------
                                                                                (UNAUDITED)
BALANCE SHEET DATA:
Working capital...............................................  $ 5,791     $ 5,336           $  7,964
Total assets..................................................   40,687      65,615             65,874
Long-term obligations, less current portion...................   19,146      35,925              7,292
Total stockholders' equity....................................   11,111      12,371             43,263


------------
(1) Gives effect to the Acquisitions, the Offering and the application of the net proceeds from the Offering as if each had occurred as of January 1, 1995. See "Use of Proceeds" and Pro Forma Financial Information.


(2) From its inception to January 17, 1995, the Company was an S corporation and, accordingly, was not subject to federal and state income taxes. The pro forma provision for income taxes has been computed as if the Company was subject to federal and state corporate income taxes for the periods presented and based on the statutory tax rates then in effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 7 to the Notes to the Consolidated Financial Statements.



(3) Earnings per share are not presented for the Predecessor as such information is not representative of the capital structure of the Company.



(4) Gives effect to the Acquisitions as if each had occurred as of June 30, 1996. See Pro Forma Financial Information.



(5) Gives effect to the Acquisitions, the Offering and the application of the net proceeds from the Offering as if each had occurred as of June 30, 1996. See "Use of Proceeds" and Pro Forma Financial Information.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements of the Company and the related notes, the Pro Forma Financial Information of the Company and the related notes, and the other related financial information included elsewhere in this Prospectus. The discussion in this section of the Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and "Business," as well as those discussed elsewhere in this section and elsewhere in this Prospectus.

OVERVIEW

     The Company provides integrated outsourcing services for records management, document management and business communications. The Company's records management services include specialized solutions relating to the process of scanning and converting documents and other inputs to a variety of digital formats and micrographic services. The Company's document management services include high-volume, quick turn-around optical and digital printing and fulfillment, as well as facility management operations at customer sites. The Company's business communications services provide customers with a reliable and cost-effective method of distributing statements, reports and letters to consumers and other target audiences. See "Business."

     For the year ended December 31, 1995, and the six months ended June 30, 1996, the Company had net revenues of approximately $46.6 million and $27.1 million, respectively. The Company's strategy has been to offer a wide range of services to its customers and to use technology to expand its service offerings.

     Prior to 1992, the Company's growth was principally the result of internal expansion of its direct mail operations. The Company began offering facility management services in 1992, which during the period from 1992 through 1994, provided a substantial component of the Company's growth. Since 1994, increases in the Company's collection letter operations and scanning and conversion services, which became practicable as a result of advances in digital technology, have been significant components of the Company's growth. Since June 1995, the Company has acquired eight companies. The Company believes it has developed an infrastructure and strategy to successfully integrate acquired companies into its financial, purchasing and operating systems. The Company believes that it can serve as a consolidator of the highly fragmented document management services industry and that it can achieve economies of scale through volume purchasing, enhanced facilities utilization and consolidation of support staff and infrastructure. The Company's objective is to cross-sell its full range of services to its existing customer base and to the customer base of acquired companies. See "Recent Acquisitions" and "Business -- Acquisition Strategy."

     The Company's revenues are generally recorded when it provides the goods or services specified by a customer. Revenues are presented net of postage since postage and similar delivery costs are generally passed through for reimbursement directly from the customer. Costs of revenues consist principally of wages and related benefits associated with providing the Company's services, paper products and related supplies, and building and equipment expenses. The price of paper increased significantly during 1995 and early 1996, and the Company generally has not been able to change its prices to customers to include increases in paper prices. Selling, general and administrative expenses include wages and related benefits associated with the Company's executive and middle management, marketing and selling activities (principally wages and related costs), and financial and other administrative expenses.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain financial data of the Company as a percentage of net revenues:

                                      PREDECESSOR                              COMPANY
                                     --------------     -----------------------------------------------------
                                                                                         SIX MONTHS
                                             YEAR ENDED DECEMBER 31,                   ENDED JUNE 30,
                                     ---------------------------------------    -----------------------------
                                                                  PRO FORMA                        PRO FORMA
                                                                 AS ADJUSTED                      AS ADJUSTED
                                     1993     1994      1995        1995        1995     1996        1996
                                     -----    -----     -----    -----------    -----    -----    -----------
                                                                                 (UNAUDITED)
                                                                 --------------------------------------------
STATEMENT OF INCOME DATA:
Net revenues........................ 100.0%   100.0%    100.0%      100.0%      100.0%   100.0%      100.0%
Cost of revenues....................  66.4     66.2      67.0        71.0        65.3     65.3        69.3
Gross profit........................  33.6     33.8      33.0        29.0        34.7     34.7        30.7
Selling, general
  and administrative expenses.......  22.4     20.4      20.2        19.0        19.3     19.5        18.2
Income from operations..............  10.7     12.9      10.4         6.8        13.3     13.2        10.6
Net income..........................  10.3     12.4       4.3         3.8         6.6      6.4         6.5

  PRO FORMA SIX MONTHS ENDED JUNE 30, 1996

     Pro forma net revenues were approximately $41.7 million for the six months ended June 30, 1996, including consolidated revenues of the Company and the Acquisitions.

     The pro forma gross profit for the six months ended June 30, 1996 was approximately $12.8 million, or 30.7% of pro forma net revenues, which is lower than actual gross profit percentage primarily due to the sales mix and lower economies of scale of the Acquired Companies.

     Selling, general and administrative expenses on a pro forma basis were approximately $7.6 million, or 18.2% of pro forma net revenues for the six months ended June 30, 1996. This amount includes a reduction in compensation expenses of $366,000 for the six months ended June 30, 1996 related to the Acquisitions. The reduction is a result of the renegotiation of compensation arrangements with the former owners prior to, or in connection with, the closings of the Acquisitions.

     Amortization of approximately $669,000 includes $284,000 related to amortized pro forma goodwill and covenants not to compete resulting from the Acquisitions.

     Interest expense was $885,000 before the pro forma adjustment for the six months ended June 30, 1996. This expense includes interest on borrowings of the Company and borrowings to finance the Acquisitions closed before June 30, 1996. The pro forma adjustment to decrease interest expense assumes that a portion of the proceeds of the Offering will be used to repay a portion of the Company's outstanding indebtedness. See "Use of Proceeds."

     Pro forma income tax expense has been estimated at $1.5 million for the six months ended June 30, 1996. This amount represents an effective tax rate of 36.0%, which includes applicable anticipated federal and state tax expenses of the Acquisitions. For future periods, the Company anticipates filing as a consolidated group, including the Acquisitions, for federal income tax purposes.

  SIX MONTHS ENDED JUNE 30, 1996 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1995

     Net Revenues. Net revenues increased 14.3% from approximately $23.7 million in the six months ended June 30, 1995 to approximately $27.1 million in the comparable 1996 period. The approximate $3.4 million increase resulted principally from growth in the Company's event-driven direct mail, collection letter processing, and document conversion revenues of approximately $1.6 million, $500,000 and $1.0 million, respectively. In addition, the areas showing the largest percentage period over period growth were digital imaging (79%, from approximately $970,000 to approximately $1.7 million), digital graphics (61%, from approximately $290,000 to approximately $460,000) and collection letter processing (20%, from approximately $2.6 million to approximately $3.1 million).

     Gross Profit. Gross profit increased from approximately $8.2 million in the six months ended June 30, 1995 to approximately $9.4 million in the comparable 1996 period primarily as a result of increased net revenues. Gross profit as a percentage of net revenues was 34.7% for both periods.

     Selling, General and Administrative. Selling, general and administrative expenses increased from approximately $4.6 million for the six months ended June 30, 1995 to approximately $5.2 million in the comparable 1996 period. As a percentage of net revenues, selling, general and administrative expenses increased from 19.3% in the six months ended June 30, 1995 to 19.5% for the comparable 1996 period. The increase in selling, general and administrative expenses as a percentage of net revenues was primarily due to an increase of approximately $400,000 in administrative expenses as a result of the hiring of several key executives in late 1995 and in the six months ended June 30, 1996, including Messrs. Monroe and Rauwerdink and a vice president of operations.

     Amortization. Amortization of intangibles expense decreased from approximately $465,000 in the six months ended June 30, 1995 to approximately $379,000 in the comparable 1996 period. The decrease primarily resulted from completion in 1995 of the amortization of purchase price allocated to a three year supply agreement.

     Interest. Interest expense increased from approximately $764,000 in the six months ended June 30, 1995 to approximately $885,000 in the comparable 1996 period. The increase primarily resulted from an increase in average borrowings related to the Company's growth and the Acquisitions.

  YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

     Net Revenues. From 1994 to 1995, net revenues increased from approximately $41.2 million to approximately $46.6 million, an increase of approximately $5.4 million or 13.1%. The increase resulted principally from growth in the Company's collection letter processing, facilities management and document conversion revenues of approximately $2.0 million, $1.2 million and $1.0 million, respectively. In addition, the areas showing the largest percentage period over period growth were collection letter processing (58%, from approximately $3.4 million to approximately $5.4 million), digital imaging (84%, from approximately $1.0 million to approximately $1.9 million) and micrographics (33%, from approximately $3.2 million to approximately $4.2 million). In general, of the total revenue increase in 1995, approximately 60% was the result of increases in sales to existing customers and approximately 40% of the increase was due to sales to new customers.

     Gross Profit. From 1994 to 1995, gross profit increased from approximately $14.0 million to approximately $15.4 million, an increase of approximately $1.4 million or 10.0%. Gross profit as a percentage of net revenues decreased from 33.8% in 1994 to 33.0% in 1995. The decrease in gross profit as a percentage of net revenues primarily resulted from an increase of approximately $1.0 million in the cost of paper and related products, partially offset by increased operating efficiencies.

     Selling, General and Administrative. From 1994 to 1995, selling, general and administrative expenses increased from approximately $8.4 million to approximately $9.4 million, an increase of approximately $1.0 million or 11.9%. In connection with the 1995 Recapitalization, the Company recorded approximately $275,000 in non-recurring professional services and other expenses. Also in 1995, several key executives were hired, including Mr. Monroe and a vice president of operations, resulting in an increase of approximately $300,000 in administrative expenses. As a percentage of net revenues, selling, general and administrative expenses decreased from 20.4% in 1994 to 20.2% in 1995. The decrease in selling, general and administrative expenses as a percentage of net revenues primarily resulted from increased revenues without a proportionate increase in expenses.

     Amortization. From 1994 to 1995, amortization of intangible assets increased from approximately $266,000 to $817,000. The increase primarily resulted from the amortization of intangibles created as a result of the GTCR Fund IV investment and the 1995 Recapitalization. See "The Company" and "Certain Relationships and Related Transactions."

     Interest. From 1994 to 1995, interest expense increased from $185,000 to approximately $1.8 million. The increase in interest expense primarily resulted from borrowings incurred as part of the 1995 Recapitalization and growth in the Company's business. See "The Company" and "Certain Relationships and Related Transactions."

  YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993

     Net Revenues. From 1993 to 1994, net revenues increased from approximately $31.2 million to approximately $41.2 million, an increase of approximately $10 million or 32.1%. The $10 million increase resulted principally from growth in the Company's event-driven direct mail, collection letter processing, micrographics and facilities management revenues of approximately $1.8 million, $1.7 million, $3.3 million and $300,000, respectively. In addition, the areas showing the largest percentage period over period growth were collection letter processing (104%, from approximately $1.7 million to approximately $3.4 million), micrographics (66%, from approximately $1.9 million to approximately $3.2 million), facilities management (37%, from approximately $8.8 million to approximately $12.1 million) and event-driven direct mail (36%, from approximately $4.9 million to approximately $6.7 million). In general, of the total revenue increase in 1994, approximately 80% was due to growth of sales to existing customers and approximately 20% of the increase was due to sales to new customers.

     Gross Profit. From 1993 to 1994, gross profit increased from approximately $10.4 million to approximately $14.0 million, an increase of approximately $3.6 million or 34.6%. Gross profit as a percentage of net revenues increased from 33.6% in 1993 to 33.8% in 1994. The increase in gross profit as a percentage of net revenues primarily resulted from increases in facilities management and collection letter margins.

     Selling, General and Administrative. From 1993 to 1994, selling, general and administrative expenses increased from approximately $7.0 million to approximately $8.4 million, an increase of approximately $1.4 million or 20.0%. As a percentage of net revenues, selling, general and administrative expenses decreased from 22.4% in 1993 to 20.4% in 1994. The decrease in selling, general and administrative expenses as a percentage of net revenues primarily resulted from increased revenues without a proportionate increase in expenses.

     Amortization. From 1993 to 1994, amortization of intangible assets increased from approximately $163,000 to approximately $266,000. The increase primarily resulted from increased amortization of intangibles related to acquired businesses.

     Interest. From 1993 to 1994, interest expense increased from approximately $126,000 to approximately $185,000. The increase primarily resulted from increased borrowings related to growth of the Company's business.

SELECTED QUARTERLY INFORMATION

     The following tables set forth certain unaudited quarterly financial data of the Company for each of the four fiscal quarters in 1994 and 1995, and the first and second fiscal quarters in 1996. The information for each of these quarters is prepared on the same basis as the consolidated financial statements of the Company and the financial statements of the Predecessor and related notes included elsewhere in this Prospectus and include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to fairly present the data for such periods. The information in the following tables is not necessarily indicative of future results. See "Risk Factors -- Effect of Potential Fluctuations in Quarterly Operating Results; Seasonality." The tables should be read in conjunction with "Selected Consolidated Financial Data," the consolidated financial statements of the

Company and the financial statements of the Predecessor and related notes, and the other financial information included elsewhere in this Prospectus.


                                                                   QUARTERS ENDED
                                                             (UNAUDITED, IN THOUSANDS)
                   --------------------------------------------------------------------------------------------------------------
                                  PREDECESSOR                                                COMPANY
                   ------------------------------------------    ----------------------------------------------------------------
                   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,    MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                     1994       1994       1994        1994        1995       1995       1995        1995       1996       1996
                   --------   --------   ---------   --------    --------   --------   ---------   --------   --------   --------
STATEMENT OF
  INCOME DATA:
Net revenues.....  $10,241    $10,203     $ 9,992    $10,715     $11,764    $11,931     $11,525    $11,385    $13,005    $14,084
Cost of
  revenues.......    6,540      6,935       6,742      7,021       7,588      7,729       7,927      7,983      8,659      9,037
Gross profit.....    3,701      3,268       3,250      3,694       4,176      4,202       3,598      3,402      4,346      5,047
Selling, general
  and
  administrative
  expenses.......    2,151      1,987       2,004      2,235       2,375      2,220       2,205      2,606      2,491      2,782
Income from
  operations.....    1,542      1,272       1,239      1,217       1,597      1,779       1,189        282      1,597      1,968


                                                                   QUARTERS ENDED
                                                                    (UNAUDITED)
                   --------------------------------------------------------------------------------------------------------------
                                  PREDECESSOR                                                COMPANY
                   ------------------------------------------    ----------------------------------------------------------------
                   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,    MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                     1994       1994       1994        1994        1995       1995       1995        1995       1996       1996
                   --------   --------   ---------   --------    --------   --------   ---------   --------   --------   --------
STATEMENT OF
  INCOME DATA AS
  A PERCENTAGE OF
  NET REVENUES:
Net revenues.....    100.0%     100.0%     100.0%      100.0%      100.0%     100.0%     100.0%      100.0%     100.0%     100.0%
Cost of
  revenues.......     63.9       68.0       67.5        65.5        64.5       64.8       68.8        70.1       66.6       64.2
Gross profit.....     36.1       32.0       32.5        34.5        35.5       35.2       31.2        29.9       33.4       35.8
Selling, general
  and
  administrative
  expenses.......     21.0       19.5       20.1        20.9        20.2       18.6       19.1        22.9       19.2       19.8
Income from
  operations.....     15.1       12.5       12.4        11.4        13.6       14.9       10.3         2.5       12.3       14.0

------------

     Income from operations in the fourth quarter of 1995 compared to other periods presented includes an increase in administrative expenses of approximately $230,000 due to the recruitment, hiring and relocation of certain key executives, including Mr. Monroe and a vice president of operations, approximately $260,000 in noncash compensatory stock option expense, primarily resulting from the hiring of certain key executives, and approximately $400,000 in various expense accruals.

     Revenues from the Company's services are subject to quarterly variations. Net revenues can vary from period to period due to the effect of the timing of specific projects. Quarterly results may also vary as a result of the timing of acquisitions, if any, and the timing and magnitude of costs related to such acquisitions. See "Risk Factors -- Effect of Potential Fluctuations in Quarterly Operating Results; Seasonality" and "-- Fluctuations in Paper Prices."

LIQUIDITY AND CAPITAL RESOURCES

     The Company has funded its operations and acquisitions through a combination of cash flow from operations, bank borrowings and the issuance of shares of Common Stock.

  OPERATING ACTIVITIES

     Net cash provided by operating activities decreased $4.4 million from $5.7 million in 1994 to $1.3 million in 1995. The decrease resulted primarily from:
(i) an approximate $3.1 million decrease in net income between 1995 and 1994; (ii) a net increase in accounts receivable and income tax refund receivable of approximately $2.7 million; (iii) an approximate $1.0 million increase in supplies and prepaid expenses and other. This decrease was partially offset by noncash charges of approximately $1.8 million for depreciation and amortization, $781,000 for deferred income taxes and $308,000 for compensatory stock option expense.

     Net cash provided by operating activities increased approximately $1.1 million from $1.3 million in 1995 to $2.4 million for the six months ended June 30, 1996. This increase was due primarily to collections on accounts receivable, a federal income taxes refund and increased customer deposits.

  INVESTING AND FINANCING

     Net cash flows used in investing activities were approximately $1.8 million, $1.8 million and $2.8 million for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, respectively. The net cash flows used in investing activities resulted primarily from: (i) payments for assets of acquired companies of approximately $1.0 million, $1.4 million and $1.6 million during the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, respectively; and (ii) capital expenditures of approximately $758,000, $1.1 million and $1.2 million during the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, respectively.

     Net cash flows (used in) provided by financing activities were approximately $(3.9) million, $(224,000) and $974,000 for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1996, respectively. The approximate $(3.9) million net cash flows used in financing activities during 1994 resulted primarily from an approximate $5.2 million distribution to shareholders partially offset by approximately $1.2 million in short term bank borrowings. Substantially all of the net cash flows (used in) provided by financing activities for the year ended December 31, 1995 and the six months ended June 30, 1996 were provided under the Credit Agreement.

  CREDIT AGREEMENT AND BORROWINGS


     On January 17, 1995, the Company and First Union National Bank of North Carolina (the "Bank") entered into a Credit Agreement, pursuant to which the Bank provided for an aggregate of $15 million of term loans payable in 26 quarterly installments ending June 30, 2001 and a $10 million revolving credit facility, subject to a borrowing base limitation, expiring on June 30, 2001. The Company had unused and available revolving credit of approximately $3.0 million and approximately $697,000, at December 31, 1995 and June 30, 1996, respectively. In July 1996, the Credit Agreement was amended to include an additional $10 million acquisition credit facility, expiring on the earlier of June 30, 2001 or an initial public offering by the Company. To finance the Acquisitions closed after June 30, 1996 other than NRC, the Company borrowed an additional $7.5 million under the acquisition credit facility and, at July 31, 1996, had unused and available revolving credit of approximately $2.4 million. In addition, in August 1996, the Company amended the Credit Agreement to provide for up to an additional $8.5 million of interim term loans, payable upon the earlier of March 31, 1997 or an initial public offering by the Company, and borrowed approximately $8.2 million under the interim term loan facility in connection with the acquisition of NRC. In August 1996, the Company also amended the Credit Agreement to increase the existing $10 million revolving credit facility to $13 million. At September 30, 1996, the Company has approximately $40.1 million outstanding under the Credit Agreement and approximately $40.5 million of total long-term indebtedness, including the Credit Agreement. See "Description of Credit Agreement," Pro Forma Financial Information and Note 6 to the Notes to the Consolidated Financial Statements. Borrowings under such facilities are secured by all of the assets of the Company.


     Upon consummation of the Offering, the Company plans to repay a portion of its outstanding indebtedness under its Credit Agreement using a portion of the net proceeds from the Offering. The Company also expects to terminate the Credit Agreement shortly after consummation of the Offering and to enter into the New Credit Agreement with the Bank providing for a revolving line of credit of up to $30 million to be used to repay the remaining portion of the indebtedness outstanding under the Credit Agreement and to finance additional acquisitions, working capital, capital expenditures and other general corporate purposes. The New Credit Agreement would expire on June 30, 1999. Interest on amounts outstanding, if any, under the New Credit Agreement will be calculated using rates determined at the time of borrowing. Borrowings would bear interest at rates ranging from a base percentage rate plus 1.25% (9.5% at June 30, 1996) to a LIBOR plus 1.0% (6.6875% at June 30, 1996), depending upon the Company's leverage ratio. The Company would pay a monthly fee at an annual rate of 0.25% of the unused balance on the New Credit Agreement. The Company would not be required to make principal payments prior to the end of the term of the proposed loan. Borrowings, if any, under the New Credit Agreement would be collateralized by substantially all of the Company's assets. The New Credit Agreement would contain restrictions on the acquisition of stock or assets, disposal of assets, incurrence of other liabilities, minimum requirements for cash flow and certain financial ratios. There can be no assurance, however, that such New Credit Agreement will be obtained or that, if obtained, it will be on terms that are favorable to the Company or sufficient for the Company's needs. See "Description of Credit Agreement."

     The Company expects that amounts available under the expected New Credit Agreement will be used to implement its acquisition program. However, the Company expects that additional funds may be required in the future to successfully continue its acquisition program. Promptly after the consummation of the Offering, the Company expects to register 2,500,000 shares of Common Stock for use as consideration in future acquisitions.

  CAPITAL EXPENDITURES

     The Company continues to invest in capital equipment, principally to improve its reprographic capability and capacity. The Company has expended approximately $1.1 million, $800,000, $1.1 million and $1.2 million for capital equipment for the years ended December 31, 1993, 1994 and 1995, and the six months ended June 30, 1996, respectively. At June 30, 1996, the Company had no commitments to purchase equipment. The Company expects to make additional capital expenditures of up to approximately $1.0 million in 1996, none of which is pursuant to a firm commitment. Capital expenditures will generally be funded from operations.

  RECENT ACQUISITIONS

     The Company's liquidity and capital resources have been significantly affected by acquisitions and, given the Company's acquisition strategy, may be significantly affected for the foreseeable future. To capitalize on the industry consolidation opportunity, the Company has adopted a more active acquisition strategy. See "Recent Acquisitions," "Business -- Acquisition Strategy" and Pro Forma Financial Information. Since June 1995, the Company has acquired eight companies. The Company has to date financed its acquisitions with borrowings under the Credit Agreement, with shares of its capital stock and with cash from operations. Borrowings for acquisitions during 1995 and the first six months of 1996 totaled $1.4 million and $2.0 million, respectively. In addition, the Company borrowed approximately $7.5 million in July 1996 to fund certain of the Acquisitions and approximately $8.2 million in August 1996 to fund the acquisition of NRC. See "Recent Acquisitions."

     As of June 30, 1996, on a pro forma basis, after giving effect to the Acquisitions, the Recapitalization, the application of the net proceeds from the Offering and the repayment of $6.3 million of indebtedness using funds from the New Credit Agreement, the Company would have had an aggregate of $23.7 million available under its proposed New Credit Agreement. See "Use of Proceeds,"
"-- Credit Agreement and Borrowings" and Pro Forma Financial Information.

  FUTURE CAPITAL NEEDS

     The Company's ability to obtain cash adequate to fund its needs depends generally on the results of its operations and the availability of financing. Management believes that cash flow from operations, in conjunction with borrowings from existing and possible future credit facilities and the net proceeds from the Offering, will be sufficient at least through the end of 1998 to meet debt service requirements, make possible future acquisitions, and fund capital expenditures. However, there can be no assurance in this regard or that the terms available for any future financing, if required, would be favorable to the Company.

INFLATION

     Certain of the Company's expenses, such as wages and benefits, occupancy costs and equipment repair and replacement, are subject to normal inflationary pressures. Although the Company to date has been able to offset inflationary cost increases through increased operating efficiencies, there can be no assurance that the Company will be able to offset any future inflationary cost increases through similar efficiencies or increased charges for its products and services.

EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS

     Stock-Based Compensation. In October 1995, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which requires adoption of the disclosure provisions no later than fiscal years beginning after December 15, 1995 and adoption of the measurement and recognition provisions for non-employee transactions no later than after December 15, 1995. The new standard defines a fair value method of accounting for the issuance of stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. Pursuant to SFAS No. 123, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," but would be required to disclose in a note to the financial statements pro forma net income and per share amounts as if the company had applied the new method of accounting. SFAS No. 123 also requires increased disclosures for stock-based compensation arrangements regardless of the method chosen to measure and recognize compensation for employee stock-based arrangements. The Company has elected to continue to account for such transactions under APB No. 25 and will disclose the required pro forma effect on net income and earnings per share.

     Long-Lived Assets. SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Assets to be Disposed of" is effective for fiscal years beginning after December 15, 1995. The statement establishes standards for measuring impairment losses of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and those to be disposed of. The Company does not expect the adoption of SFAS No. 121 to have a material effect on its financial position or results of operations.

                                    BUSINESS

     The discussion in this section of the Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion of Financial Condition and Results of Operations," as well as those discussed elsewhere in this section and in this Prospectus.

OVERVIEW

     Lason provides integrated outsourcing services for records management, document management and business communications. The investments the Company has made in imaging and communications technology, personnel, equipment and systems over the past decade have given it the capabilities and expertise to meet the growing and increasingly complex document management requirements of its customers. The Company primarily serves customers in the manufacturing, healthcare, financial services and professional services industries. The Company's core competencies in input processing, data management and output processing enable it to provide a broad range of services across a wide range of media types and allow customers to fulfill their document management outsourcing needs with a single vendor. For the year ended December 31, 1995 and the six months ended June 30, 1996, the Company had net revenues of approximately $46.6 million and $27.1 million, respectively. Today, the Company employs over 1,150 people, has operations in eight states and provides services to over 2,200 customers at 15 multi-functional imaging centers and at 40 facility management sites located on customers' premises. The Company's strategy has been to offer a wide range of services to its customers and to use technology to expand its service offerings.

     The document management industry is highly fragmented, consisting of a large number of small companies providing limited service offerings. Therefore, an important element of the Company's growth strategy is to make selected acquisitions of companies with complementary technologies or customer bases to consolidate its position as a provider of complete document management services. Since June 1995, the Company has acquired eight companies. The Company will continue to seek and evaluate additional acquisition opportunities. See "Recent Acquisitions."

     Lason's service offerings generally can be divided into the areas of records management, document management and business communications. The Company's records management services include the scanning and converting of documents from a variety of input media to a digital format. The Company also provides traditional microfilm and microfiche services. The Company's newest records management offering, Visions computer output to laser disk ("COLD") service, provides laser disk storage and retrieval of records. The Company's document management services include high-volume, quick turn-around optical and digital printing, as well as facility management operations at customer sites. The Company's newest document management service offering, Lason Document Express (print on demand), allows documents to be stored digitally, accessed on-line and printed and distributed locally or centrally, depending on end-user requirements. The Company's business communications services provide customers with rapid, reliable and cost-effective methods for making large-scale distributions of statements, reports and letters to consumers and other target audiences in response to specific events. The Company also provides customized processing services for over 400 collection agencies located throughout the United States.

     Lason believes that companies will continue to increase their use of outsourced document management services. To efficiently manage complex or large volumes of documents, a customer would be required to make investments in equipment and technology which may only be fully utilized occasionally by a single user. Through outsourcing, companies can avoid this capital investment, as well as the risks of obsolescence that arise from rapid changes in document management technology. As companies seek to focus on their core competencies and maximize asset utilization, they are increasingly turning to outside parties who have the technological expertise, service focus, rapid turn-around capacity and full range of capabilities necessary to efficiently manage complex or large volumes of documents. In addition, the Company believes that customers will seek a single vendor capable of furnishing all or many of their document management needs rather than relying on multiple vendors with varying areas of expertise.

MARKET AND INDUSTRY OVERVIEW

     The Company believes the market for its services is growing due to a variety of factors including: (i) continuing advancements in computer, networking, facsimile, printing and other technologies which have greatly facilitated the production and distribution of documents; (ii) government regulations that require lengthy document retention periods and rapid accessibility for many types of records; (iii) increased customer expectations of low cost access to records on short notice at different locations; and (iv) an increasingly litigious society, necessitating access to relevant documents and records for extended periods. In addition, the Company's customer base of manufacturing firms, healthcare institutions, professional service firms and financial institutions routinely generate large volumes of documents that require efficient processing, distribution, storage and retrieval. The Company believes that these customer segments have increased, and will continue to increase, their outsourcing of document management services in order to maintain a focus on core operating competencies and revenue generating activities, reduce fixed costs, including labor and equipment costs, and gain access to new technologies without incurring the expense and risk of near-term obsolescence of such technologies.

     The Company also believes that the market for its services will expand as technology evolves for the scanning and conversion of paper or microfilm documents into digital formats. Electronic imaging is generally used because of the storage media's high speed of retrieval, its multiple indexing and text search formatting capabilities, its ability to be used to distribute electronic documents to multiple locations and, once input, its lower cost per retrieval.

     The Company believes that many of the small businesses with which it competes lack the capital for expansion; cannot keep abreast of rapidly changing technologies; lack the ability to manage large, complex projects; lack effective marketing programs; and are unable to meet the needs of large, geographically dispersed customers. As a result of these barriers to continued growth, the Company believes that many owners of such competing firms will be receptive to being acquired by the Company as a means of providing the owners of such companies with liquidity. In addition, to the extent the Company finances all or a portion of the purchase price by issuing shares of Common Stock, the Company will also be providing such owners with an opportunity to participate in the potential growth of the Company.

BUSINESS STRATEGY

     The Company's goal is to become a national, single source provider of document management, records management and business communication services for its customers. To achieve this goal, the Company intends to implement a focused business strategy based on the following elements:

          Provide a broad range of services that will allow both existing and new customers to secure all of their needed document management services from one source. The Company's broad range of services and its significant investment in technology and capacity enables it to compete successfully for large, complex projects for large customers because it has capabilities that its competitors lack. The Company intends to focus on obtaining additional business by offering its full service capabilities to firms now being serviced by several document management service companies with a limited range of service offerings and by enabling customers to consolidate various vendor relationships into a single relationship with the Company.

          Implement a comprehensive marketing program to facilitate the cross-selling of additional services to customers who are now purchasing only a limited number of services and to develop national brand recognition of the quality of Lason's services. The Company has leveraged its existing customer relationships to sell its other document management services. For example, the

     Company has been able to expand customer relationships initially developed through its facilities management services into providing a full range of document management services. Moreover, the successful development of a national brand image for Lason will enhance the sales potential of acquired companies, thus increasing the benefits of integrating these acquired companies into the Lason system and strengthening Lason's attractiveness as a potential acquiror.

          Make selective acquisitions to further broaden its geographic reach, customer base and technological capabilities and to attain economies of scale in purchasing, facilities utilization and management. The Company's strategy is to serve as a consolidator of the highly fragmented document management services industry. Since its founding in 1985, the Company has acquired several companies which have expanded its services offerings and increased its technological capabilities. Since June 1995, the Company has acquired eight companies involved in records management, duplication, conversion services, facilities management, item processing and item research, micrographics, litigation support document management services, electronic sorting of mass mailings and mail creation and distribution. The Company intends to acquire additional companies with attractive, complementary customer bases or technologies. The Company's goal is to increase the utilization of its assets and to cross-sell additional services through acquired companies. See "Risk Factors -- Risks of Acquisitions and Failure to Integrate Acquired Businesses" and "-- Risk of Inadequate Financing for Future Acquisitions," "Recent Acquisitions" and "Business -- Acquisition Strategy."

          Develop additional high value-added applications, such as Lason Document Express, digital imaging services and COLD, within its core services offerings. The Company has developed a variety of technologically advanced products and services that provide creative solutions to difficult customer problems. Examples of these high value-added applications are Lason Document Express, an electronic print-on-demand system that allows documents to be stored digitally, accessed on-line and printed and distributed locally or centrally depending on end-user requirements, Visions computer output to laser disk ("COLD") system, which writes computer output files to an optical disk; and digital imaging services, which involves the conversion of paper or film documents to digital information through optical scanners.

          Develop scalable applications utilizing an open architecture and modular approach that will enable the Company to service the unique needs of various customers across a broad range of volume requirements. To meet the diverse needs of its current and potential customers, the Company utilizes an open architecture and modular approach in developing its applications and incorporates the equipment of a variety of hardware and software manufacturers. The modular aspects of the Company's technology and approach enable it to combine different portions of its document management technologies and capacities in numerous configurations to meet the diverse and changing document management needs of its customers. In addition, the scalable aspects of the Company's technology permit the Company to process both large and small volumes of documents in a cost-effective manner. Scalability of its applications is also important with respect to acquired companies. Because Lason's technology is applicable to both large and small production volumes, acquired companies will be able to apply and benefit immediately from Lason's technology regardless of their current production volumes and will be able to benefit in the future as they are able to obtain customers with diverse volume needs.

ACQUISITION STRATEGY

     The Company believes that it can serve as a consolidator of the highly fragmented document management services industry and that it can achieve economies of scale through volume purchasing, enhanced facility utilization and consolidation of support staff and infrastructure. Moreover, the Company believes that it can enhance revenues by cross-selling its full range of services to the customer bases of these acquired companies and that it can expand its geographic presence across the United States by acquiring document management services providers in new geographic markets. The

Company's long-term strategy is to establish a series of regional hubs each capable of providing the full range of services now provided by the Company's Detroit area facilities.

     The Company was founded in 1985 as a result of a management buyout of the direct mail division of McKesson Corporation's 3PM subsidiary. Since then, the Company has acquired several companies which have expanded the Company's service offerings and increased its technological capabilities. As a result, the Company believes it has developed a formula for successfully integrating acquired companies into its financial, purchasing and operating systems. Since June 1995, the Company has acquired eight companies. See "Recent Acquisitions."

     In the future, the Company's acquisition strategy will target companies that provide the opportunity for continued growth in its core service areas. The Company's acquisition strategy will focus on companies (i) that have proven operating track records, solid management teams, and strong customer franchises that could benefit from Lason's technology and broad product and service offerings; (ii) that have an existing presence in the Company's core competencies to build economies of scale through volume purchasing and facilities utilization; and (iii) that expand the Company's customer base and thereby increase its cross-selling opportunities. In addition, where appropriate, the Company intends to transform certain of its acquired facilities into regional hubs to market the Company's services in various major North American business markets.

PRODUCTS AND SERVICES

     The Company's strategy is to offer a broad range of document management services across a wide variety of media types and formats, thereby permitting customers to consolidate their document management needs with a single vendor. This broad range of document management services and capabilities enables the Company to provide integrated solutions to its customers' complex document management needs. Although there is significant overlap, the Company's service offerings generally can be divided into the areas of records management, document management and business communications.

     Records Management

     Companies are increasingly utilizing electronic document storage and retrieval (DSR) systems to manage their business records as the cost of such technology declines and the benefits become more apparent. The Company provides electronic document conversion services to convert paper documents to a digital format both at the time of initial implementation of a DSR program and on an ongoing basis. The Company possesses the capability to convert documents from a wide variety of input media or formats to a wide variety of output media or formats, including traditional micrographic conversion services. Lason also offers DSR system services that a customer can use as an alternative to developing and purchasing its own DSR system. The records management area represented approximately 16.8%, 20.1% and 19.5% of the Company's net revenues for the years ended December 31, 1993, 1994 and 1995, respectively. Services generally included in this area are:

     - Document Conversion Services

          The Company's experience and capabilities enable it to provide a broad range of document conversion services with respect to a wide variety of input and output formats, including digital, film, CD-ROM, optical disk, magnetic disk, magnetic tape, aperture card and hardcopy, including engineering drawings.

          Electronic Document Conversion. A company implementing a DSR program frequently faces the challenge of converting hundreds of thousands to millions of paper and/or microfilm documents to digital format. These paper and microfilm documents can be converted to indexed digital images or, using optical character recognition technology, into electronically recognizable text. Lason's investment in advanced document scanners and imaging software combined with its experience in scanning and converting documents typically enables the Company to perform this document conversion process more efficiently and in significantly less time than a potential customer. The Company's technical support staff is skilled at assisting customers in developing customized indexing systems and selecting optimal file formats and naming conventions.

          Micrographic Document Conversions. The Company also performs traditional micrographic conversions including the conversion of paper documents into microfilm images, film processing, and computer-based indexing and formatting of microfilm images. Micrographic services often are selected as a cost competitive technology to paper based systems in order to reduce the physical size of stored records, for their long term (typically over 100 years) archival capabilities, and as an intermediate step in certain imaging or reprographic applications.

     - Electronic Document Storage and Retrieval

          The Company has developed a flexible electronic DSR system that enables Lason's customers to obtain the benefits of electronic document storage and retrieval without developing and purchasing their own DSR system. Electronic storage of documents enables customers to immediately access large volumes of documents that would be impossible using conventional filing systems. DSR systems also provide rapid distribution of archived information to multiple destinations and remove the logistical burden and cost of archiving paper documents. Lason's DSR system enables it to store and index a customer's digital documents whether the document was converted to digital format or was originally produced in digital format. The system used to index and store documents produced by computers on a laser disk is commonly referred to as a computer output to laser disk ("COLD") system. A COLD system is particularly useful for companies which need to rapidly locate documents produced on disparate computer systems and programs, such as are found in very large companies with multiple independently functioning departments or companies with a high level of customer service activity. Because stored documents can be indexed by several criteria, a customer can use simple but exacting computer search techniques to rapidly access individual documents or groups of documents. For example, one customer utilizes the Company's DSR system to enable its employees to retrieve particular invoices from the millions of invoices the customer has stored on the system. Traditionally, such invoices were written to microfilm and stored in file cabinets. Without a DSR system, accessing and retrieving such invoices was a time consuming manual operation. An additional key feature of the Lason DSR system is that it permits total storage capacity to be incrementally increased through the addition of modular storage units.

     The Company's capability to convert documents from a wide variety of input media or formats to a wide variety of output media or formats and its electronic document storage and retrieval capabilities position the Company to be a single source provider of the records management services for potential customers. The Company plans to continue investing in and developing the capabilities and flexibility of its DSR system in an effort to make it increasingly attractive to potential customers to outsource their records management to the Company instead of developing and purchasing their own DSR system.

     Document Management

     The Company provides a broad range of services that enable it to meet customers' document management needs. The Company offers on-site facilities management services to manage those document management services which are most efficiently provided at a customer's facility. Higher volume and/or more complex document management services are performed at the Company's centralized imaging centers. The document management area represented approximately 40.5%, 38.3% and 36.9% of the Company's net revenues for the years ended December 31, 1993, 1994 and 1995, respectively. Services generally included in this area are:

     - On-Site Facilities Management

          The Company can equip, staff and manage most aspects of a customer's document management needs at a customer's facility. In addition to copying and printing, Lason employees perform file room maintenance, engineering drawing and record retention, decentralized copier management, facility mail and courier services and address list maintenance. Typically, the Company will operate its own satellite production center (called a Lason Servicenter) on the customer's premises. By working in partnership with a customer at the customer's facility, the Company and the customer frequently identify additional ways the Company can help meet the customer's document management needs both on-site and at the Company's centralized imaging centers. In one instance, a manufacturing customer originally engaged the Company solely to provide equipment and personnel to manage its on-site photocopying needs at one of its facilities. Today, the Company provides that customer with on-site supply stock, facility mail and courier services and also provides that customer with electronic document conversion of invoices, printing of training and product manuals using the Document Express system, large volume mailings of promotional and product information to customers, large format color plotting and offset printing of forms at Lason's imaging centers. The Company established its first Lason Servicenter in 1992 and currently provides on-site services at 40 facilities in Michigan, Illinois, Ohio and Tennessee.

     - High-Volume Reprographics/Distribution

          The Company through its imaging centers provides high-volume, quick-turn reprographics services 24 hours a day, seven days a week. The Company currently processes an average of six million pages per month. In addition, the Company possesses the capability to handle reprographic projects involving microfiche and engineering drawings, including conversion services. For example, each day the Company receives on average approximately 2,500 engineering drawings from a manufacturing customer that the Company reproduces using various large format and small format document duplicators. The resulting images are then distributed to approximately 50 of the customer's suppliers. These capabilities are important enablers of other services provided by the Company, such the Lason Document Express print on demand service and performing overnight and peak demand reprographics services for the Company's on-site facilities management customers.

     - Lason Document Express Print On Demand System

          The Lason Document Express print on demand system enables customers to cost-effectively produce and distribute large volumes of a document on 24 hours notice. The customer supplies the Company with either an electronic copy of a document or a hard copy of the document, which the Company converts to an electronic copy, which is then stored on the Lason Document Express system. The customer can then use its own computer system to place a print order, including production amount and distribution method and location, and the Company completes the print and distribution process.

          The Lason Document Express system offers an alternative to traditional printing methods for companies which produce documents that are subject to frequent revision or unpredictable demand. Since conventional offset printing requires large production runs to produce high quality documents in a cost-effective manner, a company which utilizes offset printing to print such documents incurs a high risk that it will find itself with a costly inventory of outdated and useless documents. In addition, the flexibility of the Lason Document Express system provides customers an ability to increase the quality of their product offerings by enabling them to make document enhancements (such as corrections or improvements to product manuals) which would otherwise be prohibitively expensive. The Company believes that the demand for print on demand services by manufacturers and financial and insurance institutions will continue to increase as technological advances create ever-shorter product life cycles and ever-increasing product variation.

          Customers frequently use the Lason Document Express system to print and distribute documents such as product manuals, training manuals, technical documentation and employee benefit books. For example, a customer which operates computer training centers nationwide uses the Lason Document Express system to print training manuals for its classes. When a training class is scheduled, the customer places an order for the manuals to be used in the class the day before the class begins, thereby ensuring that the number of manuals printed matches closely the number of students enrolled in the class. Another customer, which manufactures robotic systems, uses the Lason Document Express system to produce the customized product manuals and technical documentation which accompany each of its customized robotics applications.

     - Digital Graphics

          A staff of computer graphics design and printing professionals use advanced computer technology to provide digital graphics services, including design and printing of high resolution full color graphics, electronic publishing and production of camera-ready art for offset printing. Applications range from document covers and graphics to courtroom exhibits and promotional signage of any size. Digital graphics services are an important component of the Company's single source strategy and are an important enabler of other services provided by the Company.

     The Company's experience in working with customers at their facilities to manage all aspects of the customers' on-site document management needs and its capability to fulfill almost any document copying, printing or distribution need at its imaging centers position the Company to be a single source provider of document management services for potential customers. The Company's continuing investment in and development of advanced high-speed document production hardware and software and three-shift operation of its imaging centers enables the Company to produce high quality documents while leveraging economies of scale and 24-hour utilization of equipment. The Company plans to continue to develop and market products such as the Lason Document Express system which make it easier for customers to access and use the Company's document printing and distribution capabilities and the economies of scale the Company possesses at its imaging centers.

     Business Communications

     The Company offers a variety of personalized direct response services to its customers. The direct response services are characterized by quick turn-around, large volume, and highly personalized business correspondence written to invoke a response rather than create a sale. The business communications area represented approximately 42.7%, 41.6% and 43.6% of the Company's net revenues for the years ended December 31, 1993, 1994 and 1995, respectively. Services generally included in this area are:

     - Collection Letter Processing

          The Company's Priority Gram collection letter service is a nationally recognized multi-function program designed to accelerate payment from the debtor to the creditor. The Company works with 15 leading software providers to provide credit institutions with an effective system of debt collection communications. Customers of this service have the flexibility of using Lason's format or the customer's own letterhead and text in their collection letters. Over 500 customers utilize the process, and 20 million letters, including collection letters, are generated each month.

     - Event-Driven Direct Mail

          The Company develops customized programs for its customers to support event-driven response requirements, such as product recall and credit card solicitation campaigns. For example, the Company currently provides declination letter and incomplete application letter processing with respect to credit card applications for a leading credit card company. Such letters can be generated on a daily basis as the status of the customer's application file requires.

     - Co-Mingling of Mail

          By combining volumes of like mail from all of its customers and presorting such mail to United States Postal Service specifications, the Company is able to generate significant postal discounts for its customers. Over 95% of Lason's mail is sorted to the lowest postal discount category available through the United States Postal Service. Each customer enjoys the maximum postal discounts allowed for First Class Mail regardless of the volume of mail sent by such customer. The Company can incorporate these savings in quotes to customers on its services. Furthermore, over 90% of all mail processed in the Company's mailing centers is directly produced by Lason.

     The Company's experience and capabilities in letter creation and mail handling position it for continued leadership in business communications, and the Company plans to continue investing in and developing such capabilities in the future.

     Integrated Solutions

     The Company's wide range of document management, conversion and distribution capabilities and an experienced staff of image and information management professionals enable it to provide integrated solutions to customers' complex document management needs.

     Many of the litigation support solutions provided by the Company are based on both its electronic document conversion and its print on demand capabilities. The rules of discovery permit each party involved in a law suit to request documents gathered in support of the litigation by the other party. A large manufacturer involved in hundreds of product liability litigations concerning the same alleged product defect engaged the Company when it experienced difficulty in meeting court-established deadlines for production of discovery documents and in accurately producing the documents requested. In this case, the customer possessed millions of pages of discoverable documents. The solution provided by the Company was to convert each of the discovered documents (in paper form) to digital images which were then indexed and stored on the Lason Document Express system. When a litigant requests certain discovery documents (in many cases, hundreds of thousands of pages at a time), the customer uses the Lason Document Express system to place an on-line order to the Company to print the desired documents and to distribute them to the requesting litigant. Typically, the Company can fulfill each order by the next day. The Lason Document Express system not only ensures that every page is properly printed, but also provides such features as automatically printing identifying information (such as Bates numbers) on each page, printing confidential watermarks and automatically shrinking oversized documents to fit on standard-sized pages.

     The Company has used both its electronic document conversion and high-volume, quick turn-around printing capabilities to provide solutions for banks engaged in mortgage lending. When one of the nation's largest mortgage lenders decided to convert from conventional to electronic storage, it confronted the challenge of converting approximately 60,000 mortgage files, each containing approximately 20 to 27 documents. The bank engaged the Company to perform this electronic document conversion project. In 10 weeks, the Company converted approximately 60,000 mortgage loan files (or approximately five million pages) to digital images that were stored on CD-ROM and indexed and formatted for use on the bank's own DSR system. During the project, the bank sold approximately 20,000 of the 60,000 mortgage loans. The loan files representing the sold loans were randomly interspersed among the files which had been or were about to be converted by the Company. To complete the mortgage sale transaction, the bank needed hardcopies of certain of the original mortgage documents for each mortgage sold, typically five documents per loan file. The Company was able to provide the bank with a more attractive solution than manually retrieving and copying the necessary files. The Company was able to use the CD-ROM it had created to identify the required documents and retrieve and transfer such documents to a separate CD-ROM for delivery to the mortgage loan purchaser.

CUSTOMERS

     The Company currently has approximately 2,200 customers primarily in the manufacturing, healthcare, financial services and professional services industries. The Company services accounts of all sizes, from small business and professional groups to Fortune 100 companies. The Company's customers include General Motors Corporation, Ford Motor Company, Trans Union Corporation, Chrysler Corporation, International Business Machines Corp., First Chicago NBD, Compuware, Colonial National Bank, Oakwood Hospital and Detroit Medical Center.

     Historically, a majority of the Company's revenues have been from the major domestic automobile manufacturers. The three major domestic automobile manufacturers accounted for approximately 76.4%, 71.1%, 65.2% and 59.1% of the Company's net revenues for the years ended December 31, 1993, 1994 and 1995, and for the six months ended June 30, 1996, respectively. Other than General Motors Corporation and Ford Motor Company, which accounted for approximately 48.6% and 11.8% of the Company's net revenues, respectively, no customer accounted for more than 10% of the Company's net revenues for the year ended December 31, 1995. On a pro forma basis, for the year ended December 31, 1995, and the six months ended June 30, 1996, General Motors Corporation accounted for approximately 30.7% and 27.2%, respectively, Ford Motor Company accounted for approximately 13.5% and 13.6%, respectively, and Chrysler Corporation accounted for approximately 3.0% and 2.8%, respectively, of the Company's net revenues. See "Selected Consolidated Financial Information."

SALES AND MARKETING

     The Company's sales efforts are handled primarily through its in-house direct sales staff of 32 located in six states. Twenty-five sales representatives concentrate on the sales of document and records management services and seven sales representatives concentrate on sales of business communications services. In addition to its direct sales force, the Company markets its products through the efforts of its value-added-resellers, which include FileNet Corp., Zylab International, Inc., Macro Computer Products Inc. (MacroSoft) and Unisys Corp., and through certain of its suppliers, including Canon Inc., Eastman Kodak Co. and Ameritech Corp. The Company also employs full time customer service representatives to assist customers. Sales representatives and service representatives are assigned to each major customer project.

     Historically, the Company's sales representatives have focused their sales and marketing efforts on a particular area of the Company's service offerings. Although the Company intends to maintain sales representatives with application specific expertise, the Company is in the process of consolidating its sales and marketing efforts. The Company has recently hired an executive vice president of marketing and sales to coordinate the integration of the Company's sales and marketing efforts across service types and geographic regions. The Company believes that an integrated sales force will enhance cross selling opportunities within the Company's customer base. The Company's sales approach emphasizes a high level of customer services, personal relationship development and customer solution selling. The Company intends to maintain separate national account managers for large customers, and sales and service personnel maintain daily contact with major accounts and interact extensively with customer and Company operations staff to address customer needs.

COMPETITION

     The Company's businesses are highly competitive. A significant source of competition is the in-house document handling capability of the Company's target customer base. In addition, with respect to those services that are outsourced, the Company competes with a variety of competitors, including large national or multinational companies, which have greater financial resources than the Company, and smaller regional or local companies. The Company's major competitors, in addition to various regional competitors, include ALCO Standard Corp., Pitney Bowes Management Services, Inc. (a subsidiary of Pitney Bowes, Inc.) and Xerox Business Services with respect to its document management services; Dataplex Corp., F.Y.I. Incorporated and ALCO Standard Corp. with respect to its records management services; and First Financial Management Corp. (First Image), Sun Guard

Mailing Services and Diversified Data & Communications with respect to its business communications services.

     The Company believes that the principal competitive factors in document management services include quality and accuracy, reliability and security of service, reputation, ease of use, customer support and service, customer segment specific knowledge, speed, capacity and price.

PROPRIETARY RIGHTS AND PROCESSES

     The Company regards the systems, information and know-how underlying its services as proprietary and relies primarily on a combination of contract, trade secrets, confidentiality agreements and contractual provisions to protect its proprietary rights. The Company's business is not materially dependent on any patents. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to obtain and use information that the Company regards as proprietary, and policing unauthorized use of the Company's proprietary information is difficult. Litigation may be necessary for the Company to protect its proprietary information and could result in substantial cost to, and diversion of efforts by, the Company.

     The Company is not aware that any of its proprietary rights infringe the proprietary rights of third parties. Any infringement claims, whether with or without merit, can be time consuming and expensive to defend or may require the Company to enter into royalty or licensing agreements or cease the allegedly infringing activities. The failure to obtain such royalty agreements, if required, and the Company's involvement in such litigation could have a material adverse effect on the Company's business, financial condition and results of operations.

FACILITIES

     As of August 30, 1996, including the Acquisitions, the Company conducted operations through 21 leased facilities in seven states containing in the aggregate approximately 329,860 square feet. The Company's principal facilities are summarized in the following table:

                                                     APPROXIMATE
                    LOCATION                        SQUARE FOOTAGE                USE
-------------------------------------------------   --------------    ----------------------------
Livonia, MI (Amrhein Street).....................       72,000        Business communications
Madison Heights, MI..............................       49,900        Document and records
                                                                      management
Troy, MI.........................................       47,050        Document and records
                                                                      management, headquarters
Livonia, MI (Schoolcraft Road)...................       27,460        Business communications
Jacksonville, FL (Bayberry Road).................       26,505        Document and records
                                                                      management
Jacksonville, FL (Victor Street).................       20,000        Document and records
                                                                      management
Detroit, MI (Larned Street)......................       20,000        Document and records
                                                                      management
St. Clair Shores, MI.............................       16,345        Document and records
                                                                      management
Detroit, MI (Eight Mile Road)....................       10,000        Retail
Rochester, NY....................................        8,200        Document and records
                                                                      management
Livonia, MI (Stark Road).........................        5,700        Item processing and item
                                                                      research
Chicago, IL......................................        5,200        Document and records
                                                                      management

     Leases vary in length remaining from month-to-month to 72 months and, in some cases, include options to extend the lease term. The Schoolcraft Road property in Livonia, Michigan is leased from an affiliate of the Company. See "Certain Relationships and Related Transactions" and Note 8 to the Notes to the Consolidated Financial Statements. The lease with respect to the Troy, Michigan facility expires on December 31, 1996. The Company is currently negotiating an extension of such lease. The Company believes it will be able to renew the existing lease without incurring significant increases in expenses.

     The Company believes that its success to date has been, and future results of operations will be, dependent in large part upon its ability to provide prompt and efficient services to its customers. Certain of the Company's operations are performed at a single location and are dependent on continuous computer, electrical and telephone service. As a result, any disruption of the Company's day-to-day operations could have a material adverse effect upon the Company. The Company currently has business interruption insurance intended to mitigate the impact of floods, fire, power outages or similar disasters. In addition, the Company has redundant telephone lines and rerouting capabilities to separate telephone exchanges to guard against the possible temporary loss of phone service in connection with the servicing of customers. The Company also has a back-up generator at its Livonia facilities to serve as an alternative power supply in the event of any power outage. Notwithstanding the foregoing, there can be no assurance that a fire, flood, earthquake, power loss, phone service loss or other disaster affecting one or more of the Company's facilities would not disable these functions. Any significant damage to any such facility or other failure that causes significant interruptions in the Company's operations may not be covered by insurance and could have a material adverse effect on the Company's business, financial condition and results of operations.

REGULATION

     The Company's customers involved in debt collection and certain of the Company's services as used by those customers, such as collection letter processing, are subject to various consumer protection laws, including the Federal Fair Debt Collection Practices Act ("FDCPA"). The format and wording of many of the collection letters distributed by the Company, including its Priority Gram, are developed by the Company. In 1977, Congress enacted the FDCPA to curtail abusive, deceptive and unfair debt collection practices committed by debt collectors. The FDCPA in general prohibits harassment, false representations and unfair practices, including limitations on the acceptable format and wording of letters, envelopes and other communications from debt collectors to debtors. The FDCPA provides for civil liability for the violation of its provisions. The maximum liability exposure in a class action would be $1,000 for each named individual and such amount as the court may allow for other class members, not to exceed the lesser of $500,000 or 1% of the net worth of the debt collector plus costs and reasonable attorneys' fees. In addition to the FDCPA, the Company's debt collector customers may be subject to various state statutes and regulations. Such regulations may afford greater protection to consumers than the FDCPA.

     Although the Company believes that it is not subject to the FDCPA because it is not a debt collector and although there are no contractual rights to indemnification from the Company to its debt collection customers with respect to such actions, a customer of the Company subject to, and in violation of, the FDCPA or similar laws in connection with services provided by the Company to such customer may ask the Company for indemnification for any losses the customer may incur in connection with such violation. If such indemnification is required or the Company is determined to be liable for any violation of such laws, it could have a material adverse effect on the Company's business, financial condition or results of operations.

LITIGATION

     The Company is, from time to time, a party to legal proceedings arising in the normal course of its business. Management believes that none of the legal proceedings currently outstanding will have a material adverse effect on the Company's business, financial condition or results of operations.

     From time to time, certain of the Company's customers are subject to claims or are parties to litigation under various consumer protection laws involving services supplied by the Company for such customers. These actions sometimes relate to the form and content of collection letters distributed by the Company, which in many cases are developed by the Company. There can be no assurance that the Company will not be made a party to any such litigation or that, although there are no contractual rights to indemnification, the Company will not be asked to indemnify such customers for losses such customers incur in connection with any such claim or litigation. Any such occurrence could have a material adverse effect on the Company's business, financial condition or results of operations. See "-- Regulation."

ENVIRONMENTAL MATTERS

     The Company is subject to federal, state and local laws, regulations and ordinances that: (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes; or (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposal or other releases of solid wastes and hazardous substances.

     The Company is not currently aware of any environmental conditions relating to present or past waste generation at or from these facilities that would be likely to have a material adverse effect on the business, financial condition or results of operations of the Company. However, there can be no assurances that environmental liabilities in the future will not have a material adverse effect on the business, financial condition or results of operations of the Company.

EMPLOYEES

     As of July 1, 1996, including the Acquisitions, the Company had 969 employees, 67 of which were employed primarily in management and administration. Included in the total number of employees are 167 part-time and 31 temporary employees. The Company also uses the services of an additional 205 people under the terms of a personnel leasing arrangement. No employees of the Company are represented by a labor union. The Company considers its relations with its employees to be good.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the Company's Directors and executive officers as of July 31, 1996:

               NAME                   AGE                         POSITION
-----------------------------------   ---    ---------------------------------------------------
Robert A. Yanover..................   60     Chairman and Director
Gary L. Monroe.....................   42     Chief Executive Officer and Director
Allen J. Nesbitt...................   49     President and Director
William J. Rauwerdink..............   46     Executive Vice President, Chief Financial Officer,
                                               Treasurer and Secretary
Brian E. Jablonski.................   40     Executive Vice President of Marketing and Sales
Donald M. Gleklen..................   59     Director
Bruce V. Rauner....................   40     Director
Joseph P. Nolan....................   32     Director and Assistant Secretary

     Robert A. Yanover has served as Chairman of the Board and as Director of the Company since its inception. Mr. Yanover also serves as president of Computer Leasing Company of Michigan, Inc. See "Certain Relationships and Related Transactions." Mr. Yanover is founder and former president of 3PM, the predecessor of the Company. See "The Company." Mr. Yanover holds a B.S. degree in Physics from Harvard College.

     Gary L. Monroe has served as Chief Executive Officer of the Company since February 1996 and as a Director of the Company since he joined the Company in September 1995. From September 1995 to February 1996, Mr. Monroe served as Executive Vice President of the Company. From May 1992 to September 1995, Mr. Monroe served as President of Kodak Imaging Services, Inc., a subsidiary of Eastman Kodak Co. From August 1990 to May 1992, Mr. Monroe served as Director of Finance and Strategic Planning of the Health Sciences Division of Eastman Kodak Co. Mr. Monroe holds a B.A. degree from William Patterson College and an M.B.A. degree from Rutgers University.

     Allen J. Nesbitt has served as President and as a Director of the Company since its inception. From 1977 to 1985, Mr. Nesbitt served as Vice President of 3PM, the predecessor of the Company. See "The Company." Mr. Nesbitt holds a B.A. degree from Central Missouri State University.

     William J. Rauwerdink has served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company since he joined the Company in May 1996. From February 1993 to April 1995, Mr. Rauwerdink served as Executive Vice President, Chief Financial Officer and Treasurer of The MEDSTAT Group, Inc., a publicly traded company in the healthcare information industry. Mr. Rauwerdink was a Partner with the Detroit office of the international accounting and consulting firm of Deloitte & Touche from 1983 to 1993. He is a certified public accountant. Mr. Rauwerdink holds a B.B.A. degree from the University of Wisconsin - Madison and an M.B.A. degree from Harvard University. See "-- Certain Legal Proceedings."

     Brian E. Jablonski has served as Executive Vice President of Marketing and Sales since he joined the Company in July 1996. From 1992 until June 1996, Mr. Jablonski served as Vice President, Sales and Marketing of Kodak Imaging Services, Inc., a subsidiary of Eastman Kodak Co. From 1979 to 1992, Mr. Jablonski held various positions at Eastman Kodak Co., including Branch Business Manager, District Sales Manager and Director -- Markets Development Electronic Printing and Publishing. Mr. Jablonski holds a B.S. degree in Business Management from St. John Fisher College.

     Donald M. Gleklen has served as a Director of the Company since August 1995. Mr. Gleklen has served as the President of Jocard Financial Services, Inc. since February 1995. From March 1994 to February 1995, Mr. Gleklen served as the special counsel to Robert J. Brobyn & Associates, Attorneys at Law. From September 1984 to March 1994, Mr. Gleklen served as Senior Vice President -- Corporate Development of Mediq Incorporated, a publicly traded company in the healthcare industry. Mr. Gleklen is also a director of Gandalf Technologies, Inc., Nutramax Products, Inc., NewWest Eyeworks, Inc. and Microleague Multimedia, Inc.

     Bruce V. Rauner has served as a Director of the Company since January 1995. Mr. Rauner is a principal and has been with Golder, Thoma, Cressey, Rauner, Inc. ("GTCR"), an affiliate of GTCR Fund IV, since 1981. Mr. Rauner is also a director of ERO, Inc., COREStaff, Inc., Coinmach Laundry Corporation and Polymer Group, Inc.

     Joseph P. Nolan has served as a Director of the Company since July 1996. Mr. Nolan is a principal and has been with GTCR since February 1994. From May 1990 to January 1994, Mr. Nolan was Vice President Corporate Finance at Dean Witter Reynolds Inc.

     The Board currently consists of six directors, divided into three classes. At each annual meeting of the Company's stockholders, successors to the class of directors whose term expires at such meeting will be elected to serve for three-year terms or until their successors are duly elected and qualified. Messrs. Monroe and Rauner are members of the class whose term expires in 1997, Messrs. Nolan and Nesbitt are members of the class whose term expires in 1998, and Messrs. Yanover and Gleklen are members of the class whose term expires in 1999. Within 90 days after the after the consummation of the Offering, the Company expects to appoint an additional director who is not an employee of the Company or any affiliate of the Company. Such additional director will be a member of the class of directors whose term expires in 1998. The Board has the power to appoint the officers of the Company. Each officer will hold office for such term as may be prescribed by the Board and until such person's successor is chosen and qualified or until such person's death, resignation or removal. Upon consummation of the Offering, there will be three committees of the Board: the Compensation Committee, the Option Committee and the Audit Committee. The Compensation Committee, which will be composed of Messrs. Gleklen and Rauner, reviews and makes recommendations to the Board regarding salaries, compensation and benefits of executive officers and key employees of the Company. The Option Committee, which currently exists, is composed of Messrs. Gleklen, Rauner and Nolan. The Option Committee is responsible for administering and granting options in accordance with the Company's 1995 Stock Option Plan. The Audit Committee will be composed of Messrs. Gleklen, Yanover and Nolan. Among other duties, the Audit Committee reviews the internal and external financial reporting of the Company, reviews the scope of the independent audit, considers comments by the auditors regarding internal controls and accounting procedures and provides the management's response to the auditors' comments. The Company does not have a nominating committee.

EXECUTIVE COMPENSATION

     Summary Compensation Table

     The following table sets forth information concerning the annual and long-term compensation for the year ended December 31, 1995, for (i) those persons who served as the chief executive officer of the Company at any time during 1995 and (ii) those persons who served as executive officers of the Company as of December 31, 1995 (together, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                          ------------
                                                  ANNUAL COMPENSATION     COMMON STOCK
                                                 ---------------------     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION(1)                   SALARY(2)     BONUS        OPTIONS       COMPENSATION
----------------------------------------------   ---------    --------    ------------    ------------
Robert A. Yanover.............................   $  65,000    $ 61,759            --        $  5,929(3)
  Chairman
Gary L. Monroe(4).............................      46,723          --      $170,452          40,000(5)
  Chief Executive Officer
Allen J. Nesbitt..............................     130,000     116,071            --          10,562(7)
  President(6)
Donald L. Elland..............................      66,149     113,894        28,410           3,080(8)
  Vice President-Operations (Livonia)
Richard C. Kowalski...........................      79,799      69,818        28,410           3,080(8)
  Chief Financial Officer(9)

------------
(1) Mr. Rauwerdink became Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company on May 6, 1996 at a base annual salary of $135,000. Mr. Rauwerdink also received stock options with respect to 55,000 shares of Common Stock. See "-- Employment Agreements -- Mr. Rauwerdink" and "-- Stock Options -- Stock Option Agreements -- Mr. Rauwerdink." Mr. Jablonski became Executive Vice President of Marketing and Sales of the Company on June 16, 1996 at a base annual salary of $135,000. Mr. Jablonski also received stock options with respect to 60,000 shares of Common Stock. See "-- Employment Agreements -- Mr. Jablonski" and "-- Stock Options -- Stock Option Agreements -- Mr. Jablonski."

(2) Salary includes amounts deferred, if any, pursuant to the Company's 401(k) plan.

(3) Represents expenses incurred by the Company in connection with operation of an automobile by Mr. Yanover.

(4) Mr. Monroe began employment with the Company on September 19, 1995. His base annual compensation is $175,000.

(5) Represents reimbursed relocation expenses paid under terms of Mr. Monroe's employment agreement.

(6) Mr. Nesbitt served as chief executive officer of the Company until September 19, 1995.

(7) Represents expenses of $7,482 incurred by the Company in connection with operation of an automobile by Mr. Nesbitt and a contribution of $3,080 by the Company to Mr. Nesbitt's 401(k) account.

(8) Represents a contribution by the Company to the executive's 401(k) account.

(9) Mr. Kowalski served as Chief Financial Officer of the Company until May 6, 1996.

     Stock Option Information

     The following table sets forth certain information regarding the option grants made pursuant to the Company's 1995 Stock Option Plan during the fiscal year ended December 31, 1995 to each of the Named Executives:

                          OPTION GRANTS IN FISCAL 1995

                                    % OF TOTAL                                  POTENTIAL REALIZABLE VALUE
                      NUMBER OF      OPTIONS                                    AT ASSUMED ANNUAL RATES OF
                      SECURITIES    GRANTED TO                                   STOCK PRICE APPRECIATION
                      UNDERLYING    EMPLOYEES                                     FOR OPTION TERM(2)(3)
                       OPTIONS      IN FISCAL     EXERCISE    EXPIRATION    ----------------------------------
       NAME           GRANTED(1)    YEAR 1995      PRICE         DATE          0%          5%          10%
-------------------   ----------    ----------    --------    ----------    --------    --------    ----------
Gary L. Monroe.....     170,452       40.65%        $.40      12/21/2002    $542,037    $762,701    $1,056,277
Donald L. Elland...      28,410        6.78%        $.40       1/17/2002      48,581      68,468        94,605
Richard C.
  Kowalski.........      28,410        6.78%        $.40       1/17/2002      48,581      68,468        94,605

------------
(1) All options granted to the Named Executives were granted under the 1995 Stock Option Plan. All such options which have not already become vested and exercisable will become vested and exercisable upon consummation of this Offering. See "-- Stock Options."

(2) Amounts represent hypothetical gains that could be achieved for the respective options at the end of the seven-year option term. The assumed 5% and 10% rates of stock appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate of the future market price of the Common Stock.

(3) In calculating the potential realizable value, the Company used an estimated market price of $2.11 per share as of the grant date for Messrs. Elland and Kowalski and an estimated market price of $3.58 per share as of the grant date for Mr. Monroe.

FISCAL YEAR END OPTION VALUE

     No options were exercised by the Named Executives during the fiscal year ended December 31, 1995. The following table sets forth for each of the Named Executives certain information concerning the value of unexercised options at the end of fiscal 1995:

                                                         NUMBER OF                NET VALUES OF UNEXERCISED
                                                   SECURITIES UNDERLYING                IN-THE-MONEY
                                                    UNEXERCISED OPTIONS                 OPTIONS(2)(3)
                                              -------------------------------    ----------------------------
                   NAME                       EXERCISABLE(1)    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------------------------   --------------    -------------    -----------    -------------
Gary L. Monroe.............................       56,817           113,635        $ 180,678       $ 361,359
Donald L. Elland...........................            0            28,410                0          90,344
Richard C. Kowalski........................            0            28,410                0          90,344

------------
(1) Exercisable in accordance with the vesting provisions described above in note (1) to the table entitled "Option Grants in Fiscal 1995."

(2) In calculating the value of in-the-money options, the Company used an estimated market price of $3.58 per share.

(3) Assuming an initial public offering price of $15.50 per share, upon consummation of the Offering, the net value of exercisable and unexercisable in-the-money options held by Mr. Monroe would be $2,573,825 and $0, respectively, and the net value of exercisable and unexercisable in-the-money options held by each of Messrs. Elland and Kowalski would be $428,991 and $0, respectively.

EMPLOYMENT AGREEMENTS

     Mr. Monroe. The Company and Mr. Monroe are parties to an employment agreement dated as of August 7, 1996 (the "Monroe Employment Agreement"), which has a term of two years. The Monroe Employment Agreement provides that Mr. Monroe will serve as Chief Executive Officer of the Company at an annual salary of $175,000 plus a bonus targeted at 50% of his annual salary and will receive options to purchase 170,452 shares of Common Stock (see "-- Stock Options"). The Monroe Employment Agreement also provides that if Mr. Monroe's employment is terminated or his duties materially reduced, he would be entitled to severance payments at an annualized rate equal to his base salary plus the greater of his actual bonus for the preceding year or 50% of his base salary. Such severance payments shall be paid for the greater of one year or the remaining term of the agreement.

     Mr. Rauwerdink. On April 30, 1996, Lason made a written offer of employment to Mr. Rauwerdink, which Mr. Rauwerdink accepted. Pursuant to the offer, Lason named Mr. Rauwerdink as its Chief Financial Officer, Executive Vice President, Secretary and Treasurer at an annual salary of $135,000 plus a bonus targeted at 50% of his annual salary, committed to grant him an option to purchase 55,000 shares of its Common Stock (see "-- Stock Options"), and agreed to provide him severance payments equal to 90 days' salary and bonus if Lason were to terminate his employment without cause.

     Mr. Jablonski. On June 12, 1996, Lason made a written offer of employment to Mr. Jablonski, which Mr. Jablonski accepted. Pursuant to the offer, Lason agreed to name Mr. Jablonski as its Vice President of Marketing and Sales at an annual salary of $135,000 plus a bonus targeted at 50% of his annual salary, committed to grant him an option to purchase 60,000 shares of its Common Stock (see "-- Stock Options") and agreed to pay certain of his relocation expenses.

STOCK OPTIONS

     1995 Stock Option Plan

     The Company's 1995 Stock Option Plan (the "1995 Stock Option Plan") was adopted by the Board and approved by the Company's stockholders in 1995. The 1995 Stock Option Plan is administered by a committee (the "Option Committee") composed of non-management members of the Board who are appointed by the Board. The Option Committee currently consists of Messrs. Gleklen, Nolan and Rauner. The Option Committee selects certain key persons, which may include directors of the Company, to be participants of the Plan (the "Participants") and determines the terms and conditions of the options. The 1995 Stock Option Plan provides for the issuance of options to Participants covering 1,000,000 shares of Common Stock, subject to certain adjustments reflecting changes in the Company's capitalization.

     Options granted or to be granted under the 1995 Stock Option Plan may be either incentive stock options ("ISOs") or such other forms of non-qualified stock options ("NQOs") as the Option Committee may determine. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of the options will be at least 100% of the fair market value of a share of Common Stock on the date of grant, except that the exercise price of an ISO granted to an individual who directly (or by attribution under Section 424(d) of the Code) owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company will be at least 110% of the fair market value of a share of Common Stock on the date of grant.

     Options granted or to be granted under the 1995 Stock Option Plan may be subject to time vesting and certain other restrictions at the Option Committee's sole discretion. Options to purchase shares of Common Stock shall vest and become exercisable upon, and as a result of, the consummation of this Offering, if the grantee is employed by Lason on such date pursuant to certain stock option agreements pursuant to which options under the 1995 Stock Option Plan were granted. The Board generally has the power and authority to amend the 1995 Stock Option Plan at any time without the approval of the Company's stockholders; provided that, without the approval of the Company's stockholders, the

Board shall not amend the 1995 Stock Option Plan to cause any outstanding ISOs to no longer qualify as ISOs. In addition, the Board shall not amend the 1995 Stock Option Plan to materially and adversely affect the rights of an option holder under such option without the consent of such option holder.

     Stock Option Agreements

     Mr. Monroe. The Company and Mr. Monroe entered into an Employee Stock Option Agreement dated December 21, 1995 (the "Monroe Stock Option Agreement") pursuant to which the Company granted Mr. Monroe an option to purchase 170,452 shares of the Company's Common Stock for a price of $.40 per share. Under the Monroe Stock Option Agreement, one-third of the shares covered by the option granted to Mr. Monroe vested and became exercisable on September 19, 1995 and one-third of the shares covered by such option vest and become exercisable on each of the first two anniversaries of such date if Mr. Monroe is employed by Lason on such dates. Notwithstanding the foregoing, all unvested options granted to Mr. Monroe under the Monroe Stock Option Agreement shall vest and become exercisable upon consummation of this Offering or upon consummation of a sale of the Company, if Mr. Monroe is employed by Lason on such date. The option granted under the Monroe Stock Option Agreement expires on December 21, 2002. Under the Monroe Stock Option Agreement, if the Company issues Common Stock to any person prior to an initial public offering or a sale of the Company, Mr. Monroe has the right to purchase that amount of Common Stock which will maintain his percentage ownership of the Company (assuming exercise of all of Mr. Monroe's options). Mr. Monroe may pay for such shares by delivery of a nonrecourse promissory note, bearing interest at the then effective applicable federal rate, payable as to principal and interest when such shares are sold.

     Mr. Rauwerdink. The Company and Mr. Rauwerdink entered into an Employee Stock Option Agreement dated May 6, 1996 (the "Rauwerdink Stock Option Agreement") pursuant to which the Company granted Mr. Rauwerdink an option to purchase 55,000 shares of the Company's Common Stock for a price of $3.20 per share. Under the Rauwerdink Stock Option Agreement, one-fifth of the shares covered by the option granted to Mr. Rauwerdink vest and become exercisable on the earlier of May 6, 1997, or the date of the consummation of the Offering, and one-fifth of the shares covered by such option vest and become exercisable on each of the first four anniversaries of such earlier date if Mr. Rauwerdink is employed by Lason on such dates. Notwithstanding the foregoing, all unvested shares covered by the option granted to Mr. Rauwerdink under the Rauwerdink Stock Option Agreement shall vest and become exercisable upon consummation of a sale of the Company, if Mr. Rauwerdink is employed by Lason on such date. The option granted under the Rauwerdink Stock Option Agreement expires on May 6, 2003.

     Mr. Jablonski. The Company and Mr. Jablonski entered into an Employee Stock Option Agreement dated June 16, 1996 (the "Jablonski Stock Option Agreement") pursuant to which the Company granted Mr. Jablonski an option to purchase 60,000 shares of the Company's Common Stock for a price of $3.20 per share. Under the Jablonski Stock Option Agreement, one-fifth of the shares covered by such option vest and become exercisable on the earlier of July 1, 1997, or the date of the consummation of the Offering, and one-fifth of the shares covered by such stock option vest and become exercisable on each of the first four anniversaries of such earlier date if Mr. Jablonski is employed by Lason on such dates. Notwithstanding the foregoing, all unvested shares covered by the option granted to Mr. Jablonski under the Jablonski Stock Option Agreement shall vest and become exercisable upon consummation of a sale of the Company, if Mr. Jablonski is employed by Lason on such date. The option granted under the Jablonski Stock Option Agreement expires on June 16, 2003.

     Messrs. Elland and Kowalski. The Company entered into an Employee Stock Option Agreement dated January 17, 1995 (the "Employee Stock Option Agreement") with Mr. Elland and Mr. Kowalski and certain other employees of Lason pursuant to which Messrs. Elland and Kowalski were each granted options to purchase 28,410 shares of the Company's Common Stock for a price of $.40 per share. Under the Employee Stock Option Agreement, one-fifth of the shares covered by each such option vest on each of the first five anniversaries of the date of such agreement if the holder thereof is employed by Lason on such date. Notwithstanding the foregoing, all unvested shares covered by the option granted to Messrs. Elland and Kowalski under the Employee Stock Option Agreement shall vest and become exercisable upon consummation of this Offering or upon consummation of a sale of the Company so long as Mr. Elland or Mr. Kowalski, as the case may be, is employed by Lason on the date of such occurrence. The options granted to Messrs. Elland and Kowalski under the Employee Stock Option Agreement expires on January 17, 2002.

     Mr. Gleklen. The Company entered into a Stock Option Agreement dated August 7, 1995 (the "Gleklen Stock Option Agreement") with Mr. Gleklen pursuant to which Mr. Gleklen was granted an option to purchase 12,500 shares of the Company's Common Stock for a price of $.40 per share. Under the Gleklen Stock Option Agreement, one-fifth of the shares covered by the option granted to Mr. Gleklen vest and become exercisable on each of the first five anniversaries of the date of such agreement. The option granted to Mr. Gleklen under the Gleklen Stock Option Agreement expires on the earlier to occur of (i) August 7, 2005,
(ii) three months from the date Mr. Gleklen is no longer a director of the Company and (iii) the effective date of a sale of the Company as set forth in the Gleklen Stock Option Agreement. Notwithstanding the foregoing, all shares covered by the option granted to Mr. Gleklen vest and become exercisable during the ten days immediately preceding any such sale of the Company or upon termination of his directorship as a result of death, incapacity or upon the expiration of his current term as a director in 1999.

401(K) PLAN

     Lason sponsors a 401(k) profit-sharing plan and trust (the "401(k) Plan"). Each employee of Lason who is at least 21 years of age or older who has worked for the Company for a period of twelve months during which such employee has performed 1,000 "Hours of Service" (as such term is defined in the 401(k) Plan) is eligible to participate in the 401(k) Plan. An eligible participant may contribute not less than 2% and up to 15% of pretax earnings. The 401(k) Plan is contributory and Lason is not obligated to make any contribution on behalf of any participant in the 401(k) Plan. However, Lason has contributed, on a monthly basis, a discretionary amount on behalf of each participant in an amount up to 33% of such participant's contribution, but not exceeding 9% of such participant's earnings during a plan year during any plan year. Each participant is entitled to direct the investment of such participant's own contributions and Lason's matching contributions among several alternative investment accounts.

1996 MANAGEMENT BONUS PLAN

     The Company has established a Management Bonus Plan for the 1996 fiscal year (the "1996 Bonus Plan"). Participants in the 1996 Bonus Plan were selected by the Company's Chief Executive Officer. Each participant in the 1996 Bonus Plan is entitled to receive a bonus payment if the Company as a whole or, in the case of certain participants, a defined portion of the Company with which such participant is principally involved exceeds a predetermined financial target with respect to a quarter. If 85% or more of the target is obtained for a quarter, a pro rata portion of the bonus is payable, and if less than 85% of the target is obtained, no bonus is paid with respect to that quarter. Bonuses that are not obtained in any quarter are not carried over to any subsequent quarter. If the targets are met for each of the quarters in the year ending December 31, 1996, Messrs. Yanover, Monroe, Nesbitt, Elland and Kowalski would be entitled to bonuses of $64,000, $87,000, $96,000, $90,000 and $80,000, respectively, and the aggregate bonus amounts to be paid to all eligible participants under the 1996 Bonus Plan would be approximately $811,000. Based on the Company's results for the six months ended June 30, 1996, Messrs. Yanover, Monroe, Nesbitt, Elland and Kowalski were awarded bonuses of approximately $32,400, $44,100, $48,600, $40,300 and $35,800, respectively, and $428,900 in aggregate bonuses were awarded to all eligible participants under the 1996 Bonus Plan.

DIRECTORS' COMPENSATION

     Each Director who is not an employee of the Company receives $1,000 for attendance of each meeting of the Board and for each committee meeting attended on a day other than a Board meeting. Directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings.

Directors may also be issued options pursuant to the 1995 Stock Option Plan. See "-- Stock Options -- 1995 Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the year ended December 31, 1995, compensation of executive officers of the Company was determined by the Board, which included Messrs. Yanover, Monroe and Nesbitt. The 1995 Stock Option Plan is administered by the Option Committee consisting of Messrs. Rauner, Nolan and Gleklen.

CERTAIN LEGAL PROCEEDINGS

     On December 11, 1995, Mr. Rauwerdink consented to the entry of an order enjoining him from violating certain antifraud and tender offer provisions of the federal securities laws. The order required him to give up profits and pay penalties and interest totaling approximately $225,000. He neither admitted nor denied the allegations made in the proceeding.

     The proceeding involved the rollover of certain funds from a former employer's profit sharing plan. The investment directions made in connection with the rollover into Mr. Rauwerdink's 401(k) account at his new employer specified that the investment of such funds be made 50% in the stock of his employer and 50% in other investments (which was identical to the allocation he made at the time he began his employment with respect to other investments in his 401(k) account) and resulted in the purchase of shares of common stock of the new employer at a time when it was alleged that the employer was engaged in merger negotiations. The shares purchased in the rollover transaction constituted approximately 8% of Mr. Rauwerdink's total holdings in his new employer's common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ACQUISITION OF LASON SYSTEMS, INC.

     On January 17, 1995, Lason Acquisition Corp., a Delaware corporation which after the acquisition changed its name to Lason Systems, Inc., purchased substantially all of the assets and assumed certain liabilities (the "1995 Recapitalization") of Lason Systems, Inc., a Michigan corporation ("Lason Michigan"), pursuant to an Asset Purchase Agreement by and among Lason Systems, Lason Michigan, The Joseph Jonathon Yanover and Jennifer D. Yanover Irrevocable Trust dated January 5, 1993 (the "J. Yanover Trust"), the Robert A. Yanover Living Trust u/a/d May 11, 1982 (the "R. Yanover Trust"), the Allen J. Nesbitt Living Trust dated December 7, 1994 (the "Nesbitt Trust"), Mr. Richard C. Kowalski, Mr. Donald L. Elland and Mr. Gregory Carey. In connection with the 1995 Recapitalization, the J. Yanover Trust, the R. Yanover Trust, the Nesbitt Trust, Mr. Kowalski, Mr. Elland and Mr. Carey (the "Designated Stockholders") and the Company entered into an Executive Stock Agreement dated January 17, 1995 (the "Executive Stock Agreement") pursuant to which the J. Yanover Trust, the R. Yanover Trust, the Nesbitt Trust, Mr. Kowalski, Mr. Elland and Mr. Carey purchased 66,074, 402,987, 469,064, 25,000, 28,815 and 8,058 shares, respectively, of the Company's Class A-1 Common Stock for a price of $1 per share, and GTCR Fund IV and the Company entered into a Purchase Agreement dated January 17, 1995 (the "GTCR Purchase Agreement") pursuant to which GTCR Fund IV purchased 1,000,001 shares of the Company's Class B Common Stock for an aggregate purchase price of $10.0 million.

SELLER CREDIT AGREEMENTS

     In connection with the 1995 Recapitalization, Lason Systems entered into
(i) a Credit Agreement dated January 17, 1995 (each, a "Seller Credit Agreement"), with each of (i) Mr. Yanover, the J. Yanover Trust and the R. Yanover Trust, (ii) Mr. Nesbitt and the Nesbitt Trust, (iii) Mr. Elland, (iv) Mr. Kowalski and (v) Mr. Carey, pursuant to which Lason Systems loaned $609,778, $609,791, $37,466, $32,487 and $10,478 to Messrs. Yanover, Nesbitt, Elland,
Kowalski and Carey (the "Borrowers"), respectively. The Company entered into the Seller Credit Agreements to provide the respective Borrower with funds to pay certain tax liabilities of the Borrowers and their respective affiliates in connection with the Acquisition. If it is determined that such tax liabilities of a Borrower and its affiliates exceed the amount loaned, Lason Systems is obligated to a make an additional loan to such Borrower equal to such difference (the aggregate of all such additional loans and the initial loan to such Borrower is referred to as the "Loan"). Under the Seller Credit Agreements, each Borrower is obligated to repay the amount of his respective Loan, together with all unpaid accrued interest thereon, on January 17, 2005. The obligations of Messrs. Yanover, Nesbitt, Elland, Kowalski and Carey under their respective Seller Credit Agreements are secured by a pledge of 469,061, 469,064, 28,815, 25,000 and 8,058 shares of Class A-1 Common Stock owned by such Borrower and its affiliates. Except for limited circumstances, Lason's sole recourse against each Borrower for the amount of the Loan to such Borrower is to the shares of Common Stock pledged with respect to such Seller Credit Agreement. Concurrently with the consummation of the Offering, each of the Borrowers will repay the amounts outstanding under his respective Seller Credit Agreement, one-half in cash and one-half in the form of a constructive dividend from the Company to such Borrower.

STOCKHOLDERS AGREEMENT

     In connection with the 1995 Recapitalization, the Designated Stockholders, GTCR Fund IV, Mr. Yanover, Mr. Nesbitt (the "1995 Stockholders") and the Company entered into a Stockholders Agreement, dated January 17, 1995, which provides for, among other things, (i) the designation of and the voting with respect to the election of directors of the Board by the parties thereto, (ii) the approval by the holders of at least one-third of the Common Stock purchased by the Designated Stockholders pursuant to the Executive Stock Agreement and held by the Designated Stockholders or their permitted transferees (the "Executive Stock") of certain matters of corporate governance, (iii) the approval by the holders of at least one-half of the Executive Stock of any issuance by the

Company of its securities to GTCR Fund IV or its affiliates (other than an issuance used to cure or avoid a default under certain financing arrangements (a "Designated Financing")) or for a determination by an investment banking firm that such issuance is fair to the Company and its stockholders, (iv) each Designated Holder to have the right to require GTCR Fund IV to purchase all (but not less than all) of its Executive Stock at fair market value upon an issuance of equity securities of the Company (other than any issuance pursuant to a registered primary public offering or a Designated Financing) if such issuance would cause the Designated Stockholders and their permitted transferees to hold less than 20% of the outstanding Common Stock on a fully-diluted basis, (v) if at any time prior to an initial public offering of the Company's equity securities the Company issues any equity securities, an amount of each Designated Stockholder's Loan under the Seller Credit Agreement to which he or it is a party proportionate to the amount by which its percentage ownership of the Common Stock is reduced by such issuance to be forgiven (along with the unpaid accrued interest thereon), (vi) certain restrictions on transfer by the parties thereto of shares of the Company, (vii) certain pre-emptive rights for the parties thereto with respect to the issuance of capital stock of the Company and (viii) the parties to the agreement to use their best efforts to sell the Company if an initial public offering has not been consummated by January 17, 2005. The Stockholders Agreement will be terminated upon consummation of the Offering.

EXECUTIVE VOTING AGREEMENT

     In connection with the 1995 Recapitalization, the Nesbitt Trust, Mr. Kowalski, Mr. Elland, Mr. Carey, Mr. Karl H. Hartig, Mr. James J. Dewan, Mr. Lawrence C. Jones, Mr. Scott L. Christenson, Mr. Daniel J. Buckley, Mr. Paul G. Dugan, Mr. John H. Wallanse and Mr. David J. Malosh entered into a Voting Agreement, dated January 17, 1995 (the "Executive Voting Agreement"), pursuant to which each party agreed to vote all of his or its stock of the Company (including all shares subsequently acquired by such party) on any matter on which the shareholders are entitled to vote only at the direction of the vote of the holders of a majority of stock held by such parties and their transferees. To give effect to such agreement, each such party executed and delivered to Mr. Nesbitt, trustee of the Nesbitt Trust, an irrevocable proxy to vote his or its shares. The initial term of the Executive Voting Agreement is ten years and may be extended by the parties. During the term of the Executive Voting Agreement, each party agreed to not transfer his or its shares without the prior written consent of the holders of a majority of stock held by such parties and their transferees. The Executive Voting Agreement will be terminated upon consummation of the Offering.

REGISTRATION AGREEMENT

     In connection with the 1995 Recapitalization, the Company and the 1995 Stockholders entered into the Registration Agreement. Pursuant to the Registration Agreement, the 1995 Stockholders and their transferees, who hold in the aggregate 4,999,997 shares of Common Stock, are entitled to certain registration rights. Following the Offering, (i) holders of at least a majority of the shares of Common Stock issued to GTCR Fund IV pursuant to the Purchase Agreement and any other shares of Common Stock otherwise acquired by GTCR Fund IV (the "GTCR Registrable Shares") and (ii) holders of at least a majority of the shares of Common Stock issued to the Designated Stockholders pursuant to the Executive Stock Agreement and any other shares of Common Stock otherwise acquired by the Designated Stockholders (the "Designated Stockholder Registrable Shares," and collectively with the GTCR Registrable Shares, the "Registrable Shares") may each require the Company on one occasion to effect the registration of the Registrable Shares on Form S-1 (a "Long-Form Registration") in which the Company will pay all registration expenses. In addition to the Long-Form Registrations, after the Offering, the holders of at least a majority of the GTCR Registrable Shares and the holders of at least a majority of the Designated Stockholder Registrable Shares may each require the Company to effect two registrations of Registrable Shares on Form S-2 or S-3 (together with the Long-Form Registrations, the "Demand Registrations") in which the Company will pay all registration expenses. Finally, if the Company proposes to register any of its Common Stock under the Securities Act, whether for its own account or otherwise (a "Company Registration"), the holders of Registrable Shares are entitled to notice of such registration and, subject to certain priority provisions, are entitled to include their Registrable Shares in such registration with all registration expenses of the holders of Registrable Shares being paid by the Company. Notwithstanding the foregoing, the Company will not be obligated to effect a Demand Registration within six months after the effective date of a prior Demand Registration or of a Company Registration in which holders of Registrable Shares participated, and, under certain circumstances, a request may be delayed by the Company for up to six months (but on no more than one occasion).

VOTING AGREEMENT

     The J. Yanover Trust, the R. Yanover Trust, the Joseph Jonathan Yanover and Jennifer D. Yanover Irrevocable Trust No. 2 dated August 6, 1996 (the "J. Yanover Trust No. 2"), the Nesbitt Trust, the James A. Nesbitt and Jennifer Rebecca Nesbitt Trust effective as of January 1, 1996, Mr. Yanover, Mr. Nesbitt (the "Executive Group") and GTCR Fund IV (together with the Executive Group, the "Existing Stockholders") are parties to the Voting Agreement providing for, among other things, the designation of and voting with respect to the election of directors of the Board by the Existing Stockholders. Under the Voting Agreement, the Existing Stockholders agree to vote their shares such that the Board at all times shall consist of two directors designated by GTCR Fund IV, two directors designated by the Executive Group, the Company's Chief Executive Officer and two outside directors jointly designated by GTCR Fund IV and the Executive Group. If GTCR Fund IV and the Executive Group cannot agree on the designation of an outside director with respect to any election of directors, one nominee will be selected by each of GTCR Fund IV and the Executive Group and the nominee obtaining the most votes in the election of directors, with the Existing Stockholders voting without restriction, shall be elected to the Board. The Existing Stockholders may not vote to remove the two directors nominated by GTCR Fund IV and the two directors nominated by the Executive Group and must vote to remove such directors if directed to do so by GTCR Fund IV or the Executive Group, respectively, subject to the provisions of the Company's Amended and Restated Certificate of Incorporation. The Voting Agreement terminates when either GTCR Fund IV or the Executive Group holds in the aggregate less than 10% of the Common Stock on a fully diluted basis. Upon consummation of the Offering, the Existing Stockholders will hold, in the aggregate, 57.6% of the Common Stock (54.9% if the Underwriters' over-allotment option is exercised in full) and will be able to elect all of the members of the Board. The Voting Agreement may render more difficult or tend to discourage mergers, acquisitions, tender offers, proxy contests or assumptions of control and changes of incumbent management, even when stockholders other than the Existing Stockholders consider such a transaction to be in their best interest.

CERTAIN AFFILIATE TRANSACTIONS

     The Company leases property and a building in Livonia, Michigan, which includes approximately 27,460 square feet of commercial space, from Mart Associates, a Michigan general partnership ("Mart"). Mr. Yanover owns 43.34% of Mart and is its managing partner. Mr. Nesbitt owns 33.33% of Mart and is one of its partners. For the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1996, the Company paid $191,100, $191,100, $191,100 and $95,550, respectively, in rent for such property and building. In addition, the Company leases certain equipment from Computer Leasing Company of Michigan, Inc. ("Computer Leasing"). Mr. Yanover owns 50% of Computer Leasing and serves as its president. For the years ended December 31, 1994 and 1995, and for the six months ended June 30, 1996, the Company paid $30,100, $57,100 and $25,700, respectively, for such operating leases. The Company believes that each of the leases is at market terms and rates.

     The Company purchases printing services from Hatteras Printing, Inc. ("Hatteras"). Hatteras is owned by the wife of Mr. Nesbitt. For the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1996, the Company paid Hatteras $309,900, $726,000, $980,500 and $700,900, respectively, for such printing services. The Company believes that it paid market prices for such printing services. In addition, the Company sold copying and graphic art services to Hatteras in the amount of $21,800, $32,700, $75,200 and $33,700, respectively, for the years ended December 31, 1993, 1994 and 1995 and the six months ended June 30, 1996. Such services were sold at the Company's current prices.

     Until August 6, 1996, Laurence B. Deitch served as trustee of the Joseph Jonathan Yanover and Jennifer D. Yanover Irrevocable Trust dated January 5, 1993, which upon consummation of the Offering will own 5.1% of the Common Stock. Mr. Deitch is also a shareholder in the law firm of Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, P.C. For the years ended December 31, 1993, 1994 and 1995, and for the six months ended June 30, 1996, the Company paid Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, P.C. approximately $151,000, $74,000, $189,000 and $111,000, respectively, for legal services.

     In the future, all material business transactions between the Company and any executive officer or director of the Company or any member of their immediate family will be subject to review and approval by a majority of the Company's disinterested directors. In addition, the Board has determined that by December 31, 1997, the Company shall no longer transact business with Hatteras.

THE RECAPITALIZATION

     In connection with and immediately prior to the consummation of the Offering, each share of Class A Common Stock, including the shares of Class A Common Stock held by each of the officers and directors of the Company, will be converted into one share of Common Stock, and each share of Class B Common Stock, all of which is held by GTCR Fund IV, will be converted into approximately 1.3 shares of Common Stock (assuming an initial public offering price of $15.50 and consummation of the Offering on September 30, 1996). Each share of Common Stock will then be split into 2.5 shares of Common Stock. Concurrent with the consummation of the Offering, the Company shall use a portion of the proceeds of the Offering to redeem (assuming an initial public offering price of $15.50 and consummation of the Offering on September 30, 1996) 755,933 shares of Common Stock owned by GTCR Fund IV at an aggregate price of approximately $11.7 million or $15.50 per share. GTCR Fund IV acquired its interest in the Company in January 1995 for $10.0 million or approximately $3.07 per share of Common Stock. See "Use of Proceeds" and "Description of Capital Stock -- The Recapitalization."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock (i) before the Offering but after giving effect to the Reclassification and the Stock Split (see "Description of Capital Stock -- The Recapitalization"), (ii) after the Offering but before the Redemption and
(iii) after the Redemption, by each person who is known by the Company to own beneficially more than 5% of the Common Stock, by each current executive officer and director of the Company and by all officers and directors of the Company as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name.

                                         BENEFICIAL OWNERSHIP   BENEFICIAL OWNERSHIP   BENEFICIAL OWNERSHIP
                                          BEFORE OFFERING(1)     AFTER OFFERING(1)     AFTER REDEMPTION(1)
                                         --------------------   --------------------   --------------------
                                          NUMBER     PERCENT     NUMBER     PERCENT     NUMBER     PERCENT
        NAME OF BENEFICIAL OWNER         OF SHARES   OF CLASS   OF SHARES   OF CLASS   OF SHARES   OF CLASS
---------------------------------------- ---------   --------   ---------   --------   ---------   --------
Golder, Thoma, Cressey, Rauner Fund IV,
  L.P. (2)(3)........................... 3,255,935     55.0%    3,255,935     36.5%    2,500,002     30.6%
Colin W. L. Armstrong, Trustee(2)(4)....   625,185     10.6%      625,185      7.0%      625,185      7.7%
Robert A. Yanover(2)(5).................   476,442      8.1%      476,442      5.3%      476,442      5.8%
Allen J. Nesbitt(2)(6).................. 1,101,635     18.6%    1,101,635     12.4%    1,101,635     13.5%
Gary L. Monroe(7).......................   170,452      2.8%      170,452      1.9%      170,452      2.0%
William J. Rauwerdink(8)................    11,000      *          11,000      *          11,000      *
Brian E. Jablonski(9)...................    12,000      *          12,000      *          12,000      *
Donald M. Gleklen(10)...................     2,500      *           2,500      *           2,500      *
Bruce V. Rauner(11)..................... 3,255,935     55.0%    3,255,935     36.5%    2,500,002     30.6%
Joseph P. Nolan(11)..................... 3,255,935     55.0%    3,255,935     36.5%    2,500,002     30.6%
All Executive Officers and Directors of
  the Company as a group (9
  persons)(12).......................... 5,029,969     82.3%    5,029,969     55.2%    4,274,031     51.1%

------------
  *  Indicates less than 1%.

 (1) The number of shares of Common Stock deemed outstanding before the Offering but after giving effect to the Reclassification and the Stock Split is 5,918,395, the number of shares of Common Stock deemed outstanding after the Offering but before the Redemption is 8,918,395 (9,368,395 if the Underwriters' over-allotment option is exercised in full) and the number of shares of Common Stock deemed outstanding after the Redemption of 755,933 shares of Common Stock (assuming an initial public offering price of $15.50 per share) is 8,162,462 (8,612,462 if the Underwriters' over-allotment option is exercised in full) (see "Description of Capital Stock -- The Recapitalization"). Each of these numbers includes 81,290 shares and 68,387 shares of Common Stock issuable in connection with the acquisition of IITA and Great Lakes, respectively, assuming an initial public offering price of $15.50 per share (see "Recent Acquisitions") and excludes the 437,990 shares of Common Stock issuable pursuant to stock options which will be exercisable upon consummation of the Offering and, assuming an initial public offering price of $15.50 per share, 25,806 shares of Common Stock issuable upon conversion of a note in the amount of $400,000 issued by the Company in connection with the acquisition of NRC (see "Recent Acquisitions").

 (2) Each of these parties has entered into an agreement providing for the election of directors (see "Certain Relationships and Related Transactions -- Voting Agreement"). Each such party disclaims beneficial ownership of shares of Common Stock owned by each other such party.

 (3) The address of this holder is 6100 Sears Tower, Chicago, Illinois 60606.

 (4) Includes 415,185 shares of Common Stock held by the J. Yanover Trust and 210,000 shares of Common Stock held by the J. Yanover Trust No. 2 over which Mr. Armstrong, as trustee, has investment and voting control. The address of this holder is 116 Laurel Court, Ponte Verde Beach, Florida 32082.

 (5) Includes 476,442 shares of Common Stock held by the Robert A. Yanover Living Trust u/a/d May 11, 1982. The address of this holder is 133 Quayside Drive, Jupiter, Florida 33477.

 (6) Includes 881,310 shares of Common Stock held by the Allen J. Nesbitt Living Trust dated December 7, 1994, 110,162 shares of Common Stock held by the James A. Nesbitt and Jennifer Rebecca Nesbitt Irrevocable Trust effective as of January 1, 1996 for the Benefit of James A. Nesbitt and 110,162 shares of Common Stock held by the James A. Nesbitt and Jennifer Rebecca Nesbitt Irrevocable Trust effective as of January 1, 1996 for the Benefit of Jennifer Rebecca Nesbitt. The address of this holder is 28400 Schoolcraft, Livonia, Michigan 48150.

 (7) Includes 170,452 shares of Common Stock issuable upon exercise of options exercisable within 60 days after the date of the Offering. See "Management -- Stock Options."

 (8) Includes 11,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days after the date of the Offering. See "Management -- Stock Options."

 (9) Includes 12,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days after the date of the Offering. See "Management -- Stock Options."

(10) Includes 2,500 shares of Common Stock issuable upon exercise of options exercisable within 60 days after the date of the Offering. See "Management -- Stock Options."

(11) Includes 2,500,002 shares of Common Stock held by GTCR Fund IV, of which GTCR IV, L.P. is the general partner. See footnote (3) above. Each of Messrs. Rauner and Nolan is a principal of Golder, Thoma, Cressey, Rauner, Inc., the general partner of GTCR IV, L.P., and therefore may be deemed to share investment and voting control over the shares of Common Stock held by GTCR Fund IV. Each of Messrs. Rauner and Nolan disclaims beneficial ownership of the shares of Common Stock owned by GTCR Fund IV. The address of each of these holders is 6100 Sears Tower, Chicago, Illinois 60606.

(12) Includes the shares of Common Stock described in footnotes (5), (6), (7),
     (8), (9), (10) and (11) above.

                        DESCRIPTION OF CREDIT AGREEMENT

     The Company, through its subsidiary Lason Systems, is party to a Loan Agreement, dated January 17, 1995, as amended March 25, May 15, July 10, and August 16, 1996 (the "Credit Agreement"), with First Union National Bank of North Carolina as agent and as Lender (as defined in the Credit Agreement) and each other Lender which from time to time is a party thereto, providing for a $15 million term loan facility (the "Term Loan Facility"), a $13 million revolving credit facility (the "Revolving Credit Facility"), an additional $10 million credit facility for acquisitions (the "Acquisition Facility") and an $8.5 million interim term loan facility (the "Interim Facility").

     Each loan (a "Loan") under a facility bears interest at a rate (with respect to such Loan, the "Elected Rate") equal to, at the Company's option, either (a) the prime rate publicly announced by the Agent from time to time plus
(i) 100 basis points if such Loan is under the Term Loan Facility or the Acquisition Loan Facility, (ii) 75 basis points if such Loan is under the Revolving Credit Facility or (iii) no basis points if such Loan is under the Interim Facility or (b) the LIBOR Rate (as defined in the Credit Agreement) specified for the applicable facility; provided that during the continuance of an Event of Default (as defined in the Credit Agreement) the Company shall be required to pay interest on each outstanding Loan at a rate equal to the Elected Rate plus 200 basis points. Interest on the Loans is payable monthly in arrears with respect to prime rate Loans, at the end of the applicable LIBOR period with respect to LIBOR rate Loans and when any portion of unpaid principal is due with respect to interest on such principal.

     Under the Term Loan Facility, the Company is required to make the following payments of principal: $375,000 at the end of each of its fiscal quarters beginning March 31, 1995 and ending December 31, 1996; $500,000 at the end of each of its fiscal quarters beginning March 31, 1996 and ending December 31, 1997; $625,000 at the end of each of its fiscal quarters beginning March 31, 1998 and ending December 31, 2000; and $1 million on each of March 31, 2001 and June 30, 2001. In addition to the scheduled payments, the Company is required to prepay no later than 90 days after the end of each fiscal year an amount of principal outstanding under the Term Loan Facility equal to 50% of the Company's Net Cash Flow (as defined in the Credit Agreement) for such fiscal year. The Company may prepay at any time any amount of principal outstanding under the Term Loan Facility without premium or penalty (so long as such amount is at least $250,000). The Company may at any time have Loans outstanding under the Revolving Credit Facility in an aggregate amount up to the lesser of (a) $13 million and (b) 85% of the Eligible Accounts Receivable (as defined in the Credit Agreement) of the Company. Amounts borrowed under the Revolving Credit Facility or the Acquisition Revolving Credit Facility may be repaid and reborrowed. Under the Acquisition Facility, the Company is required to pay the following amounts quarterly in arrears, expressed as a percentage of the outstanding principal under the Acquisition Facility: 3% in 1997, 4% in 1998, 5% in 1999, 6% in 2000 and 7% in 2001. All Loans under the Revolving Credit Facility or the Acquisition Facility must be paid no later than June 30, 2001, all Loans under the Interim Facility must be paid no later than March 31, 1997, and all loans under the Acquisition Facility and the Interim Facility must be paid upon receipt by the Company of the proceeds of this Offering if gross proceeds exceed $35 million. During the term of the Revolving Credit Facility, the Company is obligated to pay to the Agent on the last business day of each month a facility fee equal to 0.5% per annum on the average daily undrawn portion of both the Revolving Credit Facility and the Acquisition Facility during the previous month.

     The Loans are secured by a pledge by Lason of the Collateral (as defined in the Credit Agreement, generally the stock and assets of Lason Systems and its subsidiaries) and by a guaranty by the Company. The Credit Agreement requires Lason to meet certain financial tests, including minimum interest coverage, maximum debt to operating cash flow ratio and minimum operating cash flow. The Credit Agreement also contains covenants which, among other things, prohibit or restrict the incurrence of additional indebtedness, payment of dividends, transactions with affiliates, sales of assets, acquisitions, investments, dissolution or mergers, prepayments of other indebtedness, incurrence of additional liens and encumbrances and other actions by Lason customarily restricted in such agreements. In addition, the Credit Agreement requires the Company to invest additional equity in

Lason Systems on or before March 31, 1997 in an amount, if any, necessary to cause the ratio of Funded Debt (as defined in the Credit Agreement) to Pro Forma Adjusted EBITDA (as defined in the Credit Agreement) to be no greater than 2.75 to 1.0 for the four fiscal quarters ending on March 31, 1997. The Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to other indebtedness of Lason and to any default by Lason under any agreement the termination of which would have a Material Adverse Effect (as defined in the Credit Agreement), certain events, bankruptcy and insolvency, the entry of a judgment in an amount greater than $250,000 which shall not be dismissed or stayed within 60 days, a lien in excess of $250,000 is placed on the Collateral (as defined in the Credit Agreement) by a governmental authority, or the acquisition of control of Lason Systems by any person other than the Company or GTCR Fund IV.

     Upon consummation of the Offering, the Company plans to repay a portion of its outstanding indebtedness under its Credit Agreement using a portion of the net proceeds from the Offering. The Company also expects to terminate the Credit Agreement shortly after consummation of the Offering and to enter into the New Credit Agreement providing for a revolving line of credit of up to $30 million to be used to repay the remaining portion of the indebtedness outstanding under the Credit Agreement and to finance additional acquisitions, working capital, capital expenditures and other general corporate purposes. The New Credit Agreement would expire on June 30, 1999. Interest on amounts outstanding, if any, under the Acquisition Credit Facility will be calculated using rates determined at the time of borrowing. Borrowings would bear interest at rates ranging from a base percentage rate plus 1.25% (9.5% at June 30, 1996) to a LIBOR plus 1.0% (6.6875% at June 30, 1996), depending upon the Company's leverage ratio. The Company would pay a monthly fee at an annual rate of 0.25% of the unused balance on the New Credit Agreement. The Company would not be required to make principal payments prior to the end of the term of the proposed loan. Borrowings, if any, under the New Credit Agreement would be collateralized by substantially all of the Company's assets. The New Credit Agreement would contain restrictions on the acquisition of stock or assets, disposal of assets, incurrence of other liabilities, minimum requirements for cash flow and certain financial ratios. There can be no assurance, however, that such New Credit Agreement will be obtained or that, if obtained, will be on terms that are favorable to the Company or sufficient for the Company's needs.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

     Upon consummation of the Offering, the total amount of authorized capital stock of the Company will consist of 20,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), and 8,162,462 shares of Common Stock will be issued and outstanding. The Company intends to adopt, and intends to submit for approval by its stockholders, an Amended and Restated Certificate of Incorporation and By-Laws to become effective upon consummation of the Offering. The discussion herein describes the Company's capital stock, Amended and Restated Certificate of Incorporation and By-Laws as anticipated to be in effect upon consummation of the Offering. The following summary of certain provisions of the Company's capital stock describes certain material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Amended and Restated Certificate of Incorporation and the By-Laws of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law. The Common Stock has been approved for trading on the Nasdaq National Market under the symbol "LSON," subject to official notice of issuance.

CLASS A COMMON STOCK AND CLASS B COMMON STOCK

     Immediately prior to the Reclassification, the Company's issued and outstanding common stock consisted of 999,998 shares of Class A-1 Common Stock, 5,115 shares of Class A-2 Common Stock and 1,000,001 shares of Class B Common Stock. Prior to the Reclassification, the holders of Class A-1 Common Stock and Class A-2 Common Stock (collectively, the "Class A Common Stock") and Class B Common Stock were entitled to participate in any distribution made by the Company in the following priority: (i) first, to the holders of Class B Common Stock, ratably, until the holders of Class B Common Stock as a class had received, taking into consideration all prior distributions, a 10% yield (compounded quarterly) on the Unreturned Preferred Amount (the Preferred Amount minus any amounts distributed pursuant to clause (ii)) (the "Unpaid Yield"),
(ii) second, to the holders of Class B Common Stock, ratably, until the holders of Class B Common Stock as a class had received, taking in to consideration all prior distributions other than distributions pursuant to clause (i) above, the Preferred Amount ($9.9 million), and (iii) last, to the holders of Class A Common Stock and the holders of Class B Commons Stock, ratably, the balance of such distribution. Prior to the Reclassification, the holders of Class A-1 Common Stock were entitled to one vote per share, the holders of Class B Common Stock were entitled to four votes per share, and the holders of Class A-2 Common Stock were entitled to no voting rights other than a class vote in connection with a merger or reorganization in which the Class A-2 Common Stock would be treated differently than the Class A-1 Common Stock.

THE RECAPITALIZATION

     Immediately prior to the consummation of the Offering, each outstanding share of Class A Common Stock shall be converted into one share of Common Stock and each share of Class B Common Stock shall be converted into a number of shares of Common Stock equal to (i) one plus (ii) a number of shares of Common Stock valued at the initial public offering price of the Offering (adjusted for the stock split) equal to the Unpaid Yield and the Unreturned Preferred Amount with respect to such share of Class B Common Stock as of such date. Assuming an initial public offering price of $15.50 and consummation of the Offering on September 30, 1996, the aggregate Unpaid Yield and the aggregate Unreturned Preferred Amount would be approximately $1.8 million and $9.9 million, respectively, and each share of Class B Common Stock would be converted into approximately 1.3 shares of Common Stock (the "Reclassification"). Each share of Common Stock will then be split into 2.5 shares of Common Stock (the "Stock Split"). Concurrent with the consummation of the Offering, the Company shall use a portion of the proceeds of the Offering to redeem shares of Common Stock owned by GTCR Fund IV at a price equal to the initial public offering price of the Common Stock in the Offering (the

"Redemption," and together with the Reclassification and Stock Split, the "Recapitalization"). See "Use of Proceeds" and "Certain Relationships and Related Transactions."

COMMON STOCK

     Following the Recapitalization and immediately prior to consummation of the Offering, there will be 5,162,462 shares of Common Stock outstanding held by 29 holders of record. The issued and outstanding shares of Common Stock are, and the shares of Common Stock being offered hereby will be upon payment therefor, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any Preferred Stock, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board may from time to time determine. See "Dividend Policy." Following consummation of the Offering, the shares of Common Stock will not be redeemable or convertible, and the holders thereof will have no preemptive rights (other than pursuant to the Stockholders Agreement) or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Each outstanding share of Common Stock is entitled to vote on all matters submitted to a vote of stockholders.

PREFERRED STOCK

     The Board may, without further action by the Company's stockholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of shares of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. The Board, without stockholder approval, may issue shares of Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock.

CERTAIN PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS AND STATUTORY PROVISIONS

     The Amended and Restated Certificate of Incorporation to be effective upon consummation of the Offering provides that the Board will be divided into three classes, with each class, after a transitional period, serving for three years, and one class being elected each year. A majority of the remaining directors then in office, though less than a quorum, or the sole remaining director, will be empowered to fill any vacancy on the Board which arises during the term of a director or as a result of a newly created directorship. The provision for a classified Board may be amended, altered or repealed only upon the affirmative vote of the holders of at least 80% of the outstanding shares of the voting stock of the Company. The classification of the Board may discourage a third party from making a tender offer or otherwise attempting to gain control of the Company and may have the effect of maintaining the incumbency of the Board.

     The Amended and Restated Certificate of Incorporation will require that any action required or permitted to be taken by the Company's stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by consent in writing. Additionally, the Amended and Restated Certificate of Incorporation and By-Laws will require that special meetings of the stockholders of the Company be called only by the affirmative vote of at least two members of the

Board or by certain officers. These provisions may not be amended, altered or repealed without the affirmative vote of at least 80% of the outstanding shares of the voting stock of the Company.

     The By-Laws will provide that stockholders seeking to bring business before or to nominate directors at any annual meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to such meeting or, if less than 70 days' notice was given for the meeting, within 10 days following the date on which such notice was given. The By-Laws also will specify certain requirements for a stockholder's notice to be in proper written form. These provisions will restrict the ability of stockholders to bring matters before the stockholders or to make nominations for directors at meetings of stockholders. These provisions may not be amended, altered or repealed by the stockholders without the affirmative vote of at least 80% of the outstanding shares of the voting stock of the Company.

     Following the consummation of the Offering, the Company will be subject to the "business combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any Interested Stockholder for a period of three years after the date of the transaction in which the person became an Interested Stockholder, unless (i) the transaction is approved by the Board prior to the date the Interested Stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the "business combination" is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the Interested Stockholder.

     A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company. The Board intends to approve any acquisition of shares of Common Stock by GTCR Fund IV or its affiliates that would otherwise result in GTCR Fund IV or such affiliates becoming an Interested Stockholder. See "Risk Factors -- Anti-Takeover Effect of Certain Charter, By-Laws and Statutory Provisions."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Amended and Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. This provision may not be amended, altered or repealed without the affirmative vote of at least 80% of the outstanding shares of the voting stock of the Company. In addition, the By-Laws provide that the Company shall indemnify directors and officers of the Company to the fullest extent permitted by such law. This provision may not be amended, altered or repealed by the stockholders without the affirmative vote of at least 80% of the outstanding shares of the voting stock of the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock will be First Chicago NBD.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering, 8,162,462 shares of Common Stock will be outstanding (8,612,462 if the Underwriters' over-allotment option is exercised in full). The 3,000,000 shares of Common Stock sold in the Offering (plus up to 450,000 additional shares of Common Stock if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are held by an "affiliate" of the Company as that term is defined in Rule 144, which shares will be subject to the resale limitations of Rule 144. Other than the shares of Common Stock being offered hereby, the currently outstanding shares of Common Stock have not been registered under the Securities Act and may not be sold unless such shares are registered or unless an exemption from registration, such as the exemption provided by Rule 144, is available. 4,999,997 of such unregistered shares, but for the lockup provisions described below, would be eligible for sale not earlier than January 17, 1997, subject to certain volume and other limitations under Rule 144.

     The Company and certain of its stockholders, which as of the consummation of the Offering will hold 4,703,265 shares of Common Stock, have agreed for the Lockup Period not to sell or otherwise dispose of, and the Company has agreed not to register, any shares of Common Stock or any securities of the Company which are substantially similar to the shares of Common Stock, including, but not limited to, any securities that are convertible into or exchangeable for, or represent the right to receive, Common Stock or any such substantially similar securities (other than the grant of options with respect to, and the issuance and registration of up to 1,000,000 shares of Common Stock by the Company in connection with, the Company's 1995 Stock Option Plan and the issuance and registration of up to 2,500,000 shares of Common Stock by the Company for use as consideration in further acquisitions), without the prior written consent of Robertson Stephens & Company LLC, except for the shares of Common Stock offered in connection with the Offering.

     In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned shares constituting "restricted securities" (generally defined as securities acquired from the Company or an affiliate of the Company in a non-public transaction) for at least two years, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the outstanding Common Stock (approximately 81,625 shares of Common Stock immediately after the Offering or 86,125 shares if the Underwriters' over-allotment option is exercised in full) or (ii) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed pursuant to Rule 144. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A stockholder (or stockholders whose shares are aggregated) who is not an affiliate of the Company for at least 90 days prior to a sale and who has beneficially owned "restricted securities" for at least three years is entitled to sell such shares under Rule 144 without regard to the limitations described above.

     In connection with the 1995 Recapitalization, the Company and the 1995 Stockholders entered into the Registration Agreement. Pursuant to the Registration Agreement, the 1995 Stockholders and their transferees, who hold in the aggregate 4,999,997 shares of Common Stock, are entitled to certain demand and piggy-back registration rights with respect to such shares of Common Stock, which may be exercised after the expiration of the Lockup Period. Such rights could be used to force the Company to file a registration statement with respect to the Common Stock owned by such persons. In addition, the holders of an additional 149,677 shares of Common Stock (assuming an initial public offering price of $15.50) have certain piggy-back registration rights. The existence of the Registration Agreement and such other registration rights and the perception that sales of Common Stock could occur thereunder could adversely effect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of equity securities. See "Recent Acquisitions" and "Certain Relationships and Related Transactions -- Registration Agreement."

     Promptly after consummation of the Offering, the Company expects to file with the Commission a registration statement on Form S-8 covering up to 1,000,000 shares of Common Stock with respect to the 1995 Stock Option Plan and a registration statement covering up to 2,500,000 shares of Common Stock for use as consideration in future acquisitions. Such shares, when registered and issued, will be freely tradeable without restriction or further registration under the Securities Act.

     Prior to the Offering, there has been no public market for the Common Stock, and no assurances can be given as to the effect, if any, that public market sales of shares of Common Stock or the availability of such shares for sale will have on the trading price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities. See "Risk Factors -- Shares Eligible for Future Sale; Registration Rights."

                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), acting through their representatives, Robertson, Stephens & Company LLC and William Blair & Company, L.L.C. (the "Representatives"), have severally agreed, subject to the terms and conditions of an underwriting agreement among the Company and the Underwriters (the "Underwriting Agreement"), to purchase the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all of such shares if any are purchased.

                                                                               NUMBER
                                    UNDERWRITER                               OF SHARES
        -------------------------------------------------------------------   ---------
        Robertson, Stephens & Company LLC..................................
        William Blair & Company, L.L.C.....................................

                                                                              ----------
             Total.........................................................   3,000,000
                                                                              ==========

     The Representatives have advised the Company that they propose to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a
concession of not in excess of $          per share, of which $          may be
reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall affect the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 450,000 additional shares of Common Stock at the same price per share as the Company will receive for the 3,000,000 shares that the Underwriters have agreed to purchase from the Company. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 3,000,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 3,000,000 shares are being sold.

     The Underwriting Agreement contains covenants of indemnity between the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act.

     Pursuant to the terms of lock-up agreements, the holders of approximately 4,703,265 shares of the Common Stock have agreed with the Representatives that during the Lockup Period, subject to certain limited exceptions, they will not sell or otherwise dispose of shares of Common Stock, including shares issuable under options or warrants exercisable during the Lockup Period, any options or warrants to purchase shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock owned directly by such holders or with respect to which they have the power of disposition without the prior written consent of Robertson, Stephens & Company LLC.

     The Underwriters do not intend to confirm sales of the Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     Prior to the Offering, there has been no public market for the Company's securities. The initial public offering price will be determined through negotiations among the Company and the Representatives. Among the factors to be considered in such negotiations will be prevailing market conditions, the net revenues and results of operations of the Company in recent periods, market valuations of publicly traded companies that the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development, the current state of the industry and the economy as a whole and other factors deemed relevant.

                            VALIDITY OF COMMON STOCK

     The validity of the Common Stock offered hereby will be passed upon for the Company by Kirkland & Ellis (a partnership which includes professional corporations), Chicago, Illinois. Certain legal matters in connection with the Common Stock will be passed upon for the Underwriters by Winston & Strawn, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of the Company for the year ended December 31, 1995, and the financial statements of the Predecessor for the years ended December 31, 1994 and 1993 appearing in this Prospectus and Registration Statement have been audited by Coopers & Lybrand LLP, independent accountants, as set forth in their reports appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C. (the "Commission"), a registration statement on Form S-1 pursuant to the Securities Act with respect to the Common Stock offered hereby (the "Registration Statement"). This prospectus (the "Prospectus") does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which are omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of any document filed with the Registration Statement as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an exhibit to the Registration Statement. For further information about the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as a part thereof.

     Upon completion of the Offering, the Company will be subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will file reports and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and its Chicago Regional Officer, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, upon payment of the prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, and the address of such site is http://www.sec.gov.

         INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                     INFORMATION, FINANCIAL STATEMENTS, AND
                       CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
LASON, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
  Unaudited Pro Forma Condensed Consolidated Financial Information...................    F-2
  Unaudited Pro Forma Condensed Consolidated Balance Sheets as of June 30, 1996......    F-3
  Unaudited Pro Forma Condensed Consolidated Statements of Income for the Six Months
     ended June 30, 1996.............................................................    F-5
  Unaudited Pro Forma Condensed Consolidated Statements of Income for the Year ended
     December 31, 1995...............................................................    F-7
  Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements...........    F-9

LASON, INC.
  Report of Independent Accountants..................................................   F-15
  Consolidated Balance Sheets as of December 31, 1995 and June 30, 1996
     (Unaudited).....................................................................   F-16
  Consolidated Statements of Income for the year ended December 31, 1995 and for the
     six months ended June 30, 1995 and 1996 (Unaudited).............................   F-17
  Consolidated Statements of Stockholders' Equity for the year ended December 31,
     1995 and for the six months ended June 30, 1996 (Unaudited).....................   F-18
  Consolidated Statements of Cash Flows for the year ended December 31, 1995 and for
     the six months ended June 30, 1995 and 1996 (Unaudited).........................   F-19
  Notes to Consolidated Financial Statements.........................................   F-20

LASON SYSTEMS, INC.
  Report of Independent Accountants..................................................   F-29
  Balance Sheet as of December 31, 1994..............................................   F-30
  Statements of Income for the years ended December 31, 1993 and 1994................   F-31
  Statements of Stockholders' Equity for the years ended December 31, 1993 and
     1994............................................................................   F-32
  Statements of Cash Flows for the years ended December 31, 1993 and 1994............   F-33
  Notes to Financial Statements......................................................   F-34

GREAT LAKES MICROGRAPHICS CORPORATION
  Report of Independent Accountants..................................................   F-37
  Balance Sheets as of December 31, 1995 and June 30, 1996 (Unaudited)...............   F-38
  Statements of Income for the year ended December 31, 1995 and for the six months
     ended June 30, 1995 and 1996 (Unaudited)........................................   F-39
  Statements of Stockholders' Equity for the year ended December 31, 1995 and for the
     six months ended June 30, 1996 (Unaudited)......................................   F-40
  Statements of Cash Flows for the year ended December 31, 1995 and for the six
     months ended June 30, 1995 and 1996 (Unaudited).................................   F-41
  Notes to Financial Statements......................................................   F-42

NATIONAL REPRODUCTIONS CORP.
  Report of Independent Accountants..................................................   F-44
  Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996 (Unaudited)......   F-45
  Statements of Operations for the years ended December 31, 1994 and 1995 and for the
     six months ended June 30, 1995 and 1996 (Unaudited).............................   F-46
  Statements of Stockholders' Equity for the years ended December 31, 1994 and 1995
     and for the six months ended June 30, 1996 (Unaudited)..........................   F-47
  Statements of Cash Flows for the years ended December 31, 1994 and 1995 and for the
     six months ended June 30, 1995 and 1996 (Unaudited).............................   F-48
  Notes to Financial Statements......................................................   F-49

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated balance sheet has been prepared based upon the historical consolidated balance sheet of Lason as of June 30, 1996 and the balance sheets as of June 30, 1996 of the Acquisitions (See "Business -- Acquisition Strategy") consummated after June 30, 1996 and gives effect to (i) such Acquisitions, (ii) the Recapitalization and (iii) the application of the net proceeds from the Offering (after deducting underwriting discounts and commissions and estimated expenses of the Offering, but excluding the underwriters' over-allotment option), as if each had occurred as of June 30, 1996. The following unaudited Pro Forma Condensed consolidated statements of income for the six months ended June 30, 1996 and for the year ended December 31, 1995 give effect to each of the above transactions and to the Acquisitions as if each had occurred as of January 1, 1995. Pro forma adjustments are described in the accompanying notes.

     The unaudited pro forma condensed consolidated financial information should be read in conjunction with "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of the actual results of operations that would have been reported if the events described above had occurred as of January 1, 1995, nor do such statements purport to indicate the results of future operations of Lason. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs, if any, which may occur as a result of the integration and consolidation of the acquisitions. In the opinion of management, all adjustments necessary to present fairly such unaudited pro forma condensed consolidated financial statements have been made.

                                  LASON, INC.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                                 JUNE 30, 1996
                             (AMOUNTS IN THOUSANDS)


                                                                                                        PRO FORMA
                                                                                       ADJUSTMENTS   AS ADJUSTED FOR
                                                                        PRO FORMA        FOR THE      ACQUISITIONS
                                                    ADJUSTMENTS        AS ADJUSTED      OFFERING           AND
                         LASON   ACQUISITIONS(1)  FOR ACQUISITIONS   FOR ACQUISITIONS   AND OTHER     THE OFFERING
                        -------  ---------------  ----------------   ----------------  -----------   ---------------
ASSETS
Current assets......... $15,819      $ 4,745          $     --           $ 20,564       $     628G       $21,192
Property, plant and
  equipment, net.......   3,278        2,116               (61)F            5,333              --          5,333
Goodwill, net..........  18,272          134            17,454A            35,860              --         35,860
Other assets...........   3,318          302               238E             3,858            (369)H        3,489
                        -------      -------           -------           --------        --------        -------
  Total assets......... $40,687      $ 7,297          $ 17,631           $ 65,615       $     259        $65,874
                        =======      =======           =======           ========        ========        =======
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current portion, long
  term debt............ $ 2,000      $ 1,325          $   (100)B         $  3,225       $  (2,000)B      $ 1,225
Other current
  liabilities..........   8,028        2,575             1,400B            12,003              --         12,003
                        -------      -------           -------           --------        --------        -------
  Total current
     liabilities.......  10,028        3,900             1,300             15,228          (2,000)        13,228
Long term debt, less
  current portion......  19,146          928            15,851B            35,925         (28,633)B        7,292
Minority interest and
  other non current
  liabilities..........     402           --               629B,C           1,031              --          1,031
                        -------      -------           -------           --------        --------        -------
  Total liabilities....  29,576        4,828            17,780             52,184         (30,633)        21,551
Common stock with a put
  option...............      --           --             1,060B             1,060              --          1,060
Common stock...........      20           35                (4)B               51              30B            81
Additional paid in
  capital..............   8,661           10             1,219B             9,890          30,603B        40,493
Loans to
  stockholders.........    (628)        (123)              123D              (628)            628G            --
Retained earnings......   3,058        2,547            (2,547)B            3,058            (369)H        2,689
                        -------      -------           -------           --------        --------        -------
  Total stockholders'
     equity............  11,111        2,469            (1,209)            12,371          30,892         43,263
                        -------      -------           -------           --------        --------        -------
  Total liabilities and
     stockholders'
     equity............ $40,687      $ 7,297          $ 17,631           $ 65,615       $     259        $65,874
                        =======      =======           =======           ========        ========        =======


------------
(1) See Schedule A for detail of the Acquisitions

         The accompanying Notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                                                      SCHEDULE A

                                  LASON, INC.

                       UNAUDITED SCHEDULE OF ACQUISITIONS
                                 JUNE 30, 1996
                             (AMOUNTS IN THOUSANDS)

                                                                                               TOTAL
                                                         GREAT LAKES     NRC      OTHER     ACQUISITIONS
                                                         -----------    ------    ------    ------------
ASSETS
Current assets........................................     $ 1,005      $2,671    $1,069       $4,745
Property, plant and equipment, net....................         207       1,061       848        2,116
Goodwill, net.........................................          --          --       134          134
Other assets..........................................           8         192       102          302
                                                            ------      ------    ------       ------
  Total assets........................................     $ 1,220       3,924    $2,153       $7,297
                                                            ======      ======    ======       ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion, long term debt.......................     $    --      $1,325    $   --       $1,325
Other current.........................................         760       1,087       728        2,575
                                                            ------      ------    ------       ------
  Total current liabilities...........................         760       2,417       728        3,900
Long term debt, less current portion..................          --         157       771          928
                                                            ------      ------    ------       ------
  Total liabilities...................................         760       2,569     1,499        4,828
Common stock..........................................           2          28         5           35
Additional paid in capital............................          --          10        --           10
Loans to stockholders.................................          --        (123)       --         (123)
Retained earnings.....................................         458       1,440       649        2,547
                                                            ------      ------    ------       ------
  Total stockholders' equity..........................         460       1,355       654        2,469
                                                            ------      ------    ------       ------
  Total liabilities and stockholders' equity..........     $ 1,220      $3,924    $2,153       $7,297
                                                            ======      ======    ======       ======

              The accompanying Notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                  LASON, INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                               PRO FORMA
                                                                                              AS ADJUSTED
                                                  LASON     ACQUISITIONS(1)    ADJUSTMENTS       LASON
                                                 -------    ---------------    -----------    -----------
Revenues, net of postage.......................  $27,089        $14,588           $  --         $41,677
Cost of revenues...............................   17,696         11,199              --          28,895
                                                 -------        -------          ------         -------
  Gross profit.................................    9,393          3,389              --          12,782
Selling, general and administrative expenses...    5,273          2,672            (366)I         7,579
Compensatory option expense....................      176             --              --             176J
Amortization of intangibles....................      379              6             284K            669
                                                 -------        -------          ------         -------
  Income from operations.......................    3,565            711              82           4,358
Other income...................................       53            148                             201
Interest expense...............................     (885)           (91)            646L           (330)
                                                 -------        -------          ------         -------
  Total other income (expense).................     (832)            57             646            (129)
Income before minority interest and provision
  for income taxes.............................    2,733            768             728           4,229
Minority interest in net income of
  subsidiary...................................      (28)            --             (28)N           (56)
Provision for income taxes.....................     (989)            --            (517)M        (1,506)
                                                 -------        -------          ------         -------
Net income.....................................  $ 1,716        $   768           $ 183         $ 2,667
                                                 =======        =======          ======         =======
Pro forma primary and fully diluted earnings
  per share....................................                                                 $   .31O
                                                                                                =======
Weighted average common shares and common share
  equivalents outstanding......................                                                   8,640
                                                                                                -------


------------

(1) See Schedule B for detail of the Acquisitions.

              The accompanying Notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                                                      SCHEDULE B

                                  LASON, INC.

                       UNAUDITED SCHEDULE OF ACQUISITIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               TOTAL
                                                         GREAT LAKES     NRC      OTHER     ACQUISITIONS
                                                         -----------    ------    ------    ------------
Revenues, net of postage..............................     $ 3,908      $7,176    $3,504      $ 14,588
Cost of revenues......................................       3,018       5,627     2,554        11,199
                                                           -------      ------    ------      --------
     Gross profit.....................................         890       1,549       950         3,389
Selling, general and administrative expenses..........         759       1,142       771         2,672
Amortization of intangibles...........................          --          --         6             6
                                                           -------      ------    ------      --------
     Income from operations...........................         131         407       173           711
Other income..........................................           1          76        71           148
Interest expense......................................          --         (50)      (41)          (91)
                                                           -------      ------    ------      --------
     Total other income (expense).....................           1          26        30            57
Income before provision for income taxes..............         132         433       203           768
Provision for income taxes............................          --          --        --            --
                                                           -------      ------    ------      --------
Net income............................................     $   132      $  433    $  203      $    768
                                                           =======      ======    ======      ========

              The accompanying Notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                  LASON, INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                               PRO FORMA
                                                                                              AS ADJUSTED
                                                LASON     ACQUISITIONS(1)    ADJUSTMENTS         LASON
                                               -------    ---------------    -----------      -----------
Revenues, net of postage.....................  $46,605        $28,447          $    --          $75,052
Cost of revenues.............................   31,227         22,087               --           53,314
                                               -------        -------           ------          -------
  Gross profit...............................   15,378          6,360               --           21,738
Selling, general and administrative
  expenses...................................    9,406          5,805             (951) I        14,260
Compensatory option expense..................      308             --               --              308 J
Amortization of intangibles..................      817             11              568K           1,396
                                               -------        -------           ------          -------
  Income from operations.....................    4,847            544              383            5,774
Other income.................................       66             70               --              136
Interest expense.............................   (1,760)          (177)           1,254 L           (683)
                                               -------        -------           ------          -------
  Total other income (expense)...............   (1,694)          (107)           1,254             (547)
Income before provision
  for income taxes...........................    3,153            437            1,637            5,227
Minority interest in net income of
  subsidiary.................................       --             --              (29) N           (29)
Provision for income taxes...................   (1,139)           (11)            (771) M        (1,921)
                                               -------        -------           ------          -------
Net income...................................  $ 2,014        $   426          $   837          $ 3,277
                                               =======        =======           ======          =======
Pro forma primary and fully diluted earnings
  per share..................................                                                   $   .38 O
                                                                                                =======
Weighted average common shares and common
  share equivalents outstanding..............                                                     8,644
                                                                                                -------


------------
(1) See Schedule C for detail of the Acquisitions

              The accompanying Notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                                                      SCHEDULE C

                                  LASON, INC.

                       UNAUDITED SCHEDULE OF ACQUISITIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               TOTAL
                                                        GREAT LAKES      NRC      OTHER     ACQUISITIONS
                                                        -----------    -------    ------    ------------
Revenues, net of postage.............................     $ 7,825      $14,593    $6,029      $ 28,447
Cost of revenues.....................................       6,397       11,536     4,154        22,087
                                                          -------      -------    ------      --------
  Gross profit.......................................       1,428        3,057     1,875         6,360
Selling, general and administrative expenses.........       1,371        2,555     1,879         5,805
Amortization of intangibles..........................          --           --        11            11
                                                          -------      -------    ------      --------
  Income (loss) from operations......................          57          502       (15)          544
Other income (expense)...............................           2           68        --            70
Interest expense.....................................          (3)        (146)      (28)         (177)
                                                          -------      -------    ------      --------
  Total other income (expense).......................          (1)         (78)      (28)         (107)
Income before provision for income taxes.............          56          424       (43)          437
Provision for income taxes...........................          --           --       (11)          (11)
                                                          -------      -------    ------      --------
Net income (loss)....................................     $    56      $   424    $  (54)     $    426
                                                          =======      =======    ======      ========

              The accompanying Notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                  LASON, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

     On June 1, 1995, Lason acquired certain assets of Adcom Mailers, Inc. and an affiliated company ("Adcom"). In January 1996, Lason acquired the assets of Mail-Away Corporation ("Mail-Away"). In February 1996, Lason acquired substantially all of the assets of Diversified Support Services, Inc. ("Diversified"). On April 1, 1996, Lason acquired 65% of the common stock of Delaware Legal Copy, Inc. ("Delaware Legal"). Effective July 1, 1996, Lason acquired the common stock of the following (i) Information & Image Technology of America, Inc. ("IITA"), (ii) (80% of the common stock) of Micro-Pro, Inc. and MP Services, Inc., affiliated companies ("Micro-Pro"), and (iii) Great Lakes Micrographics Corporation ("Great Lakes"); and executed an agreement to acquire all the common stock of National Reproductions Corp. ("NRC"). The results of operations for Adcom, Mail Away, and Diversified are included in the results of operations of Lason from the respective date of acquisition. The unaudited pro forma condensed consolidated financial statements have not been adjusted to reflect the acquisition of Adcom, Mail-Away, and Diversified as though each had been completed as of January 1, 1995 as the impact of such adjustment would not be material. The historical balance sheet of Lason at June 30, 1996 includes Adcom, Mail-Away, Diversified and Delaware Legal. The aggregate purchase price, including liabilities assumed, of the foregoing acquisitions completed subsequent to June 30, 1996 was $23.6 million.

     The unaudited pro forma condensed consolidated financial statements do not give effect to the following, with respect to the acquisitions:

          (1) Contingent purchase price adjustment for IITA, the purchase price of $3.15 million may be increased by a maximum of 30% and decreased by a maximum of 15% based on future results of operations exceeding or failing to meet targeted earnings, as defined in the IITA stock purchase agreement. Contingent purchase price adjustment for Great Lakes, the purchase price may be increased by an amount equal to 25% of the amount by which Great Lakes earnings before interest and income taxes exceeds $1.06 million in each calendar year over the next three years.

          (2) Lason has the option to purchase, subsequent to January 1, 1998, the minority stockholders interest in Delaware Legal and Micro-Pro. If Lason does not exercise its option, the minority stockholders may require Lason to purchase such shares up to January 1, 1999. The purchase of the minority interests will be recorded at fair value at the date of acquisition.

          (3) In the event the Offering is not completed within six months of the respective acquisition closing date, for the following thirty months stockholders of IITA have an option to require Lason to purchase the Lason shares received as a portion of the purchase price.

          (4) If begun in the six months after the closing of the acquisition, former IITA stockholders would be entitled to receive one-half of the net earnings, if any, from a to be formed entity to serve specific customers. Such payments, if any, would end after the first three years following the commencement of such business.

          (5) If a contract is awarded within six months after the closing of the acquisition of NRC for certain incremental work for an existing customer, the NRC purchase price will be adjusted by an amount equal to 5% of the gross revenue derived by NRC from such incremental work for a period of three years.

BALANCE SHEET

     The excess of the purchase price and liabilities assumed over the book value of the net assets acquired for each acquisition has been allocated to tangible and intangible assets, based on Lason's estimate of the fair market value of the net assets acquired. The allocations of the excess purchase

                                  LASON, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL INFORMATION -- CONTINUED

price, as illustrated below, may change upon final appraisal of the fair market value of the net assets acquired.

ACQUISITIONS COMPLETED SUBSEQUENT TO JUNE 30, 1996:      (in millions)

    Book value of net assets acquired................................................   $ 2.5
    Allocation of purchase price in excess of acquired assets:
      Goodwill.......................................................................    17.4
      Covenants not to compete.......................................................      .2
                                                                                        ------
    Assets of Acquisitions Completed Subsequent to June 30, 1996.....................   $20.1
                                                                                        ------
    Plus: Liabilities assumed........................................................     4.4
    Total Purchase Price of Completed Acquisitions...................................   $24.5
                                                                                        ======

     The acquisitions completed subsequent to June 30, 1996 were financed using approximately $16.0 million of borrowings under the Company's credit facilities, issuance of a $400,000 convertible debenture and $2.3 million from common stock issued.

     Each of the Acquisitions has been accounted for as a purchase. See "Business -- Acquisition Strategy," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Note 15 of Notes to Consolidated Financial Statements.

     The accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 1996 has been prepared as if the acquisitions consummated after June 30, 1996 had all been completed as of June 30, 1996 and includes the following adjustments:

          (A) A pro forma adjustment has been made to increase intangible assets (consisting of $17.4 million of goodwill) equal to the excess of the applicable purchase price over the fair market values assigned to specific acquired assets, less liabilities assumed.

                                  LASON, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL INFORMATION -- CONTINUED

          (B) The pro forma adjustments to Liabilities and Stockholders' Equity consist of the following:

                                                 MINORITY
                                                 INTEREST
                                                AND OTHER                         COMMON STOCK   ADDITIONAL
                                    CURRENT     NONCURRENT   LONG-TERM   COMMON       WITH        PAID IN     RETAINED
                                  LIABILITIES   LIABILITIES    DEBT      STOCK(3)  PUT OPTION     CAPITAL     EARNINGS
                                  -----------   -----------  ---------   ------   ------------   ----------   --------
                                                                     (IN MILLIONS)
Acquisition Entries
  Estimate of additional
    acquisition costs.............    $ 1.4        $ .5
  Debt of acquired companies not
    assumed.......................     (0.1)                  $  (0.3)
  Eliminate stockholders' equity
    of acquired companies.........                                                                             $ (2.5)
  Record additional bank
    borrowings and common stock
    issued to finance acquisitions
    closed after June 30, 1996,
    including $1.1 of common stock
    issued with a put option......                               15.8      --        $  1.1        $  1.2
  Record promissory note issued in
    conjunction with the
    acquisition of NRC(1).........                                0.4
                                     ------         ---        ------    ----         -----         -----      ------
      Total Acquisition Entries...      1.3          .5          15.9      --        $  1.1           1.2        (2.5)
                                     ------         ---        ------    ----         -----         -----      ------
Use of Proceeds Entries
  Estimated net proceeds..........                                         --                      $ 42.3
  Redemption of Common Stock and
    unpaid yield(2)...............                                                    (11.7)
  Use of proceeds to repay debt
    issued to finance
    acquisitions..................    $(2.0)                    (15.8)
  Use of proceeds to repay other
    debt..........................                              (12.8)
                                     ------         ---        ------    ----         -----         -----      ------
      Total Use of Proceeds
        Entries...................     (2.0)                    (28.6)     --            --          30.6           0
                                     ------         ---        ------    ----         -----         -----      ------
Total Adjustment..................    $ (.7)       $ .5       $ (12.7)   $ --        $  1.1        $ 31.8      $ (2.5)
                                     ======         ===        ======    ====         =====         =====      ======

------------
(1) The promissory note is payable at the earlier of (i) one year following the effective date of the Company's equity offering or (ii) October 1, 1997. The Seller has the option of converting the note into the Company's Common Stock at the offering price.
(2) Redemption and retirement of Class B stock and unpaid yield.
(3) No amounts shown due to rounding. The $34,000 acquisition adjustment to Common Stock consists of a $35,000 adjustment to eliminate the Common Stock of acquired companies net of a $1,000 adjustment to record the issuance of Common Stock to finance acquisitions. The $30,000 adjustment reflects the par value of the 3,000,000 shares of Common Stock offered by the Company.

          (C) Pro forma acquisition adjustment of $159,000 to record the 20 percent minority interest in Micro-Pro.

          (D) The pro forma acquisition adjustment for the NRC $123,000 shareholder loan which will not be purchased as part of the acquisition.

                                  LASON, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL INFORMATION -- CONTINUED

          (E) Pro forma acquisition adjustment to record the following:

                        $ 230,000    Deferred financing costs which were incurred on the
                                     borrowings used to finance the acquisitions subsequent to
                                     June 30
                          200,000    Purchase price allocated to non-compete covenants
                         (192,000)   Eliminate assets of NRC which were not acquired
                        ---------
                        $ 238,000
                        =========

          (F) Pro Forma adjustment to reduce property plant and equipment by 61,000 to eliminate assets of NRC which will not be acquired.

          (G) The pro forma Offering adjustment to settle the Lason $628,000 shareholder loan to be received in cash by the Company concurrent with the effective date of the Offering.

          (H) Pro forma Offering adjustment to record the following:

                        $222,000    Write off of unamortized deferred financing costs at June
                                    30, 1996, net of $113,000 deferred tax asset
                         147,000    Write off of unamortized deferred financing costs incurred
                        --------    on the borrowings to finance the acquisitions, net of
                                    $83,000 deferred tax asset
                        $369,000
                        ========

                                  LASON, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL INFORMATION -- CONTINUED

STATEMENT OF INCOME

     The accompanying unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1995 and for the six months ended June 30, 1996 presents the results as though each acquisition (other than Adcom, Mail Away, and Diversified) had been consummated on January 1, 1995. All of the acquisitions, except Micro-Pro, have a December 31 fiscal year end. Micro-Pro's fiscal year end was September 30. Accordingly, Micro-Pro's results of operations for the year ended September 30, 1995, were adjusted to the twelve months ended December 31, 1995. A similar process was followed for the six months ended June 30, 1996. IITA commenced operations on August 1, 1995, accordingly the pro forma results of operations for the year ended December 31, 1995, include IITA from the date of inception.

     The accompanying unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1995 and for the six months ended June 30, 1996 have been prepared by combining the historical results of the Company and, where applicable, the Acquisitions (excluding Adcom, Mail Away, and Diversified) for such respective periods and include the following adjustments:

          (I) Pro forma adjustments for the year ended December 31, 1995 and for the six months ended June 30, 1996 have been made to reduce selling, general and administrative expenses by approximately $951,000 and $366,000, respectively, to eliminate specific expenses that would not have been incurred had the Acquisitions occurred as of January 1, 1995. Such cost savings relate to the reduction of certain management salaries based on signed employment agreements. Additional cost savings that the Company expects to realize through integration of the Acquisitions into Lason operations have not been included.


          (J) Certain stock options granted to officers and employees provide for accelerated vesting at the effective date of the Offering. The pre-tax charge of $668,000 and $756,000 related to the previously unearned compensation associated with such options, assuming the offering was effective on December 31,1995 and June 30, 1996, respectively, has not been presented in the pro forma income statements for the periods ended December 31, 1995 and June 30, 1996.



          (K) Adjustments for the year ended December 31, 1995 and for the six months ended June 30, 1996 have been made to increase amortization by $632,000 and $316,000, respectively, related to purchase price allocated to goodwill and noncompete covenants, as if the Acquisitions had occurred as of January 1, 1995. Goodwill is amortized over 30 years and the covenants have an average 4 year amortization. Such amortization expense may change upon final appraisal of the fair value of the net assets acquired. In addition, pro forma adjustments for the year ended December 31, 1995 and for the six months ended June 30, 1996 have been made to reverse amortization expense of $64,000 and $32,000, respectively, on deferred financing charges which would have been written off when the associated debt was extinguished using a portion of the proceeds of the Offering.


          (L) Pro forma adjustments for the year ended December 31, 1995 and for the six months ended June 30, 1996 have been made to reverse interest expense of $1,238,000 and $623,000, respectively, on debt retired by the Company using a portion of the estimated net proceeds of $42.3 million. In addition, pro forma adjustments for the year ended December 31, 1995 and for the six months ended June 30, 1996 have been made to reverse interest expense of $16,000 and $23,000, respectively, on debt of acquired companies not assumed.

          (M) The acquisitions were S-corporations and, accordingly, were not subject to federal or state income taxes. The pro forma provision for income taxes has been computed as if the acquisitions were subject to federal and state corporate income taxes for the periods presented

                                  LASON, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL INFORMATION -- CONCLUDED

     based on the statutory tax rates then in effect. Additionally, the pro forma adjustments have been tax effected at a 34% statutory rate.

          (N) Pro forma adjustment to record the minority interest in net income of Micro-Pro.

          (O) Pro forma primary and fully diluted earnings per share is computed by dividing pro forma net income by the weighted average common share and common share equivalents outstanding. Pro forma common share and common share equivalents include as outstanding for all periods presented the options granted in 1995 and 1996 using the treasury stock method and the assumed offering price of $15.50 per share.

          The pro forma weighted average common shares present as outstanding at January 1, 1995, the 3,000,000 offering shares and the 149,677 shares issued as consideration with respect to the acquisitions of Great Lakes and IITA. The weighted average historical common shares adjusted for the 2.5 to 1 stock split were 5,006,781 and 4,999,998 for the periods ended June 30, 1996 and December 31, 1995, respectively.

                                                                   SIX MONTHS
                                                                      ENDED           YEAR ENDED
                                                                  JUNE 30, 1996    DECEMBER 31, 1995
                                                                  -------------    -----------------
Weighted average common shares outstanding.....................     8,156,458          8,149,675
Common share equivalents.......................................       483,045            494,164
                                                                   ----------         ----------
Pro forma common shares and common share equivalents
  outstanding..................................................     8,639,503          8,643,839
                                                                   ==========         ==========

          (P) The extraordinary loss related to the write off of deferred financing costs net of tax as the associated debt was extinguished using a portion of the proceeds of the offering have not been recorded in the pro forma condensed income statement. These amounts totaled $276,000 and $147,000 for the year ended December 31, 1995 and for the six months ended June 30, 1996, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Lason, Inc.:

We have audited the accompanying consolidated balance sheet of Lason, Inc. as of December 31, 1995 and the related consolidated statements of income, stockholders' equity, and cash flows and financial statement schedule for the year then ended. These financial statements and financial statement schedule are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lason, Inc. as of December 31, 1995 and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

Coopers & Lybrand L.L.P.

Detroit, Michigan
March 31, 1996, except for Note 6, as to which the date is July 10, 1996 and Note 15, as to which the date is August 16, 1996.

                                  LASON, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT FOR SHARES)


                                                                                                      PRO FORMA
                                                                           DEC. 31,    JUNE 30,        JUNE 30,
                                                                            1995        1996            1996
                                                                           --------    --------      -----------
                                                                                      (UNAUDITED)    (UNAUDITED)
CURRENT ASSETS:
Cash.....................................................................  $   103       $   720        $   720
Accounts receivable (net of allowance for doubtful accounts of $80 and
  $88 at December 31, 1995 and June 30, 1996, respectively)..............   11,090        12,481         12,481
Income tax refund receivable.............................................      649           206            206
Supplies.................................................................    1,245         1,393          1,393
Prepaid expenses and other...............................................    1,372         1,019          1,019
                                                                           -------      --------        -------
    Total current assets.................................................   14,459        15,819         15,819
PROPERTY AND EQUIPMENT:
Computer equipment and software..........................................    1,430         1,733          1,733
Production and office equipment..........................................    1,237         1,941          1,941
Leasehold improvements...................................................      695           895            895
Other....................................................................      124           173            173
                                                                           -------      --------        -------
                                                                             3,486         4,742          4,742
    Less accumulated depreciation and amortization.......................     (978)       (1,464)        (1,464)
                                                                           -------      --------        -------
    Net property and equipment...........................................    2,508         3,278          3,278
Deferred income taxes....................................................    2,817         2,709          2,709
Goodwill (net of accumulated amortization of $572 and $882 at
  December 31, 1995 and June 30, 1996, respectively).....................   16,848        18,272         18,272
Other intangibles (net of accumulated amortization of $105 and $173 at
  December 31, 1995 and June 30, 1996, respectively).....................      677           609            609
                                                                           -------      --------        -------
    Total assets.........................................................  $37,309       $40,687        $40,687
                                                                           =======      ========        =======
                               LIABILITIES
CURRENT LIABILITIES:
Cash Overdraft...........................................................  $   230       $   600        $   600
Current portion of long-term debt........................................    2,000         2,000          2,000
Accounts payable to affiliates...........................................      219           209            209
Accounts payable.........................................................    2,525         2,005          2,005
Customer deposits........................................................      914         1,307          1,307
Accrued expenses.........................................................    2,254         1,822          1,822
Accrued redemption of Common Stock.......................................       --            --         11,716
Accrued copier expenses..................................................      750         1,429          1,429
Deferred income taxes....................................................      656           656            656
                                                                           -------      --------        -------
    Total current liabilities............................................    9,548        10,028         21,744
Long-term debt, less current portion.....................................   18,547        19,146         19,146
Minority interest and other..............................................       --           402            402
Commitments and contingencies (Note 14)..................................       --            --             --
                          STOCKHOLDERS' EQUITY
Class A-1 common stock, $.01 par value; 13,000,000 shares authorized,
  999,998
  issued and outstanding at December 31, 1995 and June 30, 1996; none
  authorized, issued and outstanding Pro Forma June 30, 1996.............       10            10             --
Class A-2 common stock, $.01 par value; 4,000,000 shares authorized, none and 5,115 issued and outstanding at December 31, 1995 and June 30,
  1996, respectively; none authorized, issued and outstanding Pro Forma
  June 30, 1996..........................................................       --            --             --
Class B common stock, $.01 par value, 1,000,001 shares authorized, issued and outstanding at December 31, 1995 and June 30, 1996; none
  authorized, issued and outstanding Pro Forma June 30, 1996.............       10            10             --
Common Stock, $.01 par value; none authorized, issued and outstanding
  December 31, 1995 and June 30, 1996; 20,000,000 authorized, 5,012,785
  issued and outstanding Pro Forma June 30, 1996.........................       --            --             50
Preferred stock, $.01 par value; 1,000,000 shares authorized, none issued and outstanding at December 31, 1995 and June 30, 1996; 5,000,000
  authorized, none issued and outstanding at Pro Forma June 30, 1996.....       --            --             --
Additional paid-in capital...............................................    8,480         8,661             --
Loans to stockholders....................................................   (1,256)         (628)          (628)
Retained earnings........................................................    1,970         3,058            (27)
                                                                           -------      --------        -------
                                                                             9,214        11,111           (605)
                                                                           -------      --------        -------
    Total liabilities and stockholders' equity...........................  $37,309       $40,687        $40,687
                                                                           =======      ========        =======


   The accompanying Notes are an integral part of the consolidated financial statements.

                                  LASON, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)


                                                                                    SIX MONTHS
                                                                  YEAR ENDED      ENDED JUNE 30,
                                                                   DEC. 31,     ------------------
                                                                     1995        1995       1996
                                                                  ----------    -------    -------
                                                                                   (UNAUDITED)
Revenues, net of postage of $20,672, $9,749, and $12,264 for the year ended December 31, 1995 and for the six months ended
  June 30, 1995 and 1996, respectively.........................    $ 46,605     $23,695    $27,089
Cost of revenues, including supply expense to affiliate of
  $1,037, $445, and $1,048 for the year ended December 31, 1995 and for the six months ended June 30, 1995 and 1996,
  respectively.................................................      31,227      15,484     17,696
                                                                   --------     --------   --------
     Gross profit..............................................      15,378       8,211      9,393
Selling, general and administrative expenses...................       9,406       4,563      5,273
Compensatory stock option expense..............................         308          32        176
Amortization of intangibles....................................         817         465        379
                                                                   --------     --------   --------
     Income from operations....................................       4,847       3,151      3,565
Interest expense...............................................       1,760         764        885
Other income, net..............................................         (66)        (78)       (53)
                                                                   --------     --------   --------
     Income before income taxes................................       3,153       2,465      2,733
Income taxes...................................................       1,139         890        989
                                                                   --------     --------   --------
     Income before minority interest in net income of
       subsidiary..............................................       2,014       1,575      1,744
Minority interest in net income of subsidiary..................          --          --         28
                                                                   --------     --------   --------
     Net income................................................    $  2,014     $ 1,575    $ 1,716
                                                                   ========     ========   ========
Pro forma primary and fully diluted earnings per share.........    $    .32     $   .25    $   .27
                                                                   ========     ========   ========
Pro forma weighted average number of common shares and common
  share equivalents............................................       6,248       6,248      6,244
                                                                   ========     ========   ========


   The accompanying Notes are an integral part of the consolidated financial statements.

                                  LASON, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 1995 AND
               FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)
                       (IN THOUSANDS, EXCEPT FOR SHARES)


                           CLASS A-1          CLASS A-2           CLASS B
                          COMMON STOCK      COMMON STOCK        COMMON STOCK      ADDITIONAL
                        ----------------   ---------------   ------------------    PAID-IN       LOANS TO     RETAINED
                        SHARES    AMOUNT   SHARES   AMOUNT    SHARES     AMOUNT    CAPITAL     STOCKHOLDERS   EARNINGS    TOTAL
                        -------   ------   ------   ------   ---------   ------   ----------   ------------   --------   -------
Balances,
  January 1, 1995.....  999,998    $ 10                      1,000,001    $ 10      $8,172       $ (1,300)         --    $ 6,892
Net income............       --      --       --      --            --      --          --             --      $2,014      2,014
Compensatory stock
  option expense......       --      --       --      --            --      --         308             --          --        308
Forgiveness of
  stockholder loans...       --      --       --      --            --      --          --             44         (44)        --

                        ---------   ---    ------     --     ---------     ---      ------        -------      ------    -------
Balances,
  December 31, 1995...  999,998    $ 10       --      --     1,000,001    $ 10      $8,480       $ (1,256)     $1,970    $ 9,214
Net income
  (unaudited).........       --      --       --      --            --      --          --             --       1,716      1,716
Compensatory stock
  option expense
  (unaudited).........       --      --       --      --            --      --         176             --          --        176
Issuance of common
  stock (unaudited)...       --      --    5,115      --            --      --           5             --          --          5
Forgiveness of
  stockholder loans
  (unaudited).........       --      --       --      --            --      --          --            628        (628)        --

                        ---------   ---    ------     --     ---------     ---      ------        -------      ------    -------
Balances,
  June 30, 1996
  (unaudited).........  999,998    $ 10    5,115      --     1,000,001    $ 10      $8,661       $   (628)     $3,058    $11,111
                        =========   ===    ======     ==     =========     ===      ======        =======      ======    =======


    The accompanying Notes are an integral part of the financial statements.

                                  LASON, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                               SIX MONTHS ENDED
                                                               YEAR ENDED          JUNE 30,
                                                                DEC. 31,     --------------------
                                                                  1995         1995        1996
                                                               ----------    --------    --------
                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...................................................   $  2,014     $  1,575    $  1,716
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization..............................      1,817          823         864
  Compensatory stock option expense..........................        308           32         176
  (Gain) loss on disposal of fixed assets....................         23           (2)         (6)
  Deferred income taxes......................................        781          895         108
  Changes in operating assets and liabilities net of effects from acquisition:
     Accounts receivable.....................................     (2,046)         154      (1,180)
     Income tax refund receivable............................       (649)        (891)        443
     Supplies................................................       (384)         (78)       (114)
     Prepaid expenses and other..............................       (698)          (3)          9
     Accounts payable........................................        397         (277)       (530)
     Customer deposits.......................................        (31)        (122)        393
     Accrued expenses........................................       (324)        (342)       (446)
     Accrued copier expenses.................................         47          337         679
     Minority interest and other liabilities.................         --           --         308
                                                                --------     --------    --------
          Net cash provided by operating activities..........      1,255        2,101       2,420
                                                                --------     --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of fixed assets...........................        713            5          33
Payment for assets of acquired business, net of cash
  acquired...................................................     (1,430)      (1,430)     (1,608)
Purchase of property and equipment...........................     (1,126)        (500)     (1,202)
                                                                --------     --------    --------
          Net cash used in investing activities..............     (1,843)      (1,925)     (2,777)
                                                                --------     --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving line of credit.......................     35,883       10,785      29,778
Repayments on revolving line of credit.......................    (34,836)     (10,460)    (28,179)
Cash overdraft...............................................        229          416         370
Principal payments on term loan..............................     (1,500)        (750)     (1,000)
Proceeds from exercise of employee stock options.............         --           --           5
                                                                --------     --------    --------
          Net cash provided by (used in) financing
            activities.......................................       (224)          (9)        974
                                                                --------     --------    --------
Net increase (decrease) in cash..............................       (812)         167         617
Cash, beginning of period....................................        915          915         103
                                                                --------     --------    --------
Cash, end of period..........................................   $    103     $  1,082    $    720
                                                                ========     ========    ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest.....................   $  1,329     $    474    $    923
                                                                ========     ========    ========
Cash paid during the period for income tax...................   $  1,000     $    700    $    900
                                                                ========     ========    ========


   The accompanying Notes are an integral part of the consolidated financial statements.

                                  LASON, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

1. FORMATION AND ACQUISITION:

     Lason, Inc. (formerly Lason Holdings, Inc. the "Company"), a Delaware corporation, was incorporated on January 5, 1995. The Company's equity was comprised of $10 million of Class B common stock and approximately $1 million of Class A-1 common stock. The Company contributed the funds to Lason Acquisition Corporation, a non-operating subsidiary. On January 17, 1995, the cash, in addition to $21 million of bank borrowings, was used to acquire the assets and assume certain liabilities of Lason Systems, Inc. ("Predecessor Company") and provide working capital. Subsequent to the acquisition, Lason Acquisition Corp. changed it name to Lason Systems, Inc. ("Lason"). Prior to the acquisition, three shareholders owned 93.8 percent of the common stock of the predecessor company. As part of the acquisition, the same three shareholders ("continuing shareholders") collectively acquired 93.8 percent of the Class A-1 common stock which represents a 46.9 percent aggregate interest of all outstanding classes of common stock in Lason, Inc.

     The acquisition has been accounted for as a purchase and, accordingly, at such date the Company recorded the assets and liabilities assumed at their estimated fair values, adjusted for the impact of the continuing shareholders' residual interest in the Company as described below. The excess of the purchase price over the fair value of net assets acquired $16.8 million has been allocated to goodwill and is being amortized over 30 years.

     Pursuant to the consensus of the Emerging Issues Task Force ("EITF") Issue Number 88-16, "Basis in Leveraged Buyout Transactions," goodwill has been reduced by approximately $8.6 million representing the continuing stockholders' residual interest in the Company with a corresponding charge against stockholders' equity. The approximate $8.6 million reduction of stockholder's equity represents a temporary difference between the tax basis and assigned book value of goodwill that will result in future tax deductions. A deferred tax asset of $2.9 million related to this basis difference has been credited to stockholders' equity.

     The aggregate purchase price and its allocation to the historical assets and liabilities of the Company as of January 17, 1995 are as follows:

    Cost to acquire net assets of the predecessor..................................   $31,445
    Adjustment necessary to value continuing shareholders' interest at predecessor
      basis........................................................................    (8,652)
                                                                                      --------
                                                                                      $22,793
                                                                                      ========
    ALLOCATION OF PURCHASE PRICE:
    Net assets acquired............................................................   $ 5,968
    Goodwill.......................................................................    16,825
                                                                                      --------
         Total purchase price allocated............................................   $22,793
                                                                                      ========

2. OPERATIONS AND CUSTOMER CONCENTRATION:

     The Company provides integrated outsourcing services for document management, records management and business communications. These services include high-volume optical and digital printing, facility management operations at customer sites, converting inputs into digital formats and direct mailing.

     The Company primarily serves customers in the automotive, financial services, health care and professional services industries.

                                  LASON, INC.

                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

2. OPERATIONS AND CUSTOMER CONCENTRATION -- CONCLUDED
     Transactions under separate contracts with various divisions of one automotive manufacturer accounted for approximately 49 percent of the Company's net revenues for the year ended December 31, 1995. Receivables from this customer were approximately $3,400 at December 31, 1995. In addition, transactions under separate contracts with various divisions of another automotive manufacturer accounted for approximately 12 percent of the Company's net revenues for the year ended December 31, 1995. Receivables from this customer were approximately $1,652 at December 31, 1995.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     a. Interim Financial Data: The unaudited interim financial statements were prepared in a manner consistent with that of the audited financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included, and such adjustments are of a normal recurring nature.

     b. Consolidation Principles: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Lason Systems, Inc. and reflect twelve months of operating results as though the acquisition described in Note 1 had occurred on January 1, 1995. All significant intercompany balances have been eliminated.

     c. Revenue Recognition: Revenues are recorded when the services are rendered. Revenues are presented in the income statement net of postage because the cost of postage is passed through to the customer.

     d. Supplies: Supplies are valued at cost, which approximates market, with cost determined using the first-in, first-out ("FIFO") method.

     e. Property and Equipment: Property and equipment, including significant improvements, are recorded at cost. Expenditures for normal repairs and maintenance are charged to operations as incurred. Adjustments of the asset and related accumulated depreciation accounts are made for retirements of property and equipment with the resulting gain or loss included in operations.

          Depreciation is computed using an accelerated method over the estimated useful lives of the assets, ranging from 5 to 10 years.

     f. Intangible Assets: Goodwill is amortized using the straight-line method over a period of 30 years. A covenant-not-to-compete is being amortized using the straight-line method over the five year term of the agreement. Deferred financing costs are amortized using the interest method over the life of the associated loan agreement.

          Annually, the Company evaluates the net carrying value of goodwill to determine if there has been any impairment in value. The methodology used for this evaluation entails review of annual operating performance along with anticipated results for the ensuing year based on operating budgets.

          At December 31, 1995, the Company concluded that there had been no impairment in the net carrying value of goodwill.

     g. Accrued Copier Expense: Under various copy equipment leases, the Company remits a per copy fee for each copy made. The costs associated with these leases are included in cost of sales. Amounts unpaid at December 31, 1995 are reflected as accrued copier expense.

                                  LASON, INC.

                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONCLUDED
     h. Income Taxes: Income taxes are calculated using the asset and liability method under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

     i. Fair Value of Financial Instruments: Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosures about the fair value of financial instruments whether or not such instruments are recognized in the balance sheet. Due to the short-term nature of the Company's financial instruments, other than debt, fair values are not materially different from their carrying values. Based on the borrowing rates currently available to the Company, the carrying value of debt approximates fair value.

     j. Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     k. Pro Forma Earnings Per Share: Pro forma earnings per share are based on the weighted average number of common and common equivalent shares outstanding during the periods presented, retroactively adjusted for the effect of the 2.5 for 1 stock split. The weighted average common shares and common share equivalents outstanding include as outstanding for all periods presented the options granted in 1995 and 1996 using the treasury stock method and the 755,933 shares which would have been sold at the assumed Offering price of $15.50 to fund the redemption of common shares owned by the Class B Shareholders. (See
Note 15).


     l. Effect of New Accounting Pronouncements: Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and for Assets to be Disposed of" is effective for fiscal years beginning after December 15, 1995. The statement establishes standards for measuring impairment losses of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and those to be disposed of. Lason does not expect the adoption of SFAS No. 121 to have a material effect on its financial position or results of operations. SFAS No. 123 "Accounting for Stockbased Compensation" is effective for fiscal years beginning after December 15, 1995. SFAS No. 123 requires increased disclosures related to stock-based compensation plans and encourages companies to adopt the fair value method of accounting for stock options. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion ("APB") No. 25 "Accounting for Stock Issued to Employees". The Company has elected to continue to account for employee stock options under APB No. 25 and will disclose the required pro forma effect on net income of the measurement provisions of SFAS No. 123 in its 1996 consolidated financial statements.

4. ALLOWANCE FOR DOUBTFUL ACCOUNTS:

    An analysis of the allowance for doubtful accounts follows:
    Beginning balance, January 1, 1995..............................................   $ 239
      Additions.....................................................................     151
      Write-offs....................................................................    (310)
                                                                                       -----
    Ending balance, December 31, 1995...............................................   $  80
                                                                                       =====

                                  LASON, INC.

                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

5. STOCKHOLDER LOANS:

     In connection with the acquisition described in Note 1, Lason entered into a Credit Agreement dated January 17, 1995 with certain stockholders who were also stockholders in the Predecessor Company. Pursuant to which Lason loaned the stockholders' $1.3 million which was used to pay their tax liability resulting from the sale of the assets of the predecessor company.

     Lason's sole recourse is to the stockholders' Class A-1 common stock, provided that Lason has full recourse against each stockholder with respect to any amount by which the loans exceed the estimated additional tax due. The loans are presented as a reduction to stockholders' equity.

     In addition, an agreement with certain of these stockholders, the "continuing stockholders" as defined in Note 1, provides that at any time prior to an initial public offering should the Company issue any common stock or options or other rights to acquire common stock that dilute the continuing stockholders' common stock interest, a portion of the loan will be forgiven based on the dilution factor times the unpaid loan balance. At December 31, 1995, $44 of such loans have been charged to retained earnings as a result of granting options to certain employees.

     The outstanding principal amounts, together with unpaid accrued interest, are due January 17, 2005. Amounts may be prepaid without penalty. Interest on the loans accrues at the applicable federal rate for short-term obligations (5.51 percent at December 31, 1995).

     (unaudited)
     At June 30, 1996, the Company has agreed to forgive 50 percent of the outstanding amounts of the stockholder loans concurrent with the effective date of the Offering (see Note 15). This forgiveness is presented in the Company's consolidated financial statements for the six months ended June 30, 1996.

6. LONG-TERM DEBT:

     Long-term debt consists of the following at December 31, 1995:

    Borrowings under revolving line of credit......................................   $ 7,047
    Term bank loan.................................................................    13,500
      Less current portion.........................................................    (2,000)
                                                                                      --------
         Long-term debt............................................................   $18,547
                                                                                      ========

     Aggregate maturities of long-term debt are as follows:

    YEAR ENDED DECEMBER 31:
      1996.........................................................................   $ 2,000
      1997.........................................................................     2,000
      1998.........................................................................     2,500
      1999.........................................................................     2,500
      2000 and thereafter..........................................................    11,547
                                                                                      --------
                                                                                      $20,547
                                                                                      ========

     Lason is party to a loan agreement, dated January 17, 1995 with a bank which includes a $10 million revolving line of credit and a $15 million term loan. Both expire on June 30, 2001. Interest on amounts outstanding under the agreement is calculated using rates determined at the time of borrowing. With each borrowing, Lason chooses the applicable interest rate. Borrowings on the revolving line of credit bear interest at either the bank's prime plus .75 percent or LIBOR plus 2.25 percent. Borrowings on the term loan bear interest at either the bank's prime rate plus 1.0 percent or LIBOR plus 2.50 percent. Interest payment due dates vary depending on the rate chosen. At December 31, 1995, interest on the revolving line of credit was LIBOR plus 2.25 percent (8.1875 percent at December 31, 1995) on $5,000 and at prime plus 1.0 percent (9.25 percent at December 31,

                                  LASON, INC.

                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

6. LONG-TERM DEBT -- CONCLUDED
1995) on $2,047. Revolving credit availability is based on 85 percent of eligible accounts receivable. Lason pays a monthly commitment fee at an annual rate of 0.5 percent of the unused balance on the revolving credit facility. At December 31, 1995, there was approximately $2.9 million of unborrowed availability under the revolving credit agreement.

     At December 31, 1995, interest on the term loan was at LIBOR plus 2.5 percent (8.4375 percent at December 31, 1995). The term loan provides for quarterly principal payments of $500 due March 31, 1996 through December 31, 1997, $625 due March 31, 1998 through December 31, 2000 and $1,000 due March 31, 2001 and June 30, 2001. In addition, Lason is required to make a mandatory prepayment of the term loan on an annual basis in an amount equal to 50 percent of Lason's net cash flow, as defined in the loan agreement, each fiscal year (or, if less, the outstanding principal amount of the term loan). Each mandatory prepayment is due no later than 90 days after the end of each fiscal year. No mandatory prepayment is required for the year ended December 31, 1995. Borrowings under the loan agreement are collateralized by substantially all of Lason's assets. The loan agreement contains covenants which, among other things, places restrictions on the acquisition and disposal of assets, payment of dividends and incurrence of liabilities together with minimum requirements for free cash flow and certain financial ratios. At December 31, 1995, the loan agreement prohibits Lason from advancing funds or paying dividends to the Company. Subsequent to January 17, 1997, Lason may pay dividends, not to exceed, in any fiscal year, the sum of the lessor of (1) $1,200 and (2) ten percent of the unredeemed investment in Class B Common Stock and the unpaid yield (see Note
12). Lason accounts for substantially all the net assets of the Company.

     At December 31, 1995, Lason was in violation of certain financial and nonfinancial covenants. On March 25, 1996, the bank amended the loan agreement to waive the borrowing base limitation for the revolving line of credit and waive the financial covenant violations at December 31, 1995. On April 8, 1996, Lason obtained waivers of the nonfinancial covenant violations.

     The loan agreement was further amended on July 10, 1996 to provide for an Acquisition Revolving Credit Facility in the amount of $10,000 to finance the acquisitions discussed in Note 15. The borrowings under this facility are payable in full from the proceeds of the equity offering (see Note 15).

(unaudited)

     At June 30, 1996, Lason was in compliance with all financial and nonfinancial covenants.

7. INCOME TAXES:

     Deferred income taxes reflect the estimated future tax effect of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by

                                  LASON, INC.

                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

7. INCOME TAXES -- CONCLUDED
tax laws and regulations. The components of deferred income tax assets and liabilities at December 31, 1995 are as follows:

    DEFERRED TAX ASSETS:
    Goodwill........................................................................   $ 2,745
    Depreciation....................................................................       146
    Compensatory stock option expense...............................................       111
    Allowance for doubtful accounts.................................................        27
    Covenant-not-to-compete amortization............................................         9
                                                                                       -------
         Total deferred tax assets..................................................   $ 3,038
                                                                                       =======
    DEFERRED TAX LIABILITIES:
    Supplies........................................................................   $   423
    Prepaid expenses................................................................       259
    Goodwill........................................................................       194
                                                                                       -------
         Total deferred tax liabilities.............................................   $   876
                                                                                       =======

     The provision for income taxes for the year ended December 31, 1995 is as follows:

    Current.........................................................................   $   358
    Deferred........................................................................       781
                                                                                       -------
                                                                                       $ 1,139
                                                                                       =======

     The difference between the effective tax rate of 36.1 percent and the U.S. Federal Income tax rate results from travel and entertainment expenses that are nondeductible for tax purposes.

8. OPERATING LEASES:

     The Company has various operating lease agreements related primarily to equipment and buildings. At December 31, 1995, future minimum rental payments required under noncancelable operating leases with initial or remaining lease terms in excess of one year are as follows:

                                                                           EQUIPMENT    BUILDINGS
                                                                           ---------    ---------
    1996................................................................    $ 1,116      $   489
    1997................................................................        994          238
    1998................................................................        730          238
    1999................................................................        527          238
    2000................................................................        133          238
                                                                            -------      -------
         Total..........................................................    $ 3,500      $ 1,441
                                                                            =======      =======

     In addition, the Company has a number of equipment leases that are on a month-to-month basis.

     Rent expense for the year ended December 31, 1995 was $752 for buildings which includes $191 of rent to a general partnership controlled by two of the Company's stockholders. Rent expense for equipment for the year ended December 31, 1995 was $4,377, which includes $170 of rent to a related party.

9. ACQUISITIONS:

     On June 1, 1995, Lason acquired certain assets of a corporation and partnership for $1,430 cash. The acquisition was accounted for as a purchase. The purchase price was allocated to the assets

                                  LASON, INC.

                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

9. ACQUISITIONS -- CONCLUDED
acquired based on their fair values at the date of acquisition. Goodwill is being amortized on the straight-line method over 30 years. The fair values of the assets acquired were as follows:

    Supplies........................................................................   $   10
    Equipment.......................................................................      825
    Goodwill........................................................................      595
                                                                                       ------
         Purchase price.............................................................   $1,430
                                                                                       ======

     In connection with the acquisition, the Company entered into a $700 consulting agreement, which included a covenant-not-to-compete, with an individual who served as an officer and partner of the acquired corporation and partnership. The agreement provides for annual payments of $140 during the next five years.

     The effect of this acquisition on the results of operations for the year ended December 31, 1995 was not material.

10. RELATED PARTY TRANSACTIONS:

     At December 31, 1995, the Company had the following balances due to or from entities related to the Company:

    Accounts receivable..............................................................   $ 51
    Accounts payable.................................................................    219

     Included in sales are revenues received from related parties in the amount of $103 for the year ended December 31, 1995.

     Included in production expense are supply expenses paid to related parties in the amount of $1,037 for the year ended December 31, 1995.

11. EMPLOYEE BENEFIT PLANS:

     The Company participates in a 401(k) profit-sharing plan and trust (the "Plan"). Each employee who is 21 years of age or older who has worked for the Company for twelve months and performed 1,000 hours of service is eligible to participate in the Plan. Eligible participants may contribute not less than 2 percent and up to 15 percent of their pretax earnings to the Plan. The Plan is contributory and the Company at its discretion, can match up to 33 percent of eligible participant contributions not to exceed 9 percent of the participant's earnings. The Company's contribution for the year ended December 31, 1995 was $172.

12. COMMON STOCK AND PREFERENTIAL DIVIDEND:

     The Company's issued and outstanding common stock consisted of 999,998 shares of Class A-1 Common Stock and 1,000,001 shares of Class B Common Stock. The holders of Class A-1 Common Stock and Class A-2 Common Stock (collectively, the "Class A Common Stock") and Class B Common Stock are entitled to participate in any distribution made by the Company in the following priority: (i) first, to the holders of Class B Common Stock, ratably, until the holders of Class B Common Stock had received, taking into consideration all prior distributions, a 10 percent yield (compounded quarterly) on $9,900 of the amount paid with respect to the Class B Common Stock, ($944 at December 31, 1995) (ii) second, to the holders of Class B Common Stock, ratably, until the holders of Class B Common Stock had received, taking into consideration all prior distributions other than

                                  LASON, INC.

                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

12. COMMON STOCK AND PREFERENTIAL DIVIDEND -- CONCLUDED distributions pursuant to clause (i) above, $9,900 and (iii) last, to the holders of Class A Common Stock and the holders of Class B Common Stock, ratably, the balance of such distribution. The holders of Class A-1 Common Stock are entitled to one vote per share, the holders of Class B Common Stock are entitled to four votes per share, and the holders of Class A-2 Common Stock have no voting rights other than a class vote in connection with a merger or reorganization in which the Class A-2 Common Stock would be treated differently than the Class A-1 Common Stock.

13. STOCK OPTION PLAN:

     The Company's 1995 stock option plan was adopted by the Board of Directors and approved by the Company's stockholders in January 1995. A committee of the Board of Directors selects certain key employees to be participants of the Plan. The options are exercisable into Class A-2 non-voting common stock. At the date of grant, the exercise price for such options was less than fair value. Accordingly, compensation expense is recognized based on the difference between the exercise price and fair value over the vesting period which ranges from 3 to 5 years.

     At December 31, 1995, June 30, 1995, and June 30, 1996, 97 percent, 100 percent and 77 percent, respectively, of the outstanding stock options provide for 100 percent vesting of unvested shares at the consummation of the Offering (see Note 15). Proforma net income gives effect to the compensation expense related to the accelerated vesting provisions.

     Option prices range from $1.00 to $8.00. Information concerning the Company's stock options is as follows:



                                                                       YEAR ENDED      SIX MONTHS
                                                                      DECEMBER 31,        ENDED
                                                                          1995        JUNE 30, 1996
                                                                      ------------    -------------
                                                                                       (UNAUDITED)
Options outstanding, beginning of period...........................            --         167,729
New grants.........................................................       167,729          65,000
Exercised..........................................................            --          (5,115)
Terminated.........................................................            --          (6,818)
                                                                         --------        --------
Options outstanding, end of period.................................       167,729         220,796
Options outstanding, not exercisable...............................      (145,002)       (184,546)
                                                                         --------        --------
Options outstanding, exercisable...................................        22,727          36,250
                                                                         --------        --------
Available for future grants........................................       573,000         508,011
                                                                         ========        ========

14. COMMITMENTS AND CONTINGENCIES:

     The Company is from time to time, a party to legal proceedings arising in the normal course of business, management believes that none of these legal proceedings will have a material adverse effect on the Company's business, financial condition and results of operations.

15. SUBSEQUENT EVENTS:

     In January 1996, Lason acquired the assets of Mail Away Corporation ("Mail Away"). In February 1996, Lason acquired substantially all of the assets of Diversified Support Services, Inc. ("Diversified"). On April 1, 1996, Lason acquired 65 percent of the common stock of Delaware Legal Copy, Inc. ("Delaware Legal"). Lason acquired the common stock of, (i) Information & Image Technology of

                                  LASON, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONCLUDED
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

15. SUBSEQUENT EVENTS -- CONCLUDED

America ("IITA") on July 16, 1996, (ii) (80 percent of the common stock) of Micro-Pro, Inc. and MP Services, Inc., affiliated companies ("Micro-Pro") on July 24, 1996, (iii) Great Lakes Technologies Corporation ("Great Lakes") on July 17, 1996.

     The aggregate purchase price, excluding liabilities assumed of $1,900, was approximately $11,700, $9,400 of which was funded by bank borrowings and $2,300 through the issuance of common stock.

     On August 16, 1996, Lason acquired all the common stock of National Reproductions Corp. for approximately $8,600, which was funded with $8,200 in bank borrowings and the issuance of a promissory note in the amount of $400.

     The Company is in the process of filing a registration statement with the Securities and Exchange Commission in connection with the offering by the Company of a new class of common stock for sale to the public (the "Offering").

     At the consummation of the offering, each outstanding share of Class A Common Stock and Class B Common Stock will be converted into one share and 1.3 shares, respectively, of new common stock. Concurrent with the consummation of the offering, the Company shall redeem 755,933 shares of common stock owned by the holders of the former Class B shares at a price of $15.50 per share ($11,700 in the aggregate) using a portion of the proceeds from the offering.

     In connection with the offering, the Company's Board of Directors will approve a 2.5 to 1 stock split and the authorized capital stock of the Company will consist of 20,000 shares of common stock, par value $0.01 per share and 5,000 shares of preferred stock, par value $0.01 per share.


     As the recapitalization and the stock split will not be effective until the closing date of the offering, the effects of such have not been presented in the Company's historical balance sheets at December 31, 1995 and June 30, 1996. The recapitalization, the 2.5 to 1 stock split and the accrued redemption of the 755,933 shares of Common Stock has been presented in the pro forma balance sheet at June 30, 1996 as if each had occurred on June 30, 1996.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Lason Systems, Inc.:

We have audited the accompanying balance sheet of Lason Systems, Inc. as of December 31, 1994 and the related statements of income, stockholders' equity, and cash flows for the years ended December 31, 1994 and 1993. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lason Systems, Inc. as of December 31, 1994 and the results of its operations and its cash flows for the years ended December 31, 1994 and 1993 in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.
Detroit, Michigan
March 17, 1995

                              LASON SYSTEMS, INC.

                                 BALANCE SHEET
                               DECEMBER 31, 1994
                       (IN THOUSANDS, EXCEPT FOR SHARES)

                                      ASSETS
CURRENT ASSETS:
Cash...............................................................................   $   102
Accounts receivable (net of allowance for doubtful accounts of $239)...............    10,249
Accounts receivable from affiliates................................................        42
Supplies...........................................................................       814
Prepaid expenses and other.........................................................       819
                                                                                      --------
     Total current assets..........................................................    12,026
PROPERTY AND EQUIPMENT:
Computer equipment and software....................................................     2,772
Office equipment...................................................................     2,190
Leasehold improvements.............................................................       630
Other..............................................................................       307
                                                                                      --------
                                                                                        5,899
     Less accumulated depreciation and amortization................................     3,229
                                                                                      --------
                                                                                        2,670
Goodwill (net of accumulated amortization of $179).................................       827
Other intangibles (net of accumulated amortization of $409)........................       169
                                                                                      --------
     Total assets..................................................................   $15,692
                                                                                      ========
                                    LIABILITIES
CURRENT LIABILITIES:
Short-term borrowings..............................................................   $ 3,300
Current portion of long-term debt..................................................       223
Accounts payable to affiliates.....................................................       132
Accounts payable...................................................................     2,130
Customer deposits..................................................................       820
Accrued expenses...................................................................     1,377
Accrued copier expenses............................................................       826
                                                                                      --------
     Total current liabilities.....................................................     8,808
Long-term debt, less current portion...............................................       261
                               STOCKHOLDERS' EQUITY
Common stock, par value $.01 per share; authorized 1,000,000 shares; issued and
  outstanding 620,500..............................................................         6
Additional paid-in capital.........................................................       331
Retained earnings..................................................................     6,286
                                                                                      --------
                                                                                        6,623
                                                                                      --------
     Total liabilities and stockholders' equity....................................   $15,692
                                                                                      ========

    The accompanying Notes are an integral part of the financial statements.

                              LASON SYSTEMS, INC.

      STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
                                 (IN THOUSANDS)

                                                                              1993       1994
                                                                             -------    -------
Revenues, net of postage of $9,595 and $15,276 in 1993 and 1994,
  respectively............................................................   $31,151    $41,151
Cost of revenues, including expense to affiliate of $849 and $708, in 1993
  and 1994, respectively..................................................    20,684     27,238
                                                                             -------    -------
     Gross profit.........................................................    10,467     13,913
Selling, general and administrative expense...............................     6,980      8,377
Amortization of intangibles...............................................       163        266
                                                                             -------    -------
     Income from operations...............................................     3,324      5,270
Other expenses (income):
Interest expense..........................................................       126        185
Other income, net.........................................................       (21)       (21)
                                                                             -------    -------
     Net income...........................................................   $ 3,219    $ 5,106
                                                                             =======    =======
Pro Forma:
Historical net income.....................................................   $ 3,219    $ 5,106
Proforma income tax provision.............................................     1,162      1,843
                                                                             -------    -------
     Proforma net income..................................................   $ 2,057    $ 3,263
                                                                             =======    =======

    The accompanying Notes are an integral part of the financial statements.

                              LASON SYSTEMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
                       (IN THOUSANDS, EXCEPT FOR SHARES)

                                                                      ADDITIONAL
                                                            COMMON     PAID-IN      RETAINED
                                                 SHARES     STOCK      CAPITAL      EARNINGS     TOTAL
                                                 -------    ------    ----------    --------    -------
Balances, January 1, 1993.....................   605,000      $6         $163       $  4,766    $ 4,935
Distribution to stockholders..................        --      --           --         (1,587)    (1,587)
Net income....................................        --      --           --          3,219      3,219
                                                 -------      --         ----        -------    -------

Balances, December 31, 1993...................   605,000                  163          6,398      6,567
                                                               6
Distributions to stockholders.................        --      --           --         (5,218)    (5,218)

Issuance of 15,500 shares of stock at $10.86
  per share...................................    15,500                  168                       168
Net income....................................        --      --           --          5,106      5,106
                                                 -------      --         ----        -------    -------

Balances, December 31, 1994...................   620,500      $6         $331       $  6,286    $ 6,623
                                                 =======      ==         ====        =======    =======


    The accompanying Notes are an integral part of the financial statements.

                              LASON SYSTEMS, INC.

    STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
                                 (IN THOUSANDS)

                                                                           1993         1994
                                                                          -------      -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.............................................................   $ 3,219      $ 5,106
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation.........................................................       708          972
  Amortization.........................................................       163          266
  Loss on disposal of fixed assets.....................................        --           12
  Provision for bad debts..............................................        42          204
  Changes in operating assets and liabilities net of effects of acquired businesses:
     Accounts receivable...............................................    (2,060)        (702)
     Supplies..........................................................         8          (83)
     Prepaid expenses..................................................      (172)        (255)
     Accounts payable..................................................        37         (523)
     Customer deposits.................................................       303          454
     Accrued expenses..................................................       218          247
     Accrued copier expenses...........................................       413           40
                                                                          --------     --------
          Net cash provided by operating activities....................     2,879        5,738
                                                                          --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for assets of acquired businesses, net of cash received........      (128)      (1,028)
Purchase of property and equipment.....................................    (1,116)        (758)
Advance to affiliate...................................................      (559)          --
Other..................................................................        --          (33)
                                                                          --------     --------
          Net cash used in investing activities........................    (1,803)      (1,819)
                                                                          --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings, net...............................       200        1,200
Issuance of stock......................................................        --          168
Distributions to shareholders..........................................    (1,587)      (5,218)
Principal payments of long-term debt...................................      (214)        (243)
Proceeds from long-term debt...........................................       474          203
                                                                          --------     --------
          Net cash used in financing activities........................    (1,127)      (3,890)
Net increase (decrease) in cash........................................       (51)          29
Cash, beginning of year................................................       124           73
                                                                          --------     --------
Cash, end of year......................................................   $    73      $   102
                                                                          ========     ========
Supplemental disclosure of cash flow information, interest paid........   $   124      $   181
                                                                          ========     ========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES:
Cash paid for acquired assets..........................................   $   128           --
Reduction of accounts receivable.......................................        92           --
                                                                          --------     --------
Fair value of assets acquired..........................................   $   220           --
                                                                          ========     ========
Book value of assets of acquired business..............................        --      $ 1,881
Cash paid for acquired business........................................        --       (1,040)
                                                                          --------     --------
          Liabilities assumed..........................................   $    --      $   841
                                                                          ========     ========

    The accompanying Notes are an integral part of the financial statements.

                              LASON SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1. OPERATIONS AND CUSTOMER CONCENTRATION:

     The Company provides integrated outsourcing services for document management, records management and business communications. These services include high-volume optical and digital printing, facility management operations at customer sites, converting inputs into digital formats and direct mailing.

     The Company primarily serves customers in the automotive, financial services, health care and professional services industries.

     Transactions under separate contracts with various divisions of one automotive manufacturer accounted for approximately 57 percent and 55 percent of the Company's net revenues for the years ended December 31, 1993 and 1994 respectively. Receivables from this customer were $4,769 at December 31, 1994. In addition, transactions under separate contracts with various divisions of another automotive manufacturer accounted for approximately 15 percent and 12 percent of the Company's net revenues for the years ended December 31, 1993 and 1994, respectively. Receivables from this customer were $1,272 at December 31, 1994.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     a. Revenue Recognition: Revenues are recorded when the products are shipped or the services are rendered. Revenues are presented in the income statement net of postage because the cost of postage is passed through to the customer.

     b. Supplies: Supplies are valued at cost, which approximates market, with cost determined using the first-in, first-out ("FIFO") method.

     c. Property and Equipment: Property and equipment, including significant improvements, are recorded at cost. Expenditures for normal repairs and maintenance are charged to operations as incurred. Adjustments of the asset and related accumulated depreciation accounts are made for retirements of property and equipment with the resulting gain or loss included in operations.

          Depreciation is computed using an accelerated method over the estimated useful lives of the assets, ranging from 5 to 10 years.

     d. Intangible Assets: The Company has intangible assets consisting primarily of goodwill and a service contract with a major customer. The goodwill is being amortized on a straight-line basis over ten years and the cost of the service contract is being amortized on a straight-line basis over the three year life of the agreement.

     e. Accrued Copier Expense: Under various copy equipment leases, the Company remits a per copy fee for each copy made. The costs associated with these leases are included in production cost of sales. Amounts unpaid at December 31, 1994 are included as accrued copier expense.

     f. Income Taxes: The Company has elected to be taxed as an S-Corporation. As such, the Company does not pay federal income taxes; rather, the stockholders report the taxable income or loss of the Company in their individual federal income tax returns.

          The proforma adjustments to income taxes reflect income taxes that would have been reported had the Company been subject to federal income taxes for the years presented.

                              LASON SYSTEMS, INC.

                                 (IN THOUSANDS)

3. ACQUISITIONS:

     On January 1, 1994, the Company purchased the assets of a corporation owned by the Company's majority stockholders, who had previously acquired the corporation on March 1, 1993. The purchase price constituted the assumption of all the liabilities of the seller. Concurrently, the Company paid the sellers notes payable to its stockholders of $1,040. There was no step-up in basis of the acquired corporations assets or liabilities as a result of this transaction. Had the Company's 1993 income statement been restated to reflect the acquisition as of March 1, 1993, net revenues and net income of the Company, on a pro forma basis, would have been $32,848 and $3,162, respectively.

     On November 30, 1994, the Company purchased the assets of another corporation owned by the Company's majority stockholders, for approximately $98, which equaled the net book value of the assets. The effect of this acquisition on the results of operations for the years ended December 31, 1994 and 1993 was not material.

4. ALLOWANCE FOR DOUBTFUL ACCOUNTS:

     An analysis of the allowance for doubtful accounts for the year ended December 31, 1994 follows:

    Beginning, balance January 1, 1994...............................................   $ 66
    Additions........................................................................    204
    Write-offs.......................................................................    (31)
                                                                                        ----
    Ending balance, December 31, 1994................................................   $239
                                                                                        ====

5. SHORT-TERM BORROWINGS:

     At December 31, 1994, the Company has available a $8,000 line-of-credit agreement. At December 31, 1994, outstanding borrowings under this line of credit were $3,300. Borrowings under the line of credit are payable on demand with interest at one-quarter of one percent above the bank's prime rate (prime rate was 8.5 percent at December 31, 1994) and are limited to a percentage of accounts receivable. Available and unused borrowings under the line of credit are $4,700 at December 31, 1994. Amounts outstanding under the line of credit were repaid on January 17, 1995 (see Note 9).

6. LONG-TERM DEBT:

     Long-term debt at December 31, 1994 consists of the following:

    Installment notes payable to bank, due through 1996
      at various interest rates from 6.5 percent to 9.8 percent.....................   $ 484
      Less current portion..........................................................    (223)
                                                                                       ------
           Noncurrent portion of long-term debt.....................................   $ 261
                                                                                       ======

     Aggregate maturities of long-term debt are as follows:

    YEAR ENDED DECEMBER 31:
      1995...........................................................................   $223
      1996...........................................................................    221
      1997...........................................................................     40

     The Company's notes payable are collateralized by equipment purchased with the note proceeds.

                              LASON SYSTEMS, INC.

                   NOTES TO FINANCIAL STATEMENTS -- CONCLUDED
                                 (IN THOUSANDS)

7. OPERATING LEASES:

     The Company has various operating lease agreements related primarily to equipment and buildings. At December 31, 1994, future minimum rental payments required under operating leases are as follows:

                                                                           EQUIPMENT    BUILDINGS
                                                                           ---------    ---------
    1995................................................................     $ 278        $ 233
    1996................................................................       194           --
    1997................................................................        82           --
    1998................................................................        24           --
    1999................................................................        21           --
                                                                             -----        -----
         Total..........................................................     $ 599        $ 233
                                                                             =====        =====

     In addition, the Company has a number of equipment leases that are on a month-to-month basis.

     Rent expense for 1993 and 1994 was $528 and $624, respectively, for buildings with $191 paid to a party related through common ownership in both 1993 and 1994, respectively. Rent expenses for equipment for 1993 and 1994 was $3,249 and $3,893, respectively.

8. RELATED PARTY TRANSACTIONS:

     At December 31, 1994 the Company had the following balances due to or from entities related to the Company:

    Accounts receivable..............................................................   $ 42
    Accounts payable.................................................................    132

     Included in revenues are amounts received from related parties of $166 and $207 for 1993 and 1994, respectively.

     Included in cost of sales are equipment maintenance and supply expenses to related parties in the amount of $849 and $708 for 1993 and 1994, respectively.

9. EMPLOYEE BENEFIT PLANS:

     The Company participates in a 401(k) profit-sharing plan and trust (the "Plan"). All full-time employees, 20.5 years of age or older, with six months of service are eligible to participate in the Plan. The Plan is contributory and the Company will match up to 33 percent of eligible participant contributions not to exceed 2 percent of the participant's wages. The Company's contribution for 1993 and 1994 were $75 and $156, respectively.

10. SUBSEQUENT EVENT:

     On January 17, 1995, Lason Acquisition Corp. ("LAC") acquired the assets of the Company. The purchase price consisted of $28,000 in cash and the assumption of certain liabilities. The current stockholders of the Company acquired approximately 49 percent of the common stock of LAC's parent company, Lason, Inc. Concurrent with the acquisition, LAC entered into a loan agreement which provided term loans in the aggregated principal amount of $15,000 and revolving credit loans in the aggregate principal amount of up to $10,000. The proceeds of such loans will be used by LAC to finance the acquisition, to provide ongoing working capital, to pay off existing debt and for other purposes set forth in the loan agreement.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Great Lakes Micrographics Corporation:

We have audited the accompanying balance sheet of Great Lakes Micrographics Corporation as of December 31, 1995 and the related statements of income, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Great Lakes Micrographics Corporation as of December 31, 1995 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Detroit, Michigan
June 28, 1996, except for Note 6, as to
which the date is July 16, 1996

                     GREAT LAKES MICROGRAPHICS CORPORATION

                                 BALANCE SHEETS
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                        JUNE 30,
                                                                                          1996
                                                                       DECEMBER 31,    -----------
                                                                           1995
                                                                       ------------    (UNAUDITED)
                               ASSETS
CURRENT ASSETS:
Cash................................................................      $   18         $    13
Accounts receivable.................................................         827             930
Inventory...........................................................          28              29
Prepaid expenses and other..........................................          23              33
                                                                          ------         -------
     Total current assets...........................................         896           1,005
PROPERTY AND EQUIPMENT:
Equipment...........................................................         782             782
Vehicles............................................................         164             164
Leasehold improvements..............................................          34              34
Furniture...........................................................          55              55
                                                                          ------         -------
                                                                           1,035           1,035
     Less accumulated depreciation and amortization.................        (797)           (828)
                                                                          ------         -------
                                                                             238             207
     Deposits.......................................................           8               8
                                                                          ------         -------
                                                                          $1,142         $ 1,220
                                                                          ======         =======
                            LIABILITIES
CURRENT LIABILITIES:
Accounts payable....................................................      $  724         $   700
Accrued payroll, benefits and withholdings..........................          37               7
Other liabilities...................................................          52              52
                                                                          ------         -------
     Total current liabilities......................................         813             759
                        STOCKHOLDERS' EQUITY
Common stock, par value $1 per share; authorized 50,000 shares;
  2,000 shares issued and outstanding...............................           2               2
Retained earnings...................................................         327             459
                                                                          ------         -------
                                                                             329             461
                                                                          ------         -------
                                                                          $1,142         $ 1,220
                                                                          ======         =======

    The accompanying Notes are an integral part of the financial statements.

                     GREAT LAKES MICROGRAPHICS CORPORATION

                              STATEMENTS OF INCOME
                             (AMOUNTS IN THOUSANDS)

                                                                                SIX MONTHS ENDED
                                                            YEAR ENDED              JUNE 30,
                                                           DECEMBER 31,    --------------------------
                                                               1995           1996           1995
                                                           ------------    -----------    -----------
                                                                                  (UNAUDITED)
Revenues.................................................     $7,825         $ 3,908        $ 4,068
Cost of revenues.........................................      6,397           3,018          3,323
                                                              ------         -------        -------
     Gross profit........................................      1,428             890            745
Selling, general and administrative expenses.............      1,371             759            604
                                                              ------         -------        -------
     Income from operations..............................         57             131            141
Interest expense.........................................          3              --              2
Other income, net........................................         (2)             (1)            (1)
                                                              ------         -------        -------
     Net income..........................................     $   56         $   132        $   140
                                                              ======         =======        =======

    The accompanying Notes are an integral part of the financial statements.

                     GREAT LAKES MICROGRAPHICS CORPORATION

                       STATEMENT OF STOCKHOLDERS' EQUITY
                    FOR THE YEAR ENDED DECEMBER 31, 1995 AND
                       FOR SIX MONTHS ENDED JUNE 30, 1996
                                  (UNAUDITED)
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                            COMMON STOCK                      TOTAL
                                                          ----------------    RETAINED    STOCKHOLDERS'
                                                          SHARES    AMOUNT    EARNINGS       EQUITY
                                                          ------    ------    --------    -------------
Balance, January 1, 1995................................  2,000      $  2       $271          $ 273
Net income..............................................     --        --         56             56
                                                          ------     ----       ----          -----
Balance, December 31, 1995..............................  2,000      $  2       $327          $ 329
                                                          ======     ====       ====          =====
Net income (unaudited)..................................     --        --        132            132
                                                          ------     ----       ----          -----
Balances, June 30, 1996 (unaudited).....................  2,000      $  2       $459          $ 461
                                                          ======     ====       ====          =====

    The accompanying Notes are an integral part of the financial statements.

                     GREAT LAKES MICROGRAPHICS CORPORATION

                            STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                               YEAR             SIX MONTHS ENDED
                                                              ENDED                 JUNE 30,
                                                           DECEMBER 31,    --------------------------
                                                               1995           1996           1995
                                                           ------------    -----------    -----------
                                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..............................................      $   56          $ 132          $ 140
Adjustments to reconcile net income to net cash provided
  by operating activities:
  Depreciation and Amortization.........................          67             31             40
  Changes in operating assets and liabilities:
     Accounts receivable................................          (3)          (103)           (86)
     Inventory..........................................          20             (1)           (44)
     Prepaid expenses and other.........................           6            (10)            (1)
     Accounts payable...................................         127            (24)           152
     Accrued payroll, benefits and withholdings.........         (37)           (30)            54
     Other liabilities..................................          32             --            (35)
                                                              ------          -----          -----
          Net cash provided by (used in) operating
            activities..................................         268             (5)           220
                                                              ------          -----          -----
Cash flows from investing activities, purchase of
  property and equipment................................         (32)            --            (29)
                                                              ------          -----          -----
          Net cash used in investing activities.........         (32)            --            (29)
                                                              ------          -----          -----
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on term loan.........................         (67)            --            (34)
Repayment of shareholder loans..........................        (163)            --           (163)
                                                              ------          -----          -----
          Net cash used in financing activities.........        (230)            --           (197)
                                                              ------          -----          -----
Net increase (decrease) in cash.........................           6             (5)            (6)
Cash, beginning of period...............................          12             18             12
                                                              ------          -----          -----
Cash, end of period.....................................      $   18          $  13          $   6
                                                              ======          =====          =====
Supplemental disclosures of cash flow information,
  interest paid.........................................      $   35             --          $   9
                                                              ======          =====          =====

    The accompanying Notes are an integral part of the financial statements.

                     GREAT LAKES MICROGRAPHICS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                             (AMOUNTS IN THOUSANDS)

1. OPERATIONS AND CUSTOMER CONCENTRATION:

     Great Lakes Micrographics Corporation (the "Company") provides micrographic film, supplies, services and microimaging equipment through facilities located in Chicago, Illinois, Indianapolis, Indiana and Grand Rapids, Kalamazoo and Livonia, Michigan. The majority of the micrographic film and equipment sold by the Company is provided by a large manufacturer and producer of microfilm and micrographic hardware.

     The Company primarily serves customers in the financial services industry. Approximately 20 percent of the Company's revenues were derived from sales directly to a single customer in 1995 and approximately 18 percent of trade accounts receivable at December 31, 1995 are the result of such sales.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     a. Interim Financial Data: The unaudited interim financial statements were prepared in a manner consistent with that of the audited financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included, and such adjustments are of a normal recurring nature.

     b. Revenue Recognition: Revenue is recorded when the products are shipped or services are rendered.

     c. Property and Equipment: Property and equipment, including significant improvements, are recorded at cost. Expenditures for normal repairs and maintenance are charged to operations as incurred. Adjustments of the asset and related accumulated depreciation accounts are made for retirements of property and equipment with the resulting gain or loss included in operations.

          Depreciation is computed using an accelerated method over the estimated useful lives of the assets, ranging from 5 to 10 years.

     d. Inventory: Inventories are valued at cost, which approximates market, with cost determined using the first-in, first-out ("FIFO") method.

     e. Income Taxes: The Company has elected to be taxed as an S-Corporation. As such, the Company does not pay federal income taxes, rather, the stockholders report the taxable income or loss of the Company in their individual federal income tax returns.

     f. Fair Value of Financial Instruments: Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Statements," requires disclosures about the fair value of financial instruments whether or not such instruments are recognized in the balance sheet. Due to the short-term nature of the Company's financial instruments, (accounts receivable and accounts payable) their carrying values approximate fair value.

     g. Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     GREAT LAKES MICROGRAPHICS CORPORATION

                   NOTES TO FINANCIAL STATEMENTS -- CONCLUDED
                             (AMOUNTS IN THOUSANDS)

3. OPERATING LEASES:

     The Company has various operating lease agreements related primarily to equipment and buildings. At December 31, 1995, future minimum rental payments under operating leases are as follows:

                                                                          EQUIPMENT    BUILDINGS
                                                                          ---------    ---------
    1996................................................................     $14         $ 102
    1997................................................................       9            62
    1998................................................................       4            35
    1999................................................................       2            24
                                                                            ----         -----
         Total..........................................................     $29         $ 223
                                                                            ====         =====

     Rent expense for 1995 was $141 for buildings. Rent expense for equipment for 1995 was $15.

4. RELATED PARTY TRANSACTIONS:

     At December 31, 1995, the Company had the following balances due to or from entities related to the Company:

    Accounts receivable...............................................................   $ 5
    Accounts payable..................................................................    23

     Included in 1995 sales are revenues received from related parties in the amount of $95.

     Included in cost of sales are expenses paid to related parties in the amount of $13 for 1995.

5. COMMITMENTS AND CONTINGENCIES:

     The Company is from time to time, a party to legal proceedings arising in the normal course of business, management believes that none of these legal proceedings will have a material adverse effect on the Company's business, financial condition or results of operations.

6. SUBSEQUENT EVENT:

     On July 16, 1996, all of the outstanding stock of the Company was acquired by Lason Systems, Inc., a wholly owned subsidiary of Lason, Inc. The purchase price of $5,300 was comprised of $4,240 in cash, with the remainder payable in common stock of Lason, Inc.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of National Reproductions Corp.:

We have audited the accompanying balance sheets of National Reproductions Corp. as of December 31, 1995 and 1994, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Reproductions Corp. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company changed its method of depreciation in 1994.

Coopers & Lybrand L.L.P.

Detroit, Michigan
July 17, 1996, except for Note 10, as to which the date is August 6, 1996

                          NATIONAL REPRODUCTIONS CORP.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT FOR SHARES)



                                                                        DEC 31,   DEC 31,    JUNE 30,
                                                                         1994      1995        1996
                                                                        -------   -------   -----------
                                                                                            (UNAUDITED)
                                ASSETS
CURRENT ASSETS:
Cash..................................................................  $    7    $    8           --
ACCOUNTS RECEIVABLE:
  Trade, less allowance for doubtful accounts of $20 in 1994, 1995 and
    1996..............................................................   2,227     2,892      $ 2,251
Inventory.............................................................     279       291          298
Prepaid expenses, deposits and other current assets...................     157       167          122
                                                                        ------    ------      -------
    Total current assets..............................................   2,670     3,358        2,671
Other assets, cash value of life insurance, net of policy loans of
  $112, $150 and $150 in 1994, 1995 and 1996, respectively............     182       187          192
Long-term advances, related company (net of allowance of $159, $174
  and $176 in 1994, 1995 and 1996, respectively)......................      --        --           --
PROPERTY, PLANT AND EQUIPMENT:
Land..................................................................      43        43           43
Building..............................................................     131       131          131
Leasehold improvements................................................     454       458          465
Production equipment..................................................   2,145     2,112        2,132
Capital lease equipment...............................................     698     1,054        1,011
Office equipment and other............................................     173       161          169
                                                                        ------    ------      -------
    Total cost........................................................   3,644     3,959        3,951
Less accumulated depreciation and amortization........................   2,555     2,767        2,890
                                                                        ------    ------      -------
    Net property, plant and equipment.................................   1,089     1,192        1,061
                                                                        ------    ------      -------
    Total assets......................................................  $3,941    $4,737      $ 3,924
                                                                        ======    ======      =======
                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable.........................................................  $  760    $1,255      $ 1,040
Current portion of long-term debt.....................................     223       285          285
Accounts payable, trade and other.....................................   1,500     1,711        1,053
Accrued and other liabilities.........................................      66        45           34
                                                                        ------    ------      -------
    Total current liabilities.........................................   2,549     3,296        2,412
LONG-TERM DEBT:
  Bank and other, net of current portion..............................     281       291          135
  Stockholders........................................................      58        33           22
                                                                        ------    ------      -------
    Total long-term debt..............................................     339       324          157
STOCKHOLDERS' EQUITY:
Common stock, $1 par value; 50,000 shares authorized, 28,000 shares
  issued and outstanding..............................................      28        28           28
Additional paid-in capital............................................      10        10           10
Retained earnings.....................................................   1,015     1,281        1,440
Loan to stockholders..................................................      --      (202)        (123)
                                                                        ------    ------      -------
    Total stockholder's equity........................................   1,053     1,117        1,355
                                                                        ------    ------      -------
    Total liabilities and stockholders' equity........................  $3,941    $4,737      $ 3,924
                                                                        ======    ======      =======

    The accompanying Notes are an integral part of the financial statements.

                          NATIONAL REPRODUCTIONS CORP.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                               YEARS ENDED        SIX MONTHS ENDED
                                                                 DEC 31,              JUNE 30,
                                                            ------------------    ----------------
                                                             1994       1995       1995      1996
                                                            -------    -------    ------    ------
                                                                                    (UNAUDITED)
Revenues..................................................  $14,107    $14,593    $6,820    $7,176
Cost of revenues..........................................   11,128     11,536     5,384     5,627
                                                            -------    -------    ------    ------
  Gross profit............................................    2,979      3,057     1,436     1,549
Selling, general and administrative expenses..............    2,622      2,555     1,284     1,142
                                                            -------    -------    ------    ------
  Operating income........................................      357        502       152       407
Interest expense..........................................      131        146        77        50
Other income, net.........................................      (13)       (68)      (66)      (76)
                                                            -------    -------    ------    ------
  Income before cumulative effect of change in accounting
     principle............................................      239        424       141       433
Cumulative effect of change in accounting method (Note
  1)......................................................     (241)        --        --        --
                                                            -------    -------    ------    ------
  Net income (loss).......................................  $    (2)   $   424    $  141    $  433
                                                            =======    =======    ======    ======

    The accompanying Notes are an integral part of the financial statements.

                          NATIONAL REPRODUCTIONS CORP.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1995 AND
               FOR THE SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED)
                       (IN THOUSANDS, EXCEPT FOR SHARES)

                                                       ADDITIONAL                                 TOTAL
                                                        PAID-IN     RETAINED     LOANS TO     STOCKHOLDERS'
                                     SHARES   AMOUNT    CAPITAL     EARNINGS   SHAREHOLDERS      EQUITY
                                     ------   ------   ----------   --------   ------------   -------------
Balances, January 1, 1994..........  28,000    $ 28       $ 10       $1,017           --         $ 1,055
Net loss...........................      --      --         --           (2)          --              (2)
                                     ------    ----       ----       ------       ------         -------
Balances, December 31, 1994........  28,000      28         10        1,015           --           1,053
Dividend distributions.............      --      --         --         (158)          --            (158)
Loans to stockholders..............      --      --         --           --       $ (202)           (202)
Net income.........................      --      --         --          424           --             424
                                     ------    ----       ----       ------       ------         -------
Balances, December 31, 1995........  28,000    $ 28       $ 10       $1,281       $ (202)        $ 1,117
Net income (unaudited).............      --      --         --          433           --             433
Dividend distributions
  (unaudited)......................      --      --         --         (274)          --            (274)
Loans to stockholders
  (unaudited)......................      --      --         --           --           79              79
                                     ------    ----       ----       ------       ------         -------
Balances, June 30, 1996
  (unaudited)......................  28,000    $ 28       $ 10       $1,440       $ (123)        $ 1,355
                                     ======    ====       ====       ======       ======         =======

    The accompanying Notes are an integral part of the financial statements.

                          NATIONAL REPRODUCTIONS CORP.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                   SIX MONTHS
                                                               YEAR ENDED             ENDED
                                                                DEC. 31,            JUNE 30,
                                                             ---------------     ---------------
                                                             1994      1995      1995      1996
                                                             -----     -----     -----     -----
                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).........................................   $  (2)    $ 424     $ 141     $ 433
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization...........................     339       418       167       207
  Cumulative effect of change in accounting principle.....     241        --        --        --
  (Gain) loss on sale of equipment........................     (11)        7        (9)      (32)
  Changes in operating assets and liabilities:
     Accounts receivable..................................     151      (665)      (11)      641
     Inventory............................................      74       (13)        7        (7)
     Prepaid expenses and other current assets............      26       (10)       10        45
     Accounts payable.....................................       9       211      (211)     (658)
     Accrued and other liabilities........................     (98)      (21)       44       (11)
                                                             ------    ------    ------    ------
       Net cash provided by operating activities..........     729       351       138       618
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property, plant and equipment.......      24        18        32        76
Purchase of property, plant and equipment.................    (234)     (149)     (112)     (118)
Increase in cash surrender value of life insurance........     (42)      (42)       (6)       (6)
                                                             ------    ------    ------    ------
       Net cash used in investing activities..............    (252)     (173)      (86)      (48)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (repayments of) line of credit notes
  payable.................................................    (400)      320       260      (140)
Proceeds from bank notes payable..........................      --       175        --        --
Proceeds from issuance of long-term debt..................      29        --        --        --
Principal payments under long-term debt...................    (220)     (325)     (118)     (231)
Increase in life insurance policy loans...................      32        38        --        --
Loans to stockholders.....................................     (10)     (457)      (75)       --
Repayments from stockholders..............................       9       230        --        79
Principal payments on loans from stockholders.............      --        --       (44)      (12)
Dividend distributions....................................      --      (158)      (79)     (274)
                                                             ------    ------    ------    ------
       Net cash used in financing activities..............    (560)     (177)      (56)     (578)
                                                             ------    ------    ------    ------
Net increase (decrease) in cash...........................     (83)        1        (4)       (8)
Cash, beginning of period.................................      90         7         7         8
                                                             ------    ------    ------    ------
Cash, end of period.......................................   $   7     $   8     $   3        --
                                                             ======    ======    ======    ======

    The accompanying Notes are an integral part of the financial statements.

                          NATIONAL REPRODUCTIONS CORP.

                         NOTES TO FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     a. Organization and Business Purpose: National Reproductions Corp. (the "Company") is engaged in the business of providing imaging, reprographics and facilities management services. Substantially all of the Company's customers are located in southeastern Michigan and approximately 30 percent of revenue is from one automotive manufacturer. Receivables from this customer were approximately $880 and $1,498 at December 31, 1994 and 1995, respectively.

     b. Interim Financial Data: The unaudited interim financial statements were prepared in a manner consistent with that of the audited financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included, and such adjustments are of a normal recurring nature.

     c. Inventory: Inventory is stated at the lower of cost or market, determined by the first-in, first-out method and consists primarily of printing supplies and materials.

     d. Property, Plant and Equipment: Property, plant and equipment, including significant improvements, are stated at cost. Effective January 1, 1994, the Company changed its method of depreciating fixed assets from the straight-line method to an accelerated method to more appropriately match depreciation expense to revenue generated in earlier years of production lives. The cumulative effect of the change in accounting method was recorded as a one-time charge in the accompanying statement of operations. The effect of the changes for the year ended December 31, 1994 was to decrease net income by approximately $5. Depreciation and amortization are computed over the estimated useful lives of the assets, ranging from 5 to 18 years.

          Expenditures for normal repairs and maintenance are charged to operations as incurred. Adjustments to the asset and related accumulated depreciation accounts are made for retirements of property and equipment with the resulting gain or loss included in operations.

     e. Revenue Recognition: Revenues are recorded when the products are shipped or the services are rendered. Revenues are presented in the income statement net of postage because the cost of postage is passed through to the customer.

     f. Income Taxes: The Company has elected to be taxed as an S-Corporation. As such, the company does not pay federal income taxes, rather, the stockholders report the taxable income or loss of the Company in their individual federal income tax returns.

     g. Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     h. Fair Value of Financial Instruments: Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Statements," requires disclosures about the fair value of financial instruments whether or not such instruments are recognized in the balance sheet. Due to the short-term nature of the Company's financial instruments (accounts receivable and payable), other than debt, fair values approximate their carrying values. Based on the borrowing rates currently available to the Company, the carrying value of debt approximates fair value.

     i. Effect of New Accounting Pronouncements: Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Assets to be Disposed of," is effective for fiscal years beginning after December 15, 1995. The statement establishes standards for measuring impairment loss of long-lived assets, certain identifiable intangibles and

                          NATIONAL REPRODUCTIONS CORP.

                                 (IN THOUSANDS)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONCLUDED goodwill related to those assets to be held and those to be disposed of. The Company does not expect the adoption of SFAS No. 121 to have an effect on its financial position or results of operations.

2. NOTES PAYABLE:

     Notes payable consist of the following at December 31, 1994 and 1995:

                                                                                 1994     1995
                                                                                 ----    ------
  LINE OF CREDIT: The Company has a $1,400 line of credit payable on demand.
    The note bears interest at the rate of 1 percent above the bank's prime rate (an effective rate of 9.50 percent at December 31, 1995) and is
    collateralized by accounts receivable, inventory and equipment............   $760    $1,080
  NOTES PAYABLE -- BANK: The Company has a $175 note payable calling for interest only payments through September 1996, at which time the entire outstanding balance is due. The note bears interest at the rate of 1 percent above the bank's prime rate (an effective rate of 9.50 percent at
    December 31, 1995) and is cross collateralized with the line of credit....     --       175
                                                                                 ----    ------
       Total..................................................................   $760    $1,255
                                                                                 ====    ======

     The weighted average interest rate of notes payable is 9.50 percent at December 31, 1995.

3. LONG-TERM DEBT:

     Long-term debt consists of the following at December 31, 1994 and 1995:

                                                                                  1994    1995
                                                                                  ----    ----
    Relocation loan, bank (interest at prime plus 1 percent)...................   $ 58      --
    Equipment loan, bank (interest at prime plus 1 percent)....................     13      --
    Obligations under capital leases...........................................    372    $518
    Installment loans..........................................................     61      58
                                                                                  ----    ----
         Total.................................................................    504     576
      Less current portion.....................................................    223     285
                                                                                  ----    ----
         Long-term portion.....................................................   $281    $291
                                                                                  ====    ====

     a. Obligations under Capital Leases: The Company has acquired production equipment under capital leases that extend through September 1999. Terms of the leases require the Company to pay property taxes, insurance and maintenance costs. Future minimum lease payments under the capital leases are as follows:

    YEARS ENDING DECEMBER 31:
      1996...........................................................................   $301
      1997...........................................................................    159
      1998...........................................................................     73
      1999...........................................................................     47
                                                                                        ----
      Total minimum lease payments...................................................    580
      Less amount representing interest..............................................     62
                                                                                        ----
      Present value of minimum lease payments........................................   $518
                                                                                        ====

                          NATIONAL REPRODUCTIONS CORP.

                                 (IN THOUSANDS)

3. LONG-TERM DEBT -- CONCLUDED
          The equipment purchased under the capital lease arrangements has been capitalized as processing equipment at approximately $698 and $1,054 with accumulated depreciation of approximately $290 and $571 at December 31, 1994 and 1995, respectively.

     b. Installment Loans: Installment loans for the purchase of equipment are payable in monthly installments totaling $3 at December 31, 1995 and mature at various dates through October 1999. These loans are collateralized by equipment capitalized at $100 with accumulated depreciation of $37 and bear interest at rates ranging from 7.75 percent to 10.75 percent.

     Future maturities on all long-term debt are as follows:

    YEARS ENDING DECEMBER 31:
      1996...........................................................................   $285
      1997...........................................................................    164
      1998...........................................................................     77
      1999...........................................................................     50
                                                                                        ----
         Total.......................................................................   $576
                                                                                        ====

4. LEASE COMMITMENTS:

     The Company leases general purpose office, branch outlet and production facilities and equipment under noncancelable operating leases expiring on various dates through 2002. Rent expense under such leases approximated $750 in 1994 and $625 in 1995.

     Future minimum lease payments for these leases are as follows:

    YEARS ENDING DECEMBER 31:
      1996..........................................................................   $  852
      1997..........................................................................      696
      1998..........................................................................      500
      1999..........................................................................      335
      2000..........................................................................      174
      2001 and beyond...............................................................      197
                                                                                       ------
         Total......................................................................   $2,754
                                                                                       ======

     The Company leases one branch office from a partnership owned by the Company's stockholders. Rent expense under this leases approximated $110 in 1994 and 1995. Leasehold improvements of approximately $32 related to this lease are depreciated over ten years using the straight-line method.

5. RETIREMENT PLAN:

     In October 1984, the Board of Directors voted to establish a deferred compensation plan under the provisions of Internal Revenue Code Section 401(k). Contributions to the plan are made at the discretion of management. No contributions were made by the Company under this plan for 1994 and 1995. The plan covers substantially all Company personnel employed through December 31, 1993. See Note 9 regarding leased employees.

                          NATIONAL REPRODUCTIONS CORP.

                   NOTES TO FINANCIAL STATEMENTS -- CONCLUDED
                                 (IN THOUSANDS)

6. STOCK REPURCHASE AGREEMENT:

     The Company has an agreement with its three stockholders whereby, upon the death or disability of a stockholder, the Company shall purchase all shares of stock not subject to separate agreements between the stockholders from the estate of the deceased or disabled stockholder. In addition, if a stockholder wishes to dispose of his stock during his lifetime, he shall first offer the stock to the Company and then to the other stockholders at a price determined as if the stockholder had died. The Company's potential obligation under this agreement is partially funded by life insurance. The agreement will terminate upon completion of the transaction described in Footnote 10.

7. RELATED PARTY TRANSACTIONS:

     Related company advances represent an advance to a related company, whose general partners are also the majority stockholders of the Company, in connection with its real estate activities. The advance is classified as long-term and outstanding balances have been fully reserved as of December 31, 1994 and 1995. The advance bears interest at a rate equal to the Company's borrowing rate on long-term debt with the bank (an effective rate of 8.75 percent at December 31, 1995). Interest income related to these loans approximated $12 and $14 in 1994 and 1995, respectively.

     Advances to stockholders are recorded as a reduction in stockholders' equity.

     Related party leases are described in Note 3.

8. CASH FLOWS:

     Cash paid during 1994 and 1995 for interest was $132 and $146, respectively.

     Significant noncash investing and financing activities are as follows:

     During 1994 and 1995, the Company leased equipment under capital leases. The capital lease obligations incurred were $42 and $352, respectively.

9. LEASED EMPLOYEES:

     Effective January 1, 1994, all Company personnel became employees of an employee leasing company and are being leased back by the Company. The leasing agreement is a three-year cancelable agreement requiring 30 days' notice for termination. All payroll-related responsibilities, including health insurance and workers' compensation insurance, are no longer the responsibility of the Company. In addition, the Company will no longer make contributions to its 401(k) deferred compensation plan. The leased employees are eligible to make contributions to the leasing company's 401(k) deferred compensation plan.

10. SUBSEQUENT EVENT:

     On August 6, 1996, the Company signed an agreement to sell all its common stock to Lason Systems, Inc., a wholly owned subsidiary of Lason, Inc., for a purchase price of approximately $8,600.

[LARGE PICTURE OF SEVERAL COMPACT DISKS WITH SMALLER INSET PICTURES OF A COMPACT
   DISK DRIVE, INSTRUCTION MANUALS, LETTER WITH POSTAGE METER STAMP, IMAGING APPARATUS, PRIORITY GRAM ENVELOPE, AND COPIER/PRINTER CONTROL PANEL AND THE
                                COMPANY'S LOGO.]

                                 [LASON LOGO]

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a statement of estimated expenses, to be paid solely by the Company, of the issuance and distribution of the securities being registered other than underwriting compensation:

        Securities and Exchange Commission registration fee................   $ 19,630
        National Association of Securities Dealers fee.....................      5,958
        NASDAQ National Market fees........................................     36,000
        Blue sky fees and expenses (including attorneys' fees and
          expenses)........................................................     15,000
        Printing and engraving expenses....................................    125,000
        Transfer agent's fees and expenses.................................     15,000
        Accounting fees and expenses.......................................    280,000
        Legal fees and expenses............................................    400,000
        Miscellaneous expenses.............................................      3,412
                                                                              --------
             Total.........................................................   $900,000*
                                                                              ========

-------------------------
* Does not include expenses for directors' and officers' insurance relating to the offering that the Company may obtain in future. If the Company does obtain such insurance, the Company expects the cost to be between approximately $100,000 and $400,000.

  ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Pursuant to
Section 145, the Company may purchase insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such, including liabilities under the Securities Act.

     The Company's Amended and Restated Certificate of Incorporation and By-Laws provide for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145.

     In that regard, the Amended and Restated Certificate of Incorporation and By-Laws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer or member of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification in connection with an action or suit by or in the right of such corporation to procure a judgment in its favor is limited to payment of expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such an action or suit except that no such indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the indemnifying corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in consideration of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following securities of the Company were sold by the Company within the past three years without registration:

     On January 17, 1995, pursuant to a Purchase Agreement, the Company issued 1,000,001 shares of Class B Common Stock to GTCR Fund IV, for $10,000,000.

     On January 17, 1995, pursuant to an Executive Stock Agreement, the Company issued the following securities to the persons and for the consideration described below:

          (1) 402,987 shares of Class A-1 Common Stock to the R. Yanover Trust for $402,987;

          (2) 66,074 shares of Class A-1 Common Stock to the J. Yanover Trust for $66,074;

          (3) 469,064 shares of Class A-1 Common Stock to the Nesbitt Trust for $469,064;

          (4) 25,000 shares of Class A-1 Common Stock to Mr. Kowalski for
     $25,000;

          (5) 28,815 shares of Class A-1 Common Stock to Mr. Elland for $28,815; and

          (6) 8,058 shares of Class A-1 Common Stock to Mr. Carey for $8,058.

     The foregoing sales and issuances of securities were exempt from registration under the Securities Act by virtue of Section 4(2) thereof as transactions not involving a public offering.

     On February 26, 1996, the Company issued 1,705 shares of Class A-2 Common Stock to Mr. Karl H. Hartig for $1,705 upon exercise by Mr. Hartig of his option to purchase such shares granted pursuant to the Company's 1995 Stock Option Plan.

     On March 13, 1996, the Company issued 1,705 shares of Class A-2 Common Stock to Mr. James J. Dewan for $1,705 upon exercise by Mr. Dewan of his option to purchase such shares granted pursuant to the Company's 1995 Stock Option Plan.

     On May 2, 1996, the Company issued 1,705 shares of Class A-2 Common Stock to Mr. Scott L. Christensen for $1,705 upon exercise by Mr. Christensen of his option to purchase such shares granted pursuant to the Company's 1995 Stock Option Plan.

     The issuances of securities to Messrs. Hartig, Dewan and Christensen upon exercise of their options were exempt from registration under the Securities Act by virtue of Rule 701 thereof.

     On July 16, 1996, the Company issued into escrow 1,317, 5,267, 2,632, 3,950, 2,632, 3,950, 8,977, 2,872, and 4,309 shares of Class A-1 Common Stock to
Richard J. Wolfson, the Richard Wolfson Charitable Remainder Unitrust, Donald M. Wolfson, the Donald M. Wolfson Charitable Remainder Unitrust, Saul Wolfson, the Saul Wolfson Charitable Remainder Unitrust, Bobby R. Stevens, Sr.,

Dr. Eugene Wolchok, and the Eugene B. and Brenda R. Wolchok Charitable Remainder Unitrust, respectively, as an estimated payment of a portion of the purchase price in stock equal to $46,216.67, $184,827.60, $92,361.16, $138,611.93,
$92,361.16, $138,611.93, $315,017.54, $100,783.15, and $151,209.82,
respectively, in connection with the acquisition by the Company of Information and Image Technology of America, Inc. The actual number of shares to be released from the escrow will be equal to the portion of the purchase price to be paid in stock divided by the initial public offering price of the Common Stock (adjusted for the Stock Split). Assuming an initial public offering price of $15.50 per share, approximately 1,193, 4,770, 2,384, 3,577, 2,384, 3,577, 8,129, 2,601 and
3,902 shares of Class A Common would be released from escrow, the remainder would be cancelled. If the number of shares issued into escrow is inadequate, additional shares will be issued.

     On July 17, 1996, the Company issued into escrow 15,140 of Class A-1 Common Stock to each of Robin L. Marshall and William E. Marvin as an estimated payment of a portion of the purchase price in stock equal to $530,000 each in connection with the acquisition by the Company of Great Lakes Micrographics Corporation. The actual number of shares to be released from the escrow will be equal to the portion of the purchase price to be paid in stock divided by the initial public offering price of the Common Stock (adjusted for the Stock Split). Assuming an initial public offering price of $15.50 per share, approximately 13,677 shares of Class A Common Stock would be released from escrow for each of Messrs. Marshall and Marvin, the remainder would be cancelled. If the number of shares issued into escrow is inadequate, additional shares will be issued.

     The issuance of securities described in the two prior paragraphs were exempt from registration under the Securities Act by virtue of Section 4(2) thereof as transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


      1.1     Form of Underwriting Agreement+
      2.1     Asset Purchase Agreement and Equipment Purchase Agreement dated May 29, 1995 by and among Lason Systems, Inc., Adcom Mailers, Inc. and its affiliated company, Linkster
              Leasing+
      2.2     Asset Purchase Agreement dated December 28, 1995 by and among Lason Systems, Inc. and
              Mail-Away Corporation+
      2.3     Asset Purchase Agreement dated February 1, 1996 by and among Lason Systems, Inc. and
              Diversified Support Services, Inc.+
      2.4     Stock Purchase Agreement with respect to the acquisition of Delaware Legal Copy, Inc.
              dated March 25, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein)+
      2.5     Stock Purchase Agreement with respect to the acquisition of Information & Image
              Technology of America, Inc. dated July 16, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein)+
      2.6     Stock Purchase Agreement with respect to the acquisition of Great Lakes Micrographics
              Corporation dated July 17, 1996 by and among Lason Systems, Inc. and the Shareholders
              (as defined therein)+
      2.7     Stock Purchase Agreement with respect to the acquisition of Micro-Pro, Inc. and MP
              Services, Inc. dated July 24, 1996 by and among Lason Systems, Inc. and the
              Shareholders (as defined therein)+
      2.8     Stock Purchase Agreement with respect to the acquisition of National Reproductions
              Corp. dated August 6, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein)+
      3.1     Form of Amended and Restated Certificate of Incorporation of the Company+
      3.2     Form of Amended and Restated By-Laws of the Company+
      4.1     Form of certificate representing Common Stock of the Company+
      5.1     Opinion of Kirkland & Ellis with respect to the validity of the shares of Common Stock offered+
     10.1     Asset Purchase Agreement dated January 17, 1995 by and among Lason Acquisition Corp.,
              Lason Systems, Inc. and the J. Yanover Trust, the R. Yanover Trust and Messrs.
              Nesbitt, Kowalski, Elland and Carey+
     10.2     Purchase Agreement dated January 17, 1995 by and between the Company and GTCR Fund IV+

     10.3     Executive Stock Agreement dated January 17, 1995 by and among the Company and the J.
              Yanover Trust, the R. Yanover Trust, the Nesbitt Trust and Messrs. Kowalski, Elland
              and Carey+
     10.4     Stockholders Agreement dated January 17, 1995 by and among the Company and certain of its stockholders+
     10.5     Registration Agreement dated January 17, 1995 by and among the Company and the 1995
              Stockholders+
     10.6     Credit Agreement dated January 17, 1995 by and among Lason Acquisition Corp. and the
              J. Yanover Trust, the R. Yanover Trust and Mr. Yanover+
     10.7     Credit Agreement dated January 17, 1995 by and among Lason Acquisition Corp. and the
              Nesbitt Trust and Mr. Nesbitt+
     10.8     Employment Agreement between Lason Systems, Inc. and Gary Monroe+
     10.9     Offer of employment dated April 30, 1996 from Lason Systems, Inc. to Mr. Rauwerdink+
     10.10    Offer of employment dated June 12, 1996 from Lason Systems, Inc. to Mr. Jablonski+
     10.11    1995 Stock Option Plan of the Company+
     10.12    Employee Stock Option Agreements dated January 17, 1995 by and among the Company and each of Mr. Elland, Mr. Kowalski, Mr. Carey, Karl H. Hartig, James J. Dewan, Lawrence
              C. Jones, Scott L. Christensen, Daniel J. Buckley, Paul G. Dugan, John H. Wallanse and
              David J. Malosh+
     10.13    Employee Stock Option Agreement dated December 21, 1995 by and between the Company and
              Mr. Monroe+
     10.14    Stock Option Agreement dated August 7, 1995 by and between the Company and Mr.
              Gleklen+
     10.15    Employee Stock Option Agreement by and between the Company and Mr. Rauwerdink+
     10.16    Employee Stock Option Agreement by and between the Company and Mr. Jablonski+
     10.17    1996 Lason Management Bonus Plan+
     10.18    Lason Systems, Inc. 401(k) Profit Sharing Plan & Trust+
     10.19    Amendments to Lason Systems, Inc. 401(k) Profit Sharing Plan & Trust+
     10.20    Loan Agreement dated January 17, 1995 by and among Lason Systems, Inc., First Union
              National Bank of North Carolina, as lender and as agent, and each other lender party thereto, including Term Note and Revolving Credit Note+
     10.21    Security Agreement dated as of January 17, 1995 by and among Lason Systems, Inc. and
              First Union National Bank of North Carolina, as agent for the Lenders (as defined in the Loan Agreement)+
     10.22    Guaranty Agreement dated as of January 17, 1995 given by the Company and extended to
              First Union National Bank of North Carolina, as agent for the Lenders (as defined in the Loan Agreement), and the Lenders for the benefit of Lason Systems+
     10.23    Guarantor Pledge Agreement dated as of January 17, 1995 made by the Company for the benefit of First Union National Bank of North Carolina, as agent for the Lenders (as defined in the Loan Agreement)+
     10.24    First Amendment to Loan Agreement dated as of March 25, 1996 between Lason Systems,
              Inc. and First Union National Bank of North Carolina, as agent+
     10.25    Second Amendment to Loan Agreement dated as of May 15, 1996 between Lason Systems,
              Inc. and First Union National Bank of North Carolina, as agent+
     10.26    Third Amendment to Loan Agreement dated July 10, 1996 between Lason Systems, Inc. and
              First Union National Bank of North Carolina, as agent+
     10.27    Lease Agreement dated as of September 3, 1985 by and between Lason Systems, Inc. and
              Mart Associates as amended+
     10.28    Lease Agreement dated August 3, 1995 by and between Lason Systems, Inc. and Kensington
              Center, Inc.+
     10.29    Lease Agreement by and between Lason Systems, Inc. and The Prudential Insurance
              Company of America+
     10.30    Fourth Amendment to Loan Agreement dated August 16, 1996 between Lason Systems, Inc.
              and First Union National Bank of North Carolina, as agent+
     10.31    First Amendment to Lease dated as of July 26, 1996 by and between Kensington Center,
              Inc. and Lason Systems, Inc.+
     10.32    Form of Recapitalization Agreement among the Company and certain of its stockholders, including Plan of Recapitalization+

     10.33    Form of Voting Agreement among the Company and certain of its stockholders+
     10.34    Form of Termination Agreement between Lason Systems, Inc. and each of the Borrowers+
     10.35    Form of Redemption Agreement between the Company and Golder, Thoma, Cressey, Rauner
              Fund IV, L.P.+
     10.36    Amendment to Employee Stock Option Agreement by and between the Company and Mr.
              Gleklen+
     11.1     Statement re computation of per share earnings+
     21.1     Subsidiaries of the Company+
     23.1     Consent of Coopers & Lybrand L.L.P.
     23.2     Consent of Kirkland & Ellis (included in opinion filed as Exhibit 5.1)+
     24.1     Powers of Attorney (included on the signature page included in Part II of the initial filing)+
     27.1     Financial Data Schedule+


------------
+ Previously filed.

     (b)Financial Statement Schedules:

SCHEDULE                                        DESCRIPTION
--------     ----------------------------------------------------------------------------------
    I        Condensed Financial Information of Registrant

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the consolidated financial statements or notes thereto and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan on October 8, 1996.


                                          Lason, Inc.

                                          By:      /s/ WILLIAM J. RAUWERDINK
                                          --------------------------------------
                                               William J. Rauwerdink
                                             Executive Vice President

                                   *  *  *  *


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed on October 8, 1996, by the following persons in the capacities indicated:


                 SIGNATURE                                        CAPACITY
-------------------------------------------     ---------------------------------------------
ROBERT A. YANOVER*                              Chairman of the Board
-------------------------------------------
Robert A. Yanover

GARY L. MONROE*                                 Chief Executive Officer (principal executive
-------------------------------------------     officer) and Director
Gary L. Monroe

ALLEN J. NESBITT*                               President and Director
-------------------------------------------
Allen J. Nesbitt

/s/ WILLIAM J. RAUWERDINK                       Executive Vice President, Chief Financial
-------------------------------------------     Officer, Treasurer and Secretary (principal
William J. Rauwerdink                           financial and accounting officer)

DONALD M. GLEKLEN*                              Director
-------------------------------------------
Donald M. Gleklen

BRUCE V. RAUNER*                                Director
-------------------------------------------
Bruce V. Rauner

JOSEPH P. NOLAN*                                Director
-------------------------------------------
Joseph P. Nolan

*By: /s/ WILLIAM J. RAUWERDINK
-------------------------------------------
      Attorney-in-fact

                                                                      SCHEDULE I

                                  LASON, INC.

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                        BALANCE SHEET, DECEMBER 31, 1995
                                 (IN THOUSANDS)

                                                                                       1995
                                                                                      -------
ASSETS
Investment in Subsidiaries.........................................................   $12,914
Deferred Tax Asset.................................................................       105
                                                                                      -------
     Total Assets..................................................................   $13,019
                                                                                      =======
LIABILITIES
     Total Liabilities.............................................................        --
STOCKHOLDERS' EQUITY
Common Stock.......................................................................        20
Additional Paid in Capital.........................................................    11,188
Retained Earnings..................................................................     1,811
                                                                                      -------
     Total Stockholders' Equity....................................................    13,019
                                                                                      -------
     Total Liabilities and Stockholders' Equity....................................   $13,019
                                                                                      =======

                                  LASON, INC.

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                INCOME STATEMENT
                                 (IN THOUSANDS)

                                                                                     FOR THE
                                                                                    YEAR ENDED
                                                                                     DEC. 31,
                                                                                       1995
                                                                                    ----------
Revenue: ........................................................................     $   --
                                                                                      ------
OPERATING EXPENSES:
  Compensatory Stock Option Expense..............................................        308
                                                                                      ------
Operating Loss...................................................................       (308)
Equity in Net Income of Subsidiary...............................................      2,104
                                                                                      ------
Income before Income Taxes.......................................................      1,706
Income Tax Benefit...............................................................       (105)
                                                                                      ------
       Net Income................................................................     $1,811
                                                                                      ======

                                  LASON, INC.

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     FOR THE
                                                                                    YEAR ENDED
                                                                                     DEC. 31,
                                                                                       1995
                                                                                    ----------
Net Cash Used in Operating Activities: ..........................................    $     --
                                                                                     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in Subsidiary.........................................................     (10,900)
                                                                                     --------
Net Cash Used in Investing Activities............................................     (10,900)
                                                                                     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of Common Stock.........................................................      10,900
                                                                                     --------
Net Cash Provided by Financing Activities........................................      10,900
                                                                                     --------
Change in Cash...................................................................          --
Cash, Beginning of Year..........................................................          --
Cash, End of Year................................................................    $     --
                                                                                     ========

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                       DESCRIPTION
-------    ------------------------------------------------------------------------------
  1.1      Form of Underwriting Agreement+
  2.1      Asset Purchase Agreement and Equipment Purchase Agreement dated May 29, 1995 by and among Lason Systems, Inc., Adcom Mailers, Inc. and its affiliated company, Linkster Leasing+
  2.2      Asset Purchase Agreement dated December 28, 1995 by and among Lason Systems,
           Inc. and Mail-Away Corporation+
  2.3      Asset Purchase Agreement dated February 1, 1996 by and among Lason Systems,
           Inc. and Diversified Support Services, Inc.+
  2.4      Stock Purchase Agreement with respect to the acquisition of Delaware Legal
           Copy, Inc. dated March 25, 1996 by and among Lason Systems, Inc. and the
           Shareholders (as defined therein)+
  2.5      Stock Purchase Agreement with respect to the acquisition of Information &
           Image Technology of America, Inc. dated July 16, 1996 by and among Lason
           Systems, Inc. and the Shareholders (as defined therein)+
  2.6      Stock Purchase Agreement with respect to the acquisition of Great Lakes
           Micrographics Corporation dated July 17, 1996 by and among Lason Systems, Inc.
           and the Shareholders (as defined therein)+
  2.7      Stock Purchase Agreement with respect to the acquisition of Micro-Pro, Inc.
           and MP Services, Inc. dated July 24, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein)+
  2.8      Stock Purchase Agreement with respect to the acquisition of National
           Reproductions Corp. dated August 6, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein)+
  3.1      Form of Amended and Restated Certificate of Incorporation of the Company+
  3.2      Form of Amended and Restated By-Laws of the Company+
  4.1      Form of certificate representing Common Stock of the Company+
  5.1      Opinion of Kirkland & Ellis with respect to the validity of the shares of
           Common Stock offered+
 10.1      Asset Purchase Agreement dated January 17, 1995 by and among Lason Acquisition
           Corp., Lason Systems, Inc. and the J. Yanover Trust, the R. Yanover Trust and
           Messrs. Nesbitt, Kowalski, Elland and Carey+
 10.2      Purchase Agreement dated January 17, 1995 by and between the Company and GTCR
           Fund IV+
 10.3      Executive Stock Agreement dated January 17, 1995 by and among the Company and the J. Yanover Trust, the R. Yanover Trust, the Nesbitt Trust and Messrs.
           Kowalski, Elland and Carey+
 10.4      Stockholders Agreement dated January 17, 1995 by and among the Company and certain of its stockholders+
 10.5      Registration Agreement dated January 17, 1995 by and among the Company and the
           1995 Stockholders+
 10.6      Credit Agreement dated January 17, 1995 by and among Lason Acquisition Corp.
           and the J. Yanover Trust, the R. Yanover Trust and Mr. Yanover+
 10.7      Credit Agreement dated January 17, 1995 by and among Lason Acquisition Corp.
           and the Nesbitt Trust and Mr. Nesbitt+
 10.8      Employment Agreement between Lason Systems, Inc. and Gary Monroe+
 10.9      Offer of employment dated April 30, 1996 from Lason Systems, Inc. to Mr.
           Rauwerdink+
 10.10     Offer of employment dated June 12, 1996 from Lason Systems, Inc. to Mr.
           Jablonski+
 10.11     1995 Stock Option Plan of the Company+

EXHIBIT
  NO.                                       DESCRIPTION
-------    ------------------------------------------------------------------------------
 10.12     Employee Stock Option Agreements dated January 17, 1995 by and among the
           Company and each of Mr. Elland, Mr. Kowalski, Mr. Carey, Karl H. Hartig, James
           J. Dewan, Lawrence C. Jones, Scott L. Christensen, Daniel J. Buckley, Paul G.
           Dugan, John H. Wallanse and David J. Malosh+
 10.13     Employee Stock Option Agreement dated December 21, 1995 by and between the
           Company and Mr. Monroe+
 10.14     Stock Option Agreement dated August 7, 1995 by and between the Company and Mr.
           Gleklen+
 10.15     Employee Stock Option Agreement by and between the Company and Mr. Rauwerdink+
 10.16     Employee Stock Option Agreement by and between the Company and Mr. Jablonski+
 10.17     1996 Lason Management Bonus Plan+
 10.18     Lason Systems, Inc. 401(k) Profit Sharing Plan & Trust+
 10.19     Amendments to Lason Systems, Inc. 401(k) Profit Sharing Plan & Trust+
 10.20     Loan Agreement dated January 17, 1995 by and among Lason Systems, Inc., First
           Union National Bank of North Carolina, as lender and as agent, and each other lender party thereto, including Term Note and Revolving Credit Note+
 10.21     Security Agreement dated as of January 17, 1995 by and among Lason Systems,
           Inc. and First Union National Bank of North Carolina, as agent for the Lenders
           (as defined in the Loan Agreement)+
 10.22     Guaranty Agreement dated as of January 17, 1995 given by the Company and extended to First Union National Bank of North Carolina, as agent for the
           Lenders (as defined in the Loan Agreement), and the Lenders for the benefit of
           Lason Systems+
 10.23     Guarantor Pledge Agreement dated as of January 17, 1995 made by the Company for the benefit of First Union National Bank of North Carolina, as agent for the Lenders (as defined in the Loan Agreement)+
 10.24     First Amendment to Loan Agreement dated as of March 25, 1996 between Lason
           Systems, Inc. and First Union National Bank of North Carolina, as agent+
 10.25     Second Amendment to Loan Agreement dated as of May 15, 1996 between Lason
           Systems, Inc. and First Union National Bank of North Carolina, as agent+
 10.26     Third Amendment to Loan Agreement dated July 10, 1996 between Lason Systems,
           Inc. and First Union National Bank of North Carolina, as agent+
 10.27     Lease Agreement dated as of September 3, 1985 by and between Lason Systems,
           Inc. and Mart Associates as amended+
 10.28     Lease Agreement dated August 3, 1995 by and between Lason Systems, Inc. and
           Kensington Center, Inc.+
 10.29     Lease Agreement by and between Lason Systems, Inc. and The Prudential
           Insurance Company of America+
 10.30     Fourth Amendment to Loan Agreement dated as of August 16, 1996 between Lason
           Systems, Inc. and First Union National Bank of North Carolina, as agent, including Amended and Restated Revolving Credit Note and Interim Term Note+
 10.31     First Amendment to Lease dated as of July 26, 1996, by and between Kensington
           Center, Inc. and Lason Systems, Inc.+
 10.32     Form of Recapitalization Agreement among the Company and certain of its stockholders, including Plan of Recapitalization+
 10.33     Form of Voting Agreement among the Company and certain of its stockholders+
 10.34     Form of Termination Agreement between Lason Systems, Inc. and each of the
           Borrowers+
 10.35     Form of Redemption Agreement between the Company and Golder, Thoma, Cressey,
           Rauner Fund IV, L.P.+

EXHIBIT
  NO.                                       DESCRIPTION
-------    ------------------------------------------------------------------------------
 10.36     Amendment to Employee Stock Option Agreement by and between the Company and
           Mr. Gleklen+
 11.1      Statement re computation of per share earnings+
 21.1      Subsidiaries of the Company+
 23.1      Consent of Coopers & Lybrand L.L.P.
 23.2      Consent of Kirkland & Ellis (included in opinion filed as Exhibit 5.1)+
 24.1      Powers of Attorney (included on the signature page included in Part II of the initial filing)+
 27.1      Financial Data Schedule+


------------
+ Previously filed.